PROSPECTUS	Filed pursuant to Rule 424(b)(4) Registration No. 333-260646

AMERICAN REBEL HOLDINGS, INC.

2,530,121 Units

Each Unit Consisting of One Share of Common Stock and

One Warrant to Purchase Common Stock

This is a firm commitment underwritten public offering of 2,530,121 units (the “Units”), at a public offering price of $4.15 per Unit, of American Rebel Holdings, Inc., a Nevada corporation (the “Company,” “we,” “us,” “our”). Each Unit consisting of one share of Common Stock, par value $0.001, which we refer to as the “Common Stock”, and one warrant (each a “Warrant”) to purchase one share of Common Stock. The Units have no stand-alone rights and will not be certified or issued as stand-alone securities. The public offering price is $4.15 per Unit. The Warrants included in the Units are exercisable immediately and have an exercise price of $5.1875 per share (125% of the price per Unit sold in this offering.) The Warrants will be listed for trading as described below and will expire five years from the date of their issuance. This offering also includes the shares of Common Stock issuable from time to time upon exercise of the Warrants.

Units will not be issued or certificated. The shares of Common Stock and the Warrants included in the Units, can only be purchased together in this offering, but the securities contained in the Units will be issued separately and will be immediately separable upon issuance.

Our Common Stock was previously quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “AREB.” Our Common Stock and Warrants have been approved for listing on the Nasdaq Capital Market under the symbol “AREB” and “AREBW,” respectively, and will begin trading there on February 7, 2022.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock of the Company at a 1-for-80 ratio, which was implemented via the filing of a certificate of amendment with the Nevada Secretary of State and will be effective at the commencement of trading of our Common Stock on February 7, 2022.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total
Public offering price (1)	$4.15	$10,500,002
Underwriting discounts and commissions (2)	$0.332	$840,000
Proceeds, before expenses, to us (3)	$3.818	$9,660,002

(1)	The public offering price and underwriting discount and commissions in respect of each Unit correspond to a public offering price per share of Common Stock of $4.02 and a public offering price per Warrant of $0.13.

(2)	This table depicts broker-dealer commissions of 8% of the gross offering proceeds. Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1% of the public offering price payable to the EF Hutton, division of Benchmark Investments, LLC (the “Representative”). See “Underwriting” beginning on page 78 for disclosure regarding compensation payable to the Representative by us.

(3)	We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount (8%) and the non-accountable expense allowance (1%), will be approximately $545,000. Assumes no exercise of the option we have granted to the Representative as described below.

We have granted a 45 day option to the Representative, exercisable one or more times in whole or in part, to purchase up to an additional 379,518 shares of Common Stock and/or Warrants to purchase up to 379,518 shares of Common Stock, at the public offering price per share of Common Stock and per Warrant, respectively, less, in each case, the underwriting discounts payable by us. This option equals 15% of the Common Stock, and/or Warrants in this offering, which may be allocated in the sole discretion of the Representative. The securities issuable upon exercise of this option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The Representative expects to deliver the securities against payment in New York, New York on or about on February 9, 2022.

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is February 4, 2022

Through and including March 1, 2022, (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Additional Information.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements should be evaluated with consideration given to the risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements.

Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all future periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others:

●	our ability to achieve positive cash flow from operations and new business opportunities;

●	our current reliance on a sole manufacturer and supplier for the production of our safes;

●	our new manufacturing partner’s ability to meet production demands, both quantitively and qualitatively;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to identify suitable acquisition candidates to consummate acquisitions on acceptable terms, or to successfully integrate acquisitions in connection with the execution of our growth strategy, the failure of which could disrupt our operations and adversely impact our business and operating results;

●	our ability to obtain funding for our operations;

●	our creditors not accelerating debt obligations;

●	our ability to satisfy debt obligations going forward;

●	our ability to attract collaborators and strategic arrangements;

●	our ability to meet the Nasdaq Capital Market continued listing requirements;
●	our sole manufacturer’s ability to find adequate replacement in events of shortages of components and materials, and manage chain disruptions;

●	our current reliance on our founder and Chief Executive Officer, Charles A, Ross;

●	general business and economic conditions, including macroeconomic conditions resulting from the global COVID-19 pandemic;

●	our ability to meet our financial obligations as they become due; and

●	the rate and degree of market acceptance and demand of our products.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. For additional information regarding risk factors that could affect the Company’s, see “Risk Factors” beginning on page 15 of this prospectus, and as may be included from time-to-time in our reports filed with the Securities and Exchange Commission (the “SEC”).

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The Company intends the forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus, could materially and adversely affect our results of operations, financial condition, and liquidity, and our future performance. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Industry Data and Forecasts

This prospectus contains data related to the permanent and temporary safes and concealed self-defense products industry in the United States. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. We have not independently verified such third-party information. Industry and market data could be inaccurate because of the method by which sources obtained their data and because information cannot be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Industry and market data are often forecasts by industry experts best equipped to make forecasts, but all forecasts bear a certain degree of uncertainty and should not be relied upon as facts. Such data and estimates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” The permanent and temporary safes and concealed self-defense products industries may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Common Stock. In addition, the rapidly changing nature of the permanent and temporary safes and concealed self-defense industries subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

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PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning this offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the consolidated historical and consolidated pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.” Unless the context otherwise requires, we use the terms “we,” “us,” “the Company,” “American Rebel” and “our” to refer to American Rebel Holdings, Inc. and its wholly-owned subsidiary American Rebel, Inc.

Our Company

The Company operates primarily as a marketer and designer of branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded apparel and accessories.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories, and aim to make our products accessible at various price points for home use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our sole supplier and manufacturer to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices. We are in the process of developing a newly designed model safe, which is expected to be produced in the U.S. We anticipate our new model safe will offer and be equipped with technologically advanced features, such as independent bolt works operation, double-steel door-jamb framing, and a standardized geared locking mechanism.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com

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Our Products

Safes

We offer a wide range of home, office and personal safe models, in a broad assortment of sizes, features and styles, which are constructed with U.S.-made steel. Demand for our safes is growing moderately across all segments of our customers, including individuals and families seeking to protect their valuables, businesses seeking to protect valuables and irreplaceable items such as artifacts and jewelry, and dispensaries servicing the community that seek to protect their inventory and cashflow. Traditionally, our safes have particularly appealed to responsible gun owners, sportsmen, competitive shooters and hunters seeking a premium and responsible solution to secure valuables and firearms, to prevent theft and to protect loved ones. We expect to benefit from increasing awareness of and need for safe storage of firearms in future periods.

Below is a summary of the different safes we offer:

i.	Large Safes – our current large model safe collection consists of six premium safes. All of our large safes share the same high-quality workmanship, are constructed out of 11-gauge U.S.-made steel and feature a double plate steel door, double-steel door casements and reinforced door edges. Each of these safes provide up to 75 minutes of fire protection at 1200 degrees Fahrenheit. Our safes offer a fully adjustable interior to fit our customers’ needs. Depending on the model, one side of the interior may have shelves and the other side set up to accommodate long guns. There are optional additions such as Rifle Rod Kits and Handgun Hangers to increase the storage capacity of the safe. These large safes offer greater capacity for secure storage and protection, and our safes are designed to prevent unauthorized access, including in the event of an attempted theft, natural disaster or fire. We believe that a large, highly visible safe also acts as a deterrent to any prospective thief.

ii.	Personal Safes – the safes in our compact safe collection are easy to operate and carry as they fit into briefcases, desks or under vehicle seats. These personal safes meet Transportation Security Administration (“TSA”) airline firearm guidelines and fit comfortably in luggage when required by travel regulations.

iii.	Vault Doors – our U.S.-made vault doors combine style theft and fire protection for a look that fits any decor. Newly-built, higher-end homes often add vault rooms and we believe our vault doors, which we designed to facilitate secure access to such vault rooms, provide ideal solutions for the protection of valuables and shelter from either storms or intruders. Whether it’s in the context of a safe room, a shelter, or a place to consolidate valuables, our American Rebel in- and out-swinging vault doors provide maximum functionality to facilitate a secure vault room. American Rebel vault doors are constructed of 4 ½” double steel plate thickness, A36 carbon steel panels with sandwiched fire insulation, a design that provides greater rigidity, security and fire protection. Active boltworks, which is the locking mechanism that bolts the safe door closed so that it cannot be pried open and three external hinges that support the weight of the door, are some of the features of the vault door. For safety and when the door is used for a panic or safe room, a quick release lever is installed inside the door.

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Dispensary Safes - our HG-INV Inventory Safe, a safe tailor-made for the cannabis community, provides cannabis and horticultural plant home growers a reliable and safe solution to protect their inventory. Designed with medical marijuana or recreational cannabis dispensaries in mind, and increasing governmental and insurance industry regulation to lock inventory after hours, we believe our HG-INV Inventory Safe delivers a high-level of user experience.

Personal Security

In addition to home, office and personal safes, we offer certain other security products, such as our concealed carry backpack selection. Our backpacks consist of an assortment of sizes, features and styles. Our XL, Large, and Medium concealed carry backpacks feature our proprietary “Personal Protection Pocket” which utilizes a sandwich method to keep handguns secure and in the desired and easily accessible position. The sandwich method is comprised of two foam pads that surround or sandwich the firearm in place. The user can access the isolated Protection Pocket from either side of the backpack. These concealed carry backpacks are designed for everyday use while keeping firearms concealed, safe and easily accessible.

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i.	The Extra-Large Freedom and Cartwright CCW Backpack – our largest concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and additional tablet sleeve. Both compartments are padded to protect your devices. Two large open compartments make this backpack practical for carrying items such as laptops or documents from one place to another, and the multiple interior compartments offer space to store other personal items. Our proprietary “Personal Protection Pocket” allows quick and easy access to your handgun from either side. Our Extra-Large Freedom and Cartwright CCW Backpack is available in a variety of designs and trim color options.

ii.	Large Freedom and Cartwright CCW Backpack - our most popular concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and an additional tablet sleeve. Both compartments are padded to protect your items. The size of the compartment opening makes this backpack practical for carrying documents, folders or whatever you need to tote from one place to another. Our Large Freedom and Cartwright CCW Backpack includes our proprietary “Personal Protection Pocket” and is available in the Freedom and Cartwright style as well as a variety of designs and trim color options.

iii.	Medium Freedom CCW Backpack - this backpack offers ample storage, including a dedicated top loading laptop/tablet compartment and two liquid container pouches. The laptop/tablet compartment is padded to protect your devices. The opening is practical for carrying personal items while on the go. Our Medium Freedom CCW Backpack includes our proprietary “Personal Protection Pocket” and is available in a variety of trim color options.

iv.	Small Plus CCW Backpack – our small one-strap concealed carry backpack is designed for those on the go and is suitable for use while running, jogging biking. Our concealment pocket contains a holster and attaches to the interior with hook and loop material. Soft fleece-lined pockets for your tablet, glasses case and accessories are also included. Our Small Plus CCW Backpack is available in dark blue or in our signature patriotic “We The People” design.

v.	Small Freedom CCW Backpack – this one strap pack contains a holster and attaches to the interior with hook and loop material. There is also plenty of room for a small tablet, cell phone, chargers and other necessities. Available in a variety of trim color options.

Apparel and Accessories

We offer a wide range of concealed carry jackets, vests and coats for men and women. We also offer patriotic apparel for the whole family, with the American Rebel imprint. Our apparel line serves as “point man” for the brand, often acting as the first point of exposure that people have to all things American Rebel. Our apparel line is designed and branded to be stylish, patriotic and bold. We emphasize styling that complements our enthusiasts’ and customers’ lifestyle, representing the values of our community and quintessential American character. The American Rebel clothing line style is not only a fashion statement; we seek to cultivate a sense of pride of belonging to our patriotic family, in your adventures and in life.

i.	Cartwright Winter Coats and Jackets – engineered for comfort, warmth, versatility and mobility, our Cartwright winter collection lends textural warmth to these performance-ready, cold-weather essentials. Our Concealed Carry Coats are designed with purpose and informed by the rugged demands of the everyday hard worker. Its quality construction and workmanship are designed to keep you warm and shielded from the elements. Left-hand and right-hand concealed pocket access provides for secure and safe concealment of your firearm with easy access on either side.

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ii.	Freedom 2.0 CCW Jackets and Vests for Men and Women - our lightweight jackets collection is designed with magnetic pocket closures for silent, secure and safe concealment. Our lightweight jackets are crafted to facilitate easy firearm access for both right-handed and left-handed carriers.

iii.	American Rebel T-Shirts Collection - American Rebel’s T-shirts collection is created for those who embrace patriotism and the spirit of an endless summer.

In addition to our apparel line, we also offer select supplemental accessories for our products, including space savings items for our safes such as hangers, lights kits, moisture guard, and rifle rod kits.

Upcoming Product Offerings

To further complement our diverse product offerings, we intend to introduce additional products in the year of 2022.  Below is a summary of our upcoming product offerings:

i.	Biometrics Safes – we will be introducing our line of wall safes and handgun boxes with biometrics, WiFi and Bluetooth technologies. These Biometric Safes have been designed, engineered and are ready for production.

ii.	Personal Security Device – we are developing a non-lethal device that deters an attacker with an audible siren, which would draw attention to the attacker, as well as notifying the user’s support network that help is needed and providing the location of the attack.

iii.	Wall Safes – the upcoming wall safes can be easily hidden and provide “free” storage space since they are able to be tucked into the space between your wall and studs.

iv.	Youth Protection Backpack – with the objective of keeping kids safe at school, we are designing the Youth Protection Backpack, which will incorporate a light-weight ballistic shield to provide protection when needed for our children as they go through their school day activities.

Our Competitive Strengths

We believe we are progressing toward long-term, sustainable growth, and our business has, and our future success will be driven by, the following competitive strengths:

●	Powerful Brand Identity – we believe we have developed a distinctive brand that sets us apart from our competitors. This has contributed significantly to the success of our business. Our brand is predicated on patriotism and quintessential American character: protecting our loved ones. We strive to equip our safes with technologically advanced features that offer customers advanced security to provide the peace of mind they need. Maintaining, protecting and enhancing the “American Rebel” brand is critical to expanding our loyal enthusiasts base, network of dealers and other partners. Through our branded apparel and accessories, we seek to further enhance our connection with the American Rebel community and share the values of patriotism and safety for which our Company stands for. We strive to continue to meet their need for our premium safes and will depend largely on our ability to maintain customer trust, become a gun safe storage leader and continue to provide high-quality safes.

●	Product Design and Development – our current safe model relies on time-tested features, such as Four-Way Active Boltworks, pinning the door shut on all four sides (compared to Three-Way Bolt works, which is prevalent in our competitors’ safes), and benefits that would not often be available in our price point, including 11-gauge US-made steel. The sleek exterior of our safes has garnered attention and earned the moniker from our dealers as the “safe with an attitude.” When we set out to enter the safe market, we wanted to offer a safe that we would want to buy, one that would get our attention and provide excellent value for the cost.

●	Focus on Product Performance - since the introduction of our first safes, we have maintained a singular focus on creating a full range of safe, quality, reliable safes that were designed to help our customers keep their family and valuables safe at all times. We incorporate advanced features into our safes that are designed to improve strength and durability. Key elements of our current model safes’ performance include:

Double Plate Steel Door - 4 ½” Thick

Reinforced Door Edge – 7/16” Thick

Double-Steel Door Casement

Steel Walls – 11-Gauge

Diameter Door Bolts – 1 ¼” Thick

Four-Way Active Boltworks – AR-50(14), AR-40(12), AR-30(10), AR-20(10), AR-15(8), AR-12(8)

Diamond-Embedded Armor Plate

* Double Plate Steel Door is formed from two U.S.-made steel plates with fire insulation sandwiched inside. Thicker steel is placed on the outside of the door while the inner steel provides additional door rigidity and attachment for the locking mechanism and bolt works. The door edge is reinforced with up to four layers of laminated steel. Pursuant to industry-standard strength tests performed, this exclusive design offers up to 16 times greater door strength and rigidity than the “thin metal bent to look thick” doors.

* Double-Steel Door Casement is formed from two or more layers of steel and is welded around the perimeter of the door opening. Pursuant to industry-standard strength tests performed, it more than quadruples the strength of the door opening and provides a more secure and pry-resistant door mounting. Our manufacturer installs a Double-Steel Door Casement™ on our safes. We believe the reinforced door casement feature provides important security as the safe door is often a target for break-in attempts.

* Diamond-Embedded Armor Plate Industrial diamond is bonded to a tungsten steel alloy hard plate. Diamond is harder than either a cobalt or carbide drill. If drilling is attempted the diamond removes the cutting edge from the drill, thus dulling the drill bit to where it will not cut.

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●	Trusted Brand - we believe that we have developed a trusted brand with both retailers and consumers for delivering reliable, secure safes solutions.

●	Customer Satisfaction - we believe we have established a reputation for delivering high-quality safes and personal security products in a timely manner, in accordance with regulatory requirements and our retailers’ delivery requirements and supporting our products with a consistent merchandising and marketing message. We also believe that our high level of service, combined with strong consumer demand for our products and our focused distribution strategy, produces substantial customer satisfaction and loyalty. We also believe we have cultivated an emotional connection with the brand which symbolizes a lifestyle of freedom, rugged individualism, excitement and a sense of bad boy rebellion.

●	Proven Management Team - our founder and Chief Executive Officer, Charles A. Ross, Jr., has led the expansion and focus on the select product line we offer today. We believe that Mr. Ross had an immediate and positive impact on our brand, products, team members, and customers. Under Mr. Ross’s leadership, we believe that we have built a strong brand and strengthened the management team. We are refocusing on the profitability of our products, reinforcing the quality of safes to engage customers and drive sales. We believe our management team possess an appropriate mix of skills, broad range of professional experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our management team also reflects a balanced approach to tenure that will allow the Board to benefit from a mix of newer members who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer and marketer of premium safes and personal security products. We have established plans to grow our business by focusing on three key areas: (1) organic growth and expansion in existing markets; (2) strategic acquisitions, and (3) expanding the scope of our operation activities to the dispensaries U.S. community.

We have developed what we believe is a multi-pronged growth strategy, as described below, to help us capitalize on a sizable opportunity. Through methodical sales and marketing efforts, we believe we have implemented several key initiatives we can use to grow our business more effectively. We believe we have made significant progress in 2021 in the form of nearly $200,000 in sales to first-time buyers. We also intend to opportunistically pursue the strategies described below to continue our upward trajectory and enhance stockholder value. Key elements of our strategy to achieve this goal are as follows:

Organic Growth and Expansion in Existing Markets - Build our Core Business

The cornerstone of our business has historically been our safes product offering. We are focused on continuing to develop our home, office and personal safes product lines. We are investing in adding what we believe are distinctive technology solutions to our safes.

We are also working to increase floor space dedicated to our safes and strengthen our online presence in order to expand our reach to new enthusiasts and build our devoted American Rebel community. We intend to continue to endeavor to create and provide retailers and customers with what we believe are responsible, safe, reliable and stylish products, and we expect to concentrate on tailoring our supply and distribution logistics in response to the specific demands of our customers.

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We are currently developing a new model of our home and office safes. Our new safe model, which we expect to introduce at industry trade shows in early 2022, is to be built in the U.S. through our collaboration with Industrial Maintenance Incorporated (“IMI”). The new “Made in the USA” safe model is expected to be manufactured in Topeka, Kansas, and is ready to begin production. We believe IMI’s location is very advantageous, as it is located near our sales office in Lenexa, Kansas.

We expect the new planned model to include additional features, such as a reinforced door and upgraded locking mechanism, and increased fire rating, among others. We are focused on developing best in class, compelling combination of functionality, convenience and style without compromising performance of our safes. We intend to use our designing and developing processes to enhance technological and time to market advantages over incumbent safes manufacturers.

While we currently rely on third-party manufactures for the production of our current line of safes, apparel and accessories, we believe that the expected addition of manufacturing capabilities following the signing of the contract with the aforementioned manufacturer, which we anticipate to work exclusively with us, would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features.

Additionally, our Concealed Carry Product line and Safe line serve a large and growing market segment. We believe that interest in safes increase, as well as in our complimentary concealed carry backpacks and apparel as a byproduct, when interest of the general population in firearms increase. To this extent, the FBI’s National Instant Criminal Background Check System (NICS), which we believe serves as a proxy for gun sales since a background check is generally needed to purchase a firearm, reported a record number of background checks in 2020, 39,695,315. The prior annual record for background checks was 2019’s 28,369,750. In 2021, there were 38,876,673 background checks conducted, similar to that of 2020’s annual record which was 40% higher than the previous annual record in 2019. While we do not expect this increase in background checks to necessarily translate to an equivalent number of additional safes purchased, we do believe it might be an indicator of the increased demand in the safe market. In addition, certain states (such as Massachusetts, California, New York and Connecticut) are starting to legislate new storage requirements in respect of firearms, which is expected to have positive impact on the sale of safes.

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and specialty retailers and to attract other distributors, dealers, and retailers. We believe that the success of our efforts depends on the distinctive features, quality, and performance of our products; continued manufacturing capabilities and meeting demand for our safes; the effectiveness of our marketing and merchandising programs; and the dedicated customer support.

In addition, we seek to improve customer satisfaction and loyalty by offering distinctive, high-quality products on a timely and cost-attractive basis and by offering efficient customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support for growing our business.

Furthermore, we intend to continue improving our business operations, including research and development, component sourcing, production processes, marketing programs, and customer support. Thus, we are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

We believe that by enhancing our brand recognition, our market share might grow correspondingly. Industry sources estimate that 70 million to 80 million people in the United States own an aggregate of more than 400 million firearms, creating a large potential market for our safes and personal security products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Strategic Acquisitions for Long-term Growth

We are consistently evaluating and considering acquisitions opportunities that fit our overall growth strategy as part of our corporate mission to accelerate long-term value for our stockholders and create integrated value chains.

Expanding Scope of Operations Activities by Offering Servicing Dispensaries and Brand Licensing

We continually seek to target new consumer segments for our safes. As we believe that safes are becoming a must-have household appliance, we strive to establish authenticity by selling our products to additional groups, and to expand our direct-to-consumer presence through our website and our showroom in Lenexa, Kansas.

Further, we expect the cannabis dispensary industry to be a material growth segment for our business. Several cannabis dispensary operators have expressed interest in the opportunity to help them with their inventory locking needs. Cannabis dispensaries have various insurance requirements and local ordinances requiring them to secure their inventory when the dispensary is closed. Dispensary operators have been purchasing gun safes and independently taking out the inside themselves to allow them to store cannabis inventory. Recognizing what seems to be a growing need for cannabis dispensary operators, we have designed a safe tailor-made for the cannabis industry. With the legal cannabis hyper-growth market expected to exceed $43 billion by 2025, and an increasing number of states where the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), we believe we are well positioned to address the need of dispensaries. American Rebel has a long list of dispensary operators, growers, and processors interested in the Company’s inventory control solutions. We believe that dispensary operators, growers, and processors are another fertile new growth market for our Vault Doors products, as many in the cannabis space have chosen to install entire vault rooms instead of individual inventory control safes—the American Rebel Vault Door has been the choice for that purpose.

Further, we believe that American Rebel has significant potential for branded products as a lifestyle brand. As the American Rebel Brand continues to grow in popularity, we anticipate generating additional revenues from licensing fees earned from third parties who wish to engage the American Rebel community. While the Company does not generate material revenues from licensing fees, our management believes the American Rebel brand name may in the future have significant licensing value to third parties that seek the American Rebel name to brand their products to market to the American Rebel target demographic. For example, a tool manufacturer that wants to pursue an alternative marketing plan for a different look and feel could license the American Rebel brand name for their line of tools and market their tools under our distinct brand. This licensee would benefit from the strong American Rebel brand with their second line of American Rebel branded tools as they would continue to sell both of the lines of tools. Conversely, American Rebel could potentially also benefit as a licensee of products. If American Rebel determines a third party has designed, engineered, and manufactured a product that would be a strong addition to the American Rebel catalog of products, American Rebel could license that product from the third-party and sell the licensed product under the American Rebel brand.

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Competition

The safe industry is dominated by a small number of companies. We compete primarily on the quality, safety, reliability, features, performance, brand awareness, and price of our products. Our primary competitors Superior Safe, Champion Safe as well as certain other domestic and international safe manufacturers. We believe that given the current substantial uncertainty related to the supply chain and delivery of international goods, we have a competitive advantage because of what we believe is our affinity marketing with the American Rebel brand and the fact our safes are not manufactured overseas.

Financing Arrangements

We currently have a number of financing arrangements, including term loan agreement and promissory notes, that we rely on to finance our operation. In certain cases, including the interest payments thereunder, those financing arrangements are payable in shares. We have recently been in and continue to be in default under certain of those financing arrangements. Most of those financing arrangements that were in default have been renegotiated. We continue to be in default under two of our financing arrangements with outstanding borrowings of an aggregate amount of approximately $280,000.

As of the date hereof, we are in breach of a note that was due on August 3, 2021, and a note that was due on October 13, 2021; no acceleration of the debt or notice of defaults, however, have been sent by the aforementioned note holders. We plan to repay these financing arrangements with a portion of the proceeds from this Offering. As a result, we will no longer be in default of our financing arrangements.

For a complete description of our credit facilities and the financial and restrictive covenants contained therein, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements.”

Please see our risk factors in connection therewith, including “Our substantial level of indebtedness and our current liquidity constraints could adversely affect our financial condition and our ability to service our indebtedness, which could negatively impact your ability to recover your investment in the Common Stock,” “Our indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy significant debt service obligations,” and “Despite the Company’s indebtedness levels, we are able to incur substantially more debt. This could further increase the risks associated with its leverage.”

Intellectual Property

We believe our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our brand and technology, defend and enforce our intellectual property rights, preserve the confidentiality of our trade secrets, operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties and prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. We rely on a combination of patent, copyright and trade secret laws in the United States to protect our proprietary technology. We also rely on a number of United States registered, pending and common law trademarks to protect our brand “American Rebel”.

On May 29, 2018, US Patent No. 9,984,552, Firearm Detecting Luggage, was issued to us. The term of the patent is 20 years from the issuance date. In addition to our patent, we rely upon unpatented trade secrets and know-how and continuing technological development and maintain our competitive position. Trade secrets and know-how, however, can be difficult to protect. We seek to protect our proprietary information, in part, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

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Regulation

The storage of firearms and ammunition is subject to increasing federal, state and local governmental laws. While the current legislative climate does not appear to seek to limit possession of firearms, there is apparent momentum to require safe storage of firearms and ammunition. Although our safes, which are the primary driver of our sales and revenues, are designed to protect any valuables, a significant number of our safes’ end users have traditionally been gun enthusiasts, collectors, hunters, sportsmen and competitive shooters. Therefore, we expect the increases to federal, state and local governmental regulation of gun storage to have a positive effect on our business.

Effects of COVID-19

Coronavirus (“COVID-19”) and Related Market Impact. The COVID-19 outbreak has presented evolving risks and developments domestically and internationally, as well as new opportunities for our business. Although the pandemic has not materially impacted our results and operations adversely, our ability to satisfy demand for our products could be negatively impacted by mandatory forced production disruptions of our safes’ sole third-party manufacturer and strategic partners. Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, could make it difficult for us to deliver goods and services to our customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. The extent to which COVID-19 impacts the Company’s business, sales and results of operations will depend on future developments, which are uncertain and cannot be currently predicted.

Additionally, as a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. To address these challenges, we continue to monitor our supply chain. We have recently entered into a contract with a third-party manufacturer to exclusively assemble our upcoming new line of safes. We believe that this vertical integration would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features to our safes.

We expect that the demand for home, office and personal safety and security products would remain stable, in part due to customers spending more time working remotely, increasing regulation mandating safe storage, and substantial uncertainty related to the supply chain and delivery of international goods, which in turn translate into, we believe, growth in demand for our home and personal safes as a U.S. company. We, however, cannot guarantee, that demand for our safes and personal security products will keep growing through the end of the 2021 calendar year and beyond.

Further, due to the effects of COVID-19, our management have reduced unnecessary marketing expenditures as part of continued efforts to adjust the Company’s operations to address changes in the safes and vault industry, and particularly to improve staff and human capital expenditures, while maintaining overall workforce levels.

Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to any current or future variants of the COVID-19 virus or otherwise) will have on our results of operations, liquidity or long-term financial results.

Principal Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those discussed in the section titled “Risk Factors” beginning on page 15 and elsewhere in this prospectus. These risks include the following:

●	we currently do not own a manufacturing facility, and future acquisition and operation of new manufacturing facilities might prove unsuccessful and could fail;
●	as we currently rely on a sole third-party manufacturer for our safes production, our compromised operational capacity may affect our ability to meet the demand for our safes, which in turn may affect our generation of revenue;

●	our success depends, in part, on our ability to introduce new products that track customer preferences;

●	maintaining and strengthening our brand to generate and maintain ongoing demand for our products;

●	as a significant portion of our revenues is derived by demand for our safes and personal security products for firearms storage purposes, we depend on the regulation of firearms and ammunition storage, as well as various economic, social and political factors;

●	shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations;

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●	we do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs;

●	we face a high degree of market competition that could result in our losing or failing to gain market share;

●	the inability to efficiently manage our operations;

●	the inability to achieve future operating results;

●	the inability of management to effectively implement our strategies and business plans;

●	given our limited corporate history it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;

●	the loss of our founder and Chief Executive Officer, Charles A, Ross, could harm our business;

●	our inability to service our existing and future indebtedness or other liabilities, the failure of which could result in insolvency proceedings and result in a total loss of your equity investment;

●	our inability to raise additional financing for working capital;

●	the unavailability of funds for capital expenditures;

●

our inability to access lending, capital markets and other sources of liquidity, if needed, on reasonable terms, or at all, or obtain amendments, extensions and waivers of financial maintenance covenants, among other material terms;

●	our ability to continue as a going concern absent obtaining adequate new debt or equity financing, raising additional funds and achieving sufficient sales levels;

●

our ability to expand our e-commerce business and sales organization to effectively address existing and new markets that we intend to target, and to generate sufficient revenue in those targeted markets to support operations;

●

our inability to generate significant cash flow from sales of our products, which could lead to a substantial increase in indebtedness and negatively impact our ability to comply with the financial covenants, as applicable, in our debt agreements;

●

War, terrorism, other acts of violence or natural or manmade disasters such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis – such as COVID-19 – may affect the markets in which the Company operates, as well as global economic, market and political conditions;

●	our ability to identify suitable acquisition candidates to consummate acquisitions on acceptable terms, or to successfully integrate acquisitions in connection with the execution of our growth strategy, the failure of which could disrupt our operations and adversely impact our business and operating results;

●	applicable laws and changing legal and regulatory requirements, including U.S. GAAP changes, could harm our business and financial results;

●	if we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights;

●	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

●	significant dilution resulting from our financing activities;

●	our Management has control over key decision-making matters as a result of their control of a majority of our voting stock;

●	the actions and initiatives taken by both current and potential competitors; and

●	the other risks and uncertainties detailed in this report.

Corporate Information

Our principal executive offices are located at 718 Thompson Lane, Suite 108-199, Nashville, Tennessee. Our telephone number is (833) 267-3235. Our website address is www.americanrebel.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

Nasdaq Listing and Reverse Stock Split

Our Common Stock and Warrants have been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbols “AREB” and “AREBW”, respectively, and will begin trading there on February 7, 2022.

Except as otherwise indicated and other than in our financial statements and the notes thereto, all references to our Common Stock, share data, per share data and related information has been adjusted to reflect the reverse stock split ratio of 1-for-80 (“Reverse Stock Split”) as if it was effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, will combine each eighty (80) shares of our outstanding Common Stock into one (1) share of Common Stock, without any change in the par value per share.

The Reverse Stock Split was implemented via the filing of a certificate of amendment with the Nevada Secretary of State and will be effective at the commencement of trading of our Common Stock on February 7, 2022. No fractional shares will be issued in connection with the Reverse Stock Split and all such fractional interests will be rounded up to the nearest whole number of shares of Common Stock. The shares issuable upon the exercise of our outstanding warrants and the exercise prices of such warrants will be adjusted to reflect the reverse stock split. There will be no effect on the number of shares of Common Stock or preferred stock authorized for issuance under our articles of incorporation or the par value of such securities.

Following the effective date of the registration statement of which this prospectus forms a part and the closing of this offering our outstanding shares of the Common Stock will be 4,565,247 shares. The number of authorized shares of Preferred Stock remains 10,000,000 following the effectuation of the Reverse Split and the voting rights of our Series A Preferred Stock remains at 1,000:1.

9

THE OFFERING

Issuer	American Rebel Holdings, Inc.

Securities Offered	2,530,121 Units, each Unit consisting of one share of our Common Stock and one Warrant to purchase one share of our Common Stock. The Units will not be certificated or issued in stand-alone form. The shares of our Common Stock and the Warrants comprising the Units are immediately separable upon issuance and will be issued and tradeable separately.

Public Offering Price	$4.15

Description of Warrants included in Units

Each Warrant will have an exercise price of $5.1875 per share (125% of the public offering price of one Unit), is exercisable immediately and will expire five (5) years from the date of issuance. The Units will not be certificated or issued in stand-alone form. The shares of our Common Stock and the Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering. Each Warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. The terms of the Warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, between us and Action Stock Transfer, as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Our Securities—Warrants” in this prospectus.

Option	We have granted the Representative an option to purchase up to an additional 379,518 shares of Common Stock and/or Warrants to purchase up to 379,518 shares of Common Stock (equal to 15% of the number of shares of Common Stock and Warrants underlying the Units sold in the offering), from us in any combination thereof, at the public offering price less the underwriting discount and commissions, if any. The Representative may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

10

Common Stock outstanding prior to this offering	2,035,126

Common Stock to be outstanding after this offering	4,565,247 shares (or 4,944,765 shares if the underwriter exercises its option to purchase additional shares of Common Stock in full).

Use of proceeds	We intend to use the net proceeds of approximately $9,000,000 from this offering for the following purposes: (i) Approximately $2,600,000 to repay various outstanding indebtedness. For a more detailed description repayment of debt, please see “Use of Proceeds” section, and (ii) approximately $6,400,000 for general corporate purposes, including working capital, increased research and development expenditures and funding our growth strategy. See “Use of Proceeds” for additional information

Representative’s Warrant	We have agreed to issue to the Representative (or its permitted assignees) Warrants to purchase up to 75,903 shares of Common Stock (and up to 87,289 shares of Common Stock assuming the Representative’s option is exercised in full) which is equal to 3% of the Units offered hereby. We are registering hereby the issuance of the Representative’s Warrants and the shares of Common Stock issuable upon exercise of the Warrants. The Warrants will be exercisable at any time, and from time to time, in whole or in part, during the 4.5 year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, which period is in compliance with FINRA Rule 5110(e)(1). The Warrants are exercisable for cash or on a cashless basis at a per share price equal to $5.1875 per share, or 125% of the public offering price per Unit in the offering. Please see “Underwriting—Representative’s Warrants” for a further description of these Warrants.

Nasdaq Capital Market Trading Symbol and Listing	Our Common Stock and Warrants have been approved for listing on the Nasdaq Capital Market under the symbols “AREB” and “AREBW”, respectively, and will begin trading there on February 7, 2022.

Lock-ups	We, our directors, and executive officers, along with (i) stockholders who own 5% or more of our outstanding Common Stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 180 days (for our directors and executive officers) and 360 days (for the Company itself, and our 5% stockholders), commencing on the date of this prospectus. See “Underwriting” for additional information.

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Risk Factors	See “Risk Factors” beginning on page 15 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Reverse Stock Split	A reverse Stock Split was implemented via the filing of a certificate of amendment with the Nevada Secretary of State and will be effective at the commencement of trading of our Common Stock on February 7, 2022.

The total number of shares of our Common Stock that will be outstanding after this offering is based on 2,035,126 shares of Common Stock outstanding as of February 4, 2022, and 600,000,000 authorized shares of Common Stock.

Unless otherwise indicated, the shares of Common Stock outstanding after this offering excludes the following:

● 75,903 shares of Common Stock (and up to 87,289 shares of Common Stock assuming the Representative’s option is exercised in full) issuable upon exercise of the Representative’s Warrants to be issued in connection with this offering, subject to limited adjustment; and

● any securities issuable upon exercise of the Representative’s option.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations and balance sheet data for the fiscal years ended December 31, 2020, and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the summary consolidated statements of operations data for the nine months ended September 30, 2021, and 2020 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2021, are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the nine months ended September 30, 2021, is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2021, or any other period. You should read the summary consolidated financial data in conjunction with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. The following summary consolidated statements of operations and balance sheet do not reflect the 1-for-80 reverse split of our Common Stock in share totals or per share data.

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the nine months ended September 30, 2021 (unaudited)	For the nine months ended September 30, 2020 (unaudited)	For the year ended December 31, 2020 (audited)	For the year ended December 31, 2019 (audited)
Revenue	$848,357	$899,238	$1,255,703	$535,109
Cost of goods sold	716,943	659,006	952,511	379,076
Gross margin	131,414	240,232	303,192	156,033

Expenses:
Consulting – business development	1,774,003	404,700	529,094	3,809,291
Product development costs	275,780	275,565	320,472	309,061
Marketing and brand development costs	138,783	331,775	390,294	632,522
Administrative and other	603,727	1,356,430	1,773,529	1,343,352
Depreciation expense	2,744	46,521	61,724	62,028
	2,795,037	2,414,991	3,075,113	6,156,254
Operating income (loss)	(2,663,623)	(2,174,759)	(2,771,921)	(6,000,221)

Other Income (Expense)
Interest expense	(1,500,744)	(1,507,662)	(2,292,957)	(1,601,851)
Loss on extinguishment of debt	(725,723)	(919,242)	(916,204)	-
Net income (loss) before income tax provision	(4,890,090)	(4,601,663)	(5,981,082)	(7,602,072)
Provision for income tax	-	-	-	-
Net income (loss)	$(4,890,090)	$(4,601,663)	$(5,981,082)	$(7,602,072)
Basic and diluted income (loss) per share	$(0.05)	$(0.08)	$(0.10)	$(0.25)
Weighted average common shares outstanding - basic and diluted	92,441,000	57,492,000	61,109,000	33,541,000

See Notes to Financial Statements.

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AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020	December 31, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$218,332	$60,899	$131,656
Accounts Receivable	179,233	176,844	228,890
Prepaid expense	163,492	48,640	542,800
Inventory	687,830	681,709	805,845
Inventory deposits	76,685	141,164	91,641
Total Current Assets	1,325,572	1,109,256	1,800,832

Property and Equipment, net	1,799	5,266	66,990

OTHER ASSETS:
Lease Deposit	-	6,841	6,841
Total Other Assets	-	6,841	6,841

TOTAL ASSETS	$1,327,371	$1,121,363	$1,874,663

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	739,793	540,168	684,126
Accrued Interest – Convertible Debenture – Related Party	287,620	603,471	303,860
Loan – Officer - Related party	6,526	4,526	4,496
Loan – Working Capital, net of discounts of $1,375,608 and $777,610	3,617,514	4,672,096	3,595,561
Loans - Nonrelated parties	12,939	15,649	25,746
Total Current Liabilities	4,664,392	5,835,910	4,613,789

Convertible Debenture –Related party, net of discounts of $2,110 and $47,110	-	297,890	207,890
TOTAL LIABILITIES	4,664,392	6,133,800	4,821,679

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 100,000, and 0 issued and outstanding, respectively on September 30, 2021 and December 31, 2020 Preferred shares Class A	100	-	-
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 276,501, and 0 issued and outstanding, respectively on September 30, 2021 and December 31, 2020 Preferred shares Class B	277	-	-
Common stock, $0.001 par value; 600,000,000 shares authorized; 120,508,194 and 72,807,929 issued and outstanding, respectively at September 30, 2021 and December 31, 2020	120,508	72,808	43,062
Additional paid in capital	22,302,897	15,785,468	11,899,553
Accumulated deficit	25,760,803	(20,870,713)	(14,889,631)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(3,337,021)	(5,012,437)	(2,947,016)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,327,371	$1,121,363	$1,874,663

See Notes to Financial Statements.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase any Units, Warrants or Common Stock pursuant to this offering. The risks and uncertainties described in this prospectus are not the only ones we may face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, could materially and adversely affect our business, results of operations and financial condition.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We currently do not own a manufacturing facility, and rely on a sole manufacturer and supplier for the production of our safes; while we have obtained favorable financing arrangements in the past from this manufacturer and supplier, there is no assurance that a future supplier would provide similar favorable financing arrangements

We currently rely on a sole manufacturer and supplier for the production of our safes. We do not have control over the operations of the facilities of the third-party manufacturer that we use. While we may acquire our own manufacturing facility in the future to provide us greater flexibility and control over our products manufacturing needs, the operation of such a future plant might prove unsuccessful and fail.

The manufacturer of our safes has extended favorable financing arrangements in the past, but there is no assurance that a future supplier would provide similar favorable financing arrangements. Therefore, the continued supply and manufacturing of our sales by our sole manufacturer and supplier are critical to our success. Any event that causes a disruption of the operation of our safes’ sole manufacturer for even a relatively short period of time would adversely affect our ability to ship and deliver our safes and other products and to provide service to our customers. We have previously experienced, including during the first months after the spread of COVID-19 pandemic, and may in the future experience, launch and production ramp up delays for our products as a result of disruption at our supplier’s manufacturing partners.

Additionally, we have fully qualified only a very limited number of suppliers in the past and have limited flexibility in changing suppliers. Any disruption in the supply of our branded safes from our supplier could limit the availability of our sales and negatively impact our revenues. In the long term, we intend to supplement safes manufactured by our supplier with safes manufactured by us, which we believe will be more efficient and result in a greater manufacturing volume and under our control. Our efforts to develop and manufacture such safes, however, have required and may require significant investments, and there can be no assurance that we will be able to achieve these targets in the timeframes that we have planned or at all. If we are unable to do so, we may have to curtail our planned safes or procure additional safes from suppliers at potentially greater costs, either of which may harm our business and operating results.

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Furthermore, the cost of safes, whether manufactured by our supplier or by us, depends in part upon the prices and availability of raw manufacturing materials such as steel, locks, fireboard, hinges, pins and other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Any reduced availability of these materials may impact our access to these parts and any increases in their prices may reduce our profitability if we cannot recoup the increased costs through increased safe prices. Moreover, any such attempts to increase product prices may harm our brand, prospects and operating results.

We have secured an exclusivity contract with a third-party manufacturer to assemble our new line of safes. We believe that this vertical integration would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process

Our success depends upon our ability to introduce new products that track customer preferences.

Our success depends upon our ability to introduce new products that track consumer preferences. Our efforts to introduce new products into the market may not be successful, and new products that we introduce may not result in customer or market acceptance. We develop new products that we believe will match consumer preferences. The development of a new product is a lengthy and costly process and may not result in the development of a marketable or profitable product. Failure to develop new products that are attractive to consumers could decrease our sales, operating margins, and market share and could adversely affect our business, operating results, and financial condition.

Our business depends on maintaining and strengthening our brand, as well as our reputation as a producer of high-quality goods, to maintain and generate ongoing demand for our products, and any harm to our brand could result in a significant reduction in such demand which could materially adversely affect our results of operations.

The “American Rebel” name and brand image are integral to the growth of our business, as well as to the implementation of our strategies for expanding our business. Our success depends on the value and reputation of our brand, which, in turn, depends on factors such as the quality, design, performance, functionality and durability of our products, e-commerce sales and retail partner floor spaces, our communication activities, including advertising, social media and public relations, and our management of the customer experience, including direct interfaces through customer service. Maintaining, promoting, and positioning our brand are important to expanding our customer base and will depend largely on the success of our marketing and merchandising efforts and our ability to provide consistent, high-quality consumer experiences. To sustain long-term growth, we must continue to successfully promote our products to consumers, as well as other individuals, who value and identify with our brand.

Ineffective marketing, negative publicity, product diversion to unauthorized distribution channels, product or manufacturing defects, and those and other factors could rapidly and severely diminish customer confidence in us. Maintaining and enhancing our brand image are important to expanding our customer base. If we are unable to maintain or enhance our brand in current or new markets, or if we fail to continue to successfully market and sell our products to our existing customers or expand our customer base, our growth strategy and results of operations could be harmed.

Additionally, independent third parties and consumers often review our products as well as those of our competitors. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the internet. If reviews of our products are negative, or less positive as compared to those of our competitors, our brand may be adversely affected and our results of operations materially harmed.

As a significant portion of our revenues is derived by demand for our safes and personal security products for firearms storage purposes, we depend on the availability and regulation of ammunition storage, as well as various economic, social and political factors.

Our performance is influenced by a variety of economic, social, and political factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Any substantial deterioration in general economic conditions that diminish consumer confidence or discretionary income could reduce our sales and adversely affect our operating results. Economic conditions also affect governmental political and budgetary policies. As a result, economic conditions also can have an effect on the sale of our products to law enforcement, government, and military customers.

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Political and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. As most of our revenue is generated from sales of safes, which are purchased in large numbers for firearms storage, speculation surrounding control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for our products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results and cash flow.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations firearm products, ammunition, and safe gun storage. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products.

Shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations.

The inability to obtain sufficient quantities of raw materials and components, including those necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with any suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining raw materials and components.

Our reliance on third-party suppliers for various raw materials and components for our products exposes us to volatility in the availability, quality, and price of these raw materials and components. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. A disruption in deliveries from our third-party suppliers, capacity constraints, production disruptions, price increases, or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. Quality issues experienced by third party suppliers can also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.

We do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs.

Our customers do not provide us with firm, long-term volume purchase commitments, but instead issue purchase orders for our products as needed. As a result, customers can cancel purchase orders or reduce or delay orders at any time. The cancellation, delay, or reduction of customer purchase orders could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.

We often schedule internal production levels and place orders for products with third party manufacturers before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

●	an increase or decrease in consumer demand for our products or for the products of our competitors;

●	our failure to accurately forecast consumer acceptance of new products;

●	new product introductions by us or our competitors;

●	changes in our relationships within our distribution channels;

●	changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

●	changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports; and

●	changes in laws and regulations regarding the possession and sale of medical or recreational controlled- substances.

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Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, operating results, and financial condition. If we underestimate demand for our products, our suppliers may not be able to react quickly enough to meet consumer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced sales.

We operate in intensely competitive markets that are characterized by price erosion and competition from major domestic and international companies. Competition in the markets in which we operate is based on a number of factors, including price, quality, performance, reliability, styling, product features, and warranties, and sales and marketing programs. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.

Our competitors include nationwide safe manufacturers enterprises, and various smaller manufacturers and importers. Most of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to invest more funds in intellectual property and product development, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to consumer requirements more quickly than we can.

Our competitors could introduce products with superior features at lower prices than our products and could also bundle existing or new products with other more established products to compete with us. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with other competitors.

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Finally, we may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies. Retailers also demand that suppliers reduce their prices on products, which could lead to lower margins. Any of the foregoing effects could cause our sales to decline, which would harm our financial position and results of operations.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in developing, producing, marketing, and successfully selling new products;

●	our ability to efficiently manage our operations;

●	our ability to implement our strategies and business plans;

●	our ability to achieve future operating results;

●	our ability to address the needs of our consumer customers;

●	the pricing, quality, performance, and reliability of our products;

●	the quality of our customer service;

●	the efficiency of our production; and

●	product or technology introductions by our competitors.

Because we believe technological and functional distinctions among competing products in our markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in our business.

We have a limited operating history on which you can evaluate our company.

We have a limited operating history on which you can evaluate our company. The corporate entity has existed since 2014 and started engaging in its current primary business operations in April 2019. As a result, our business will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a relatively new business enterprise.

We have a limited operating history upon which an evaluation of our business plan or performance and prospects can be made. Our business and prospects must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new line of products. The risks include, in part, the possibility that we will not be able to develop functional and scalable products, or that although functional and scalable, our products and will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that our competitors have such a significant advantage in brand recognition that our products will not be considered by potential customers; that we are not able to upgrade and enhance our technologies and products to accommodate new features as the market evolves; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues. It is difficult to accurately forecast future revenues because our business is relatively new, and our market is rapidly developing. If our forecasts prove incorrect, the business, operating results and our financial condition will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition and operating results.

We are highly dependent on Charles A. Ross, our Chief Executive Officer. The loss of our Chief Executive Officer, whose knowledge, leadership and industry reputational upon which we rely, could harm our ability to execute our business plan.

We are highly dependent on Charles A. Ross, our Chief Executive Officer, Chairman of our Board of Directors and largest stockholder. Our success depends heavily upon the continued contributions of Mr. Ross, whose leadership, industry reputation entrepreneurial background and creative marketing skills may be difficult to replace at this stage in our business development, and on our ability to attract and retain similarly positioned prominent leaders. If we were to lose the services of our Chief Executive Officer, our ability to execute our business plan may be harmed and we may be forced to limit operations until such time as we could hire suitable replacements.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when or if we will achieve profitability. We have experienced net losses since our inception in December 2014.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2021, we had an accumulated deficit of $25,760,803.

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There is substantial doubt regarding our ability to continue as a going concern absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

Our management has determined that there is substantial doubt about our ability to continue as a going concern and the report of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2020, and 2019 included an explanatory paragraph with respect to the foregoing. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and implement our business plan. This determination was based on the following factors: (i) the Company has a working capital deficit as of December 31, 2020, used cash in operations of approximately $2.5 million in 2020, and the Company’s available cash as of the date of this filing will not be sufficient to fund its anticipated level of operations for the next twelve (12) months; (ii) the Company will require additional financing for the fiscal year ending December 31, 2021 to continue at its expected level of operations; and (iii) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern as of the date of the end of the period covered by this prospectus and for one year from the issuance of the consolidated financial statements.

American Rebel has limited financial resources. There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional funds.

We expect to require additional funds to further develop our business plan, including the anticipated launch of new products, in addition to continuing to market our safes and concealed carry product line. Since it is impossible to predict with certainty the timing and amount of funds required to establish profitability, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake may be dilutive to existing stockholders.

Our substantial level of indebtedness and our current liquidity constraints could adversely affect our financial condition and our ability to service our indebtedness, which could negatively impact your ability to recover your investment in the Common Stock.

We have a substantial amount of indebtedness, which requires significant interest payments. As of September 30, 2021, following the financial restructuring that occurred on September 29, 2021 (the “Cavalry Bridge Loan”), we and our subsidiary had approximately $5,116,044 of indebtedness outstanding and approximately $5,061,430 as of December 31, 2021. As part of the Debt Restructuring, we entered into a financing transaction with accredited investor Cavalry Fund I, L.P., a Delaware limited partnership (“Cavalry”), that provided, among other covenants, for (i) optional conversion of amount due under the underlying loan into shares of the Company’s Common Stock, (ii) a mandatory conversion pursuant to which the principal amount and any accrued or unpaid interest automatically convert into the Company’s Common Stock, or into the Company’s Common Stock and warrants, if warrants are included in certain subsequent financing events, and (iii) encumbrances on all of the assets of the Company, including a lien on and security interest in all of the issued and outstanding equity interests of the wholly-owned subsidiary of the Company. Further, in connection with the Cavalry Bridge Loan, the Company entered into a registration rights agreement whereby the Company agreed to file a registration statement covering Cavalry’s resale of all of the Common Stock underlying the loan and the warrants following 30 days of the entering into the Cavalry Bridge Loan (See full description of the terms of the Cavalry Bridge Loan on page 40 below). The Cavalry Bridge Loan will be converted into 377,484 pre-funded warrants with a restrictive legend with an exercise price of $0.01 per share following the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the offering.

Although we are currently in default under certain our loans, our creditors have not sought to accelerate loans and we plan to repay all defaulted indebtedness with proceeds of the offering. However, if our creditors accelerate the loans, it could have a material negative impact on the Company and its financial condition. Our substantial level of indebtedness and the current constraints on our liquidity could have important consequences, including the following:

●	we must use a substantial portion of our cash flow from operations to pay interest and principal on our indebtedness, which reduces or will reduce funds available to us for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;
●	we may be unable to comply with financial and other restrictive covenants contained in the agreements governing our indebtedness, including the financial maintenance covenants in our credit facility once the current waiver period expires and the covenant renews in March 2021, which could result in an event of default that, if not cured or waived, would have an adverse effect on our business and prospects and could force us into bankruptcy or liquidation. In the event of a bankruptcy or liquidation, the claims in respect of indebtedness rank senior to claims of an equity holder, and you would likely suffer a total loss on your investment in the Common Stock;

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●	our ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;
●

our inability to access lending, capital markets and other sources of liquidity, if needed, on reasonable terms, or at all, or obtain amendments, extensions and waivers of financial maintenance covenants, among other material terms; and

●	there are significant constraints on our ability to generate liquidity through incurring additional debt.

We and our subsidiary may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in the agreements governing our indebtedness. To the extent new indebtedness is added to our debt levels, the related risks that we now face could intensify. If we are unable to comply with our covenants under our indebtedness our liquidity may be further adversely affected.

Our ability to meet our expenses, to remain in compliance with our covenants under our debt instruments and to make future principal and interest payments in respect of our debt depends on, among other factors, our operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. We are not able to control many of these factors. Given current industry and economic conditions, our cash flow may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations.

The sales of our safes are dependent in large part on the sales of firearms.

We market safes and other personal security products for sale to a wide variety of consumers. Although our customer base is large and diverse, and our products serve our customers’ different needs, our products have been particularly popular among collectors, hunters, sportsmen, competitive shooters, and gun enthusiasts. The sale of safe firearms storage and security components is influenced by the sale and usage of firearms. Sales of firearms are influenced by a variety of economic, social, and political factors, which may result in volatile sales.

Our financial results may be affected by tariffs or border adjustment taxes or other import restrictions.

Our current backpack and apparel suppliers have facilities both in China and Mexico and the imposition of tariffs or border adjustment taxes may affect our financial results. The current political climate is hostile to companies manufacturing goods outside of the US. At the current manufacturing levels, it is impractical to seek manufacturing facilities in the United States as US manufacturers are unable to meet or even approach the cost of manufacturing small quantities of custom-made goods. We are in the process of locating an alternative supplier which will have the capacity to produce commercial volumes of our backpacks and apparel to meet our expected demands. However, we have not yet located a suitable supplier and, even if we are able to do so, there is no guarantee that our manufacturing process will scale to produce our products in quantities sufficient to meet demand.

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An inability to expand our e-commerce business and sales organization to effectively address existing and new markets that we intend to target could reduce our future growth and impact our business and operating results.

Consumers are increasingly purchasing products online. We operate a direct-to-consumer e-commerce store to maintain an online presence with our end users. The future success of our online operations depends on our ability to use our marketing resources to communicate with existing and potential customers. We face competitive pressure to offer promotional discounts, which could impact our gross margin and increase our marketing expenses. We are limited, however, in our ability to fully respond to competitor price discounting because we cannot market our products at prices that may produce adverse relationships with our customers that operate brick and mortar locations as they may perceive themselves to be at a disadvantage based on lower e-commerce pricing to end consumers. There is no assurance that we will be able to successfully expand our e-commerce business to respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of state, federal or international laws, including those relating to firearms and ammunition sales; online privacy; credit card fraud; telecommunication failures; electronic break-ins and similar disruptions; and disruption of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our business and operating results.

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We sell products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

Our products are used to store, in part, items that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on our business, operating results, and financial condition. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

Our indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy significant debt service obligations.

As of December 1, 2021, our consolidated indebtedness was $5,008,183, with approximately $1,624,953 due to related parties. Our indebtedness could have important consequences, including the following:

●	increasing our vulnerability to general adverse economic and industry conditions;

●	reducing the availability of our cash flow for other purposes;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt; and

●	having a material adverse effect on our business if we fail to comply with the covenants in our debt agreements, because such failure could result in an event of default that, if not cured or waived, could result in all or a substantial amount of our indebtedness becoming immediately due and payable.

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Further, nearly 6% of our current indebtedness is in default, which subjects us to potential litigation, increased fees and expenses, increased interest rates and other potential damages. The Company is in negotiations with debt holders who hold notes in default to cure the defaults. The Company plans to repay defaulted indebtedness with the proceeds from the offering. However, if our creditors accelerate the loans, it could have a material negative impact on the Company and its financial condition.

Our ability to repay our significant indebtedness will depend on our ability to generate cash, whether through cash from operations or cash raised through the issuance of additional equity-based securities. To a certain extent, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or if future equity financings are not available to us in amounts sufficient to enable us to fund our liquidity needs, our financial condition and operating results may be adversely affected. If we cannot make scheduled principal and interest payments on our debt obligations in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures, cease operations or seek additional equity.

Despite the Company’s indebtedness levels, we are able to incur substantially more debt. This could further increase the risks associated with its leverage.

We may incur substantial additional indebtedness in the future, although certain terms of current debt agreements prohibit us from doing so. To the extent that we incur additional indebtedness, the risks associated with its substantial indebtedness describe above, including its possible inability to service its debt, will increase.

At this stage of our business operations, even with our good faith efforts, investors in our company may lose some or all of their investment.

Because the nature of our business is expected to change as a result of shifts in the industries in which we operate, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance. Further, we have raised substantial debt and equity to fund our business operations, which to date have generated insufficient revenue to support our working capital needs.

While management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated. If our revenues do not increase to a level to support our working capital needs, we will be forced to seek equity capital to fund our operations and repay our substantial debt balances, which may not be available to us on acceptable terms or at all.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. The Company may not properly anticipate customer applications of our products and our products may fail to survive such unanticipated customer use. If the Company’s products fail to adequately perform to meet the customer’s expectations, the customer may demand refunds or replacements which will negatively affect the Company’s profitability.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

Our products support the use and access to firearms and if our products are ineffective, we could require protection against potential product liability claims.

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We will not be profitable unless we can demonstrate that our products can be manufactured at low prices.

To date, we have manufactured our products in limited volume. As the Company creates demand for its products, our projections require the benefit of volume discounts as we increase the size of our order. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

Our profitability in part is dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level that will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

War, terrorism, other acts of violence or natural or manmade disasters such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the outbreak of COVID-19).

Such events may cause customers to suspend their decisions on using the Company’s products and services, make it impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services and commitments to develop new products and services. These events also pose significant risks to the Company’s personnel and to physical facilities, transportation and operations, which could materially adversely affect the Company’s financial results.

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Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 or other public health crisis by governmental agencies, could make it difficult for the Company to deliver goods services to its customers. War, riots, or other disasters may increase the need for our products and demand by government and military may make it difficult for use to provide products to customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to the Omicron variant or otherwise) will have on our results of operations, liquidity or long-term financial results.

We believe COVID-19 has not yet had a materially adverse effect on our operational results, but could at any time and without notice in the foreseeable future. As a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. COVID-19 has resulted in restrictions, postponements and cancelations of meetings, conferences, trade shows and the impact, extent and duration of the government-imposed restrictions on travel and public gatherings as well as the overall effect of the COVID-19 virus is currently unknown.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we are required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. We estimate these costs to be in excess of $100,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $700 million in public float market capitalization.

If our revenues are insufficient or non-existent, or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

Any acquisitions that we potentially undertake will involve significant risks, and any acquisitions that we undertake in the future could disrupt our business, dilute stockholder value, and harm our operating results.

Part of our growth strategy is to expand our operations through strategic acquisitions to enhance existing products and offer new products, enter new markets and businesses, strengthen and avoid interruption from our supply chain, and enhance our position in current markets and businesses. Acquisitions involve significant risks and uncertainties. We cannot accurately predict the timing, size, and success of any future acquisitions. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our operating results.

Our ability to complete acquisitions that we desire to make will depend upon various factors, including the following:

●	the availability of suitable acquisition candidates at attractive purchase prices;

●	the ability to compete effectively for available acquisition opportunities;

●	the availability of cash resources, borrowing capacity, or stock at favorable price levels to provide required purchase prices in acquisitions;

●	the ability of management to devote sufficient attention to acquisition efforts; and

●	the ability to obtain any requisite governmental or other approvals.

We may have little or no experience with certain acquired businesses, which could involve significantly different supply chains, production techniques, customers, and competitive factors than our current business. This lack of experience would require us to rely to a great extent on the management teams of these acquired businesses. These acquisitions also could require us to make significant investments in systems, equipment, facilities, and personnel in anticipation of growth. These costs could be essential to implement our growth strategy in supporting our expanded activities and resulting corporate structure changes. We may be unable to achieve some or all of the benefits that we expect to achieve as we expand into these new markets within the time frames we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as we expand into these new markets, or do not achieve them within the time frames we expect, our business, financial condition, and results of operations could be adversely affected.

Unforeseen expenses, difficulties, and delays frequently encountered in connection with future acquisitions could inhibit our growth and negatively impact our profitability. Any future acquisitions may not meet our strategic objectives or perform as anticipated. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. These interim fluctuations could adversely affect the market price of our Common Stock.

If we finance any future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience dilution in the voting power of their Common Stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our Common Stock for acquisitions will depend on the market price of our Common Stock from time-to-time and the willingness of potential acquisition candidates to accept our Common Stock as full or partial consideration for the sale of their businesses. Our inability to use our Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings to pursue an acquisition could limit our growth.

RISKS RELATED TO OUR LEGAL AND REGULATORY ENVIRONMENT

Failure to comply with applicable laws and changing legal and regulatory requirements could harm our business and financial results.

Our policies and procedures are reasonably designed to comply with applicable laws, accounting and reporting requirements, tax rules and other regulations and requirements, including those imposed by the SEC, and foreign countries, as well as applicable trade, labor, safety, environmental, labeling and gun safety related laws, such as the Protection of Lawful Commerce in Arms Act as well as state laws. The complexity of the regulatory environment in which we operate and the related cost of compliance are both increasing due to additional or changing legal and regulatory requirements, our ongoing expansion into new markets and new channels, and the fact that foreign laws occasionally conflict with domestic laws. In addition to potential damage to our reputation and brand, failure by us or our business partners to comply with the various applicable laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in litigation, civil and criminal liability, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements and have an adverse impact on our business and financial results.

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Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of September 30, 2021, and December 31, 2020, we had net operating loss carryforwards, or NOLs, for federal and state income tax purposes of $25,760,803 and $20,870,713, respectively, which begins to expire in 2034.Net operating loss carryforwards are available to reduce future taxable income. The federal net operating losses generated before 2018 will begin to expire in 2032. The federal net operating losses generated in and after 2018 may be carried forward indefinitely. The expiration of state NOL carryforwards vary by state and begin to expire in 2024. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future (which may be outside our control).

Under the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the CARES Act, NOLs arising in tax years beginning after December 31, 2017, are subject to an 80% of taxable income limitation (as calculated before taking the NOLs into account) for tax years beginning after December 31, 2020. In addition, NOLs arising in tax years 2018, 2019, and 2020 are subject to a five-year carryback and indefinite carryforward, while NOLs arising in tax years beginning after December 31, 2020, also are subject to indefinite carryforward but cannot be carried back. Our NOLs may also be subject to limitations in other jurisdictions. For example, California recently enacted legislation suspending the use of NOLs for taxable years 2020, 2021, and 2022 for many taxpayers. In future years, if and when a net deferred tax asset is recognized related to our NOLs, the changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2017.

If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our future success depends upon our proprietary technology. Our protective measures, including patent and trade secret protection, may prove inadequate to protect our proprietary rights. The right to stop others from misusing our trademarks, service marks, and patents in commerce depends to some extent on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our efforts to stop improper use, if insufficient, may lead to loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any patent that we have or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, our patents may be held invalid upon challenge, or others may claim rights in or ownership of our patents. Company owned trademarks are listed under the heading Intellectual Property on pages 7 and 55.

Federal regulation and enforcement may adversely affect the implementation of medical controlled substance laws and regulations may negatively impact our revenues and profits.

Currently, many states plus the District of Columbia have laws or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

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The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana.

Variations in state and local regulation and enforcement in states that have legalized medical controlled substance that may restrict marijuana-related activities, including activities related to medical cannabis and Biotech complex work on cannabis, may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Nineteen states and the District of Columbia and Guam have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical marijuana exemptions. For example, Alaska and Colorado have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or potential customers from using our products, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational marijuana growers. The extent to which the regulation of drug paraphernalia under the CSA is applicable to the sale of our dispensaries is found in the definition of “drug paraphernalia.” Drug paraphernalia means any equipment, product, or material of any kind that is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance, possession of which is unlawful.

Marijuana remains illegal under federal law

Cannabis is illegal under U.S. federal law. In those states in which the use of cannabis has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act (21 U.S.C. § 811). The Controlled Substances Act classifies cannabis as a Schedule I controlled substance, and as such, medical and adult use cannabis use is illegal under U.S. federal law. Unless and until Congress amends the Controlled Substances Act with respect to cannabis (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Since federal law criminalizing the use of cannabis pre-empts state laws that legalize its use, enforcement of federal law regarding cannabis is a significant risk and would likely result in our inability to precede with our business plans, especially in respect of expanding the reach of our dispensaries sale.

We are indirectly engaged in the medical and adult use cannabis industry in the United States where local state law permits such activities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge, and management may not be able to predict all such risks.

As of September 2021, there are 36 states, plus the District of Columbia (and the territories of Guam, Puerto Rico, the U.S. Virgin Islands and the Northern Mariana Islands), that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. In addition, Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont, Washington and the District of Columbia have legalized cannabis for adult use.

Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to cannabis and seek to prosecute cases involving cannabis businesses that are otherwise compliant with state laws in the future. While we are not subject to these laws, the uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations present risks for our dispensary safes business, including incurring substantial costs associated with compliance or altering certain aspects of our business plan.

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We are subject to the periodic reporting requirements of Section 15(d) and 12(g) of the Exchange Act that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in, and the complexity of our reports cannot be determined at this time and will affect the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced financial statement disclosure in registration statements, which must include two years of audited financial statements, reduced financial statement disclosure in annual reports on Form 10-K, and exemptions from the auditor attestation of management’s assessment of internal control over financial reporting. We may take advantage of these reporting exemptions until we are no longer a smaller reporting company.

If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock, if a market ever develops, could drop significantly.

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Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Furthermore, our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require our management to make estimates about matters that are inherently uncertain. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a smaller reporting company.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Stockholders’ voting power and ownership interest may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

Our Second Amended and Restated Articles of Incorporation authorizes our Board of Directors to issue up to 600,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock, of which we have designated 100,000 shares as Series A – Super Voting Convertible Preferred Stock (“Series A Preferred Stock”) (which were issued to two members of our current management, Messrs. Charles A. Ross, Jr. and Douglas Grau, and have superior voting rights of 1,000 to 1 over shares of our Common Stock, resulting in nearly 96% of the available stockholder votes upon the closing of the offering.). While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person. The power of the Board of Directors to issue shares of Common Stock, preferred stock or warrants or options to purchase shares of Common Stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the company’s outstanding Common Stock or voting power.

Given that we do not have committed sources of financing, we may attempt to raise capital by selling shares, possibly at a deep discount to market. These actions may result in dilution of the ownership interests and voting power of existing stockholders, further dilute Common Stock book value, and may delay, defer or prevent a change of control. As of February 4, 2022, we had approximately 2.21 million total shares outstanding, out of which 2,035,126 were shares of Common Stock, $0.001 par value, 100,000 were Preferred shares Class A, $0.001 par value, and 75,143 were Preferred shares Class B, $0.001 par value. As of December 31, 2021, we had approximately 701,776 shares of Common Stock issuable upon exercise of outstanding stock warrants with a weighted average exercise price of $8.45 per share.

Additionally, series of preferred stock may carry the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, superior voting or conversion rights and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

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Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to Common Stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Second Amended and Restated Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

Our Common Stock may be affected by limited trading volume and our share price may be volatile, which could adversely impact the value of our Common Stock.

There can be no assurance that an active trading market in our Common Stock will be maintained. Our Common Stock is likely to experience significant price and volume fluctuations in the future, which could adversely affect the market price of our Common Stock without regard to our operating performance and the market price of our Common Stock after this offering may drop below the price you pay. In addition, we believe that factors such as our operating results, quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets, including as the result of the COVID-19 pandemic, could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

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Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per Unit is substantially higher than the net tangible book value per share of our outstanding shares of Common Stock. As a result, investors in this offering will incur immediate dilution of $3.18 per share. Investors in this offering will pay a price per Unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the Warrants sold in this offering are exercised, you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Immediately prior to the closing of this offering, we expect to have approximately 701,776 outstanding stock options to purchase our Common Stock with an average exercise price of $8.45. To the extent that these options are exercised, there may be further dilution.

Warrants are speculative in nature.

The Warrants included in the Units, respectively, in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the Common Stock and pay an exercise price of per share, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. Until holders of the Warrants acquire Common Stock upon exercise of the Warrants, the holders will have no rights with respect to the Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a Stockholder as to the security exercised only as to matters for which the record date occurs after the exercise. Moreover, following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Although the Warrants included in the Units will begin trading on Nasdaq on February 7, 2022, there is no assurance that an active trading market will develop.

Although the Warrants included in the Units will begin trading on Nasdaq on February 7, 2022, there can be no assurance that there will be an active trading market for the Warrants. Without an active trading market, the liquidity of the Warrants will be limited.

Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our governing organizational documents, certain provisions of the Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Our executive officers and directors, and their affiliated entities, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Upon closing of this offering, our executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately 12.54% of our Common Stock (approximately 11.58% if the underwriters’ option is exercised in full). Accordingly, these stockholders may, as a practical matter, continue to be able to control the election of a majority of our directors and the determination of all corporate actions after this offering. This concentration of ownership could delay or prevent a change in control of the Company.

Additionally, as referenced above, we issued 100,000 shares of Series A Preferred Stock to two members of our current management, Messrs. Charles A. Ross, Jr. and Douglas Grau, which have superior voting rights of 1,000 to 1 over shares of our Common Stock, resulting in nearly 96% of the available stockholder votes upon the closing of the offering. While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person.

We do not anticipate that we will pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any dividends on our Common Stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Common Stock. As a result, you may only receive a return on your investment in our Common Stock if the market price of our Common Stock increases.

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We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Furthermore, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

RISKS RELATED TO THE INDUSTRY

The industry in which we operate is competitive, price sensitive and subject to risks of governmental regulations or laws. If our competitors are better able to develop and market products that are more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The safe and personal security industry is characterized by intense competition. We will face competition on the basis of product features, reliability, price, apparent value, and other factors. Competitors may include large safe makers and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging styles, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our industry could experience greater scrutiny and regulation by governmental authorities, which may lead to greater governmental regulation in the future.

The rapidly growing interest in new concealed carry products that this rapidly growing market may attract the attention of government regulators and legislators. The current trend in legislation is to roll back or minimize access to firearms restrictions, but there can be no assurance that this trend will continue.

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USE OF PROCEEDS

We estimate that the net proceeds in this offering will be approximately $9,000,000 after deducting underwriting discounts and commissions and estimated offering expenses payable by us, or $10,417,500 if the Representative exercises its option in full.

The Company intends to use the net proceeds from this offering as follows:

●	Approximately $1,087,123 to repay outstanding indebtedness to an accredited related party which bears interest at 12% and is due October 6, 2024. Since this indebtedness was incurred within one year, the use of proceeds for this indebtedness was $638,331.27 to repay a note from a corporation, an initial payment of $100,000 toward repayment of a note from an accredited investor, an initial payment of $100,000 toward repayment of a note from an accredited investor, a payment of $50,000 to retire a note from an accredited investor, a purchase of $110,000 worth of inventory from our manufacturer and the balance of working capital;

●	Approximately $576,985 to repay outstanding indebtedness to an accredited related party which bears interest at 8.4% and is due February 15, 2022;

●	Approximately $50,000 to repay outstanding indebtedness to an accredited related party which bears 0% interest and is due December 1, 2022. Since this indebtedness was incurred within one year, the use of proceeds for this indebtedness was a $100,000 deposit toward the purchase of inventory from our manufacturer;

●	Approximately $36,161 to repay outstanding indebtedness to an accredited investor which bears interest at 15% and is due February 15, 2022;

●	Approximately $225,000 to repay outstanding indebtedness to an accredited investor which bears interest at 0% and was due February 16, 2022;

●	Approximately $53,692 to repay outstanding indebtedness to an institutional investor which bears interest at 16% and was due August 3, 2021 (no acceleration of the debt or notice of default has been sent by this note holder);

●	Approximately $224,000 to repay outstanding indebtedness to an accredited investor which bears interest at 12% and was due October 13, 2021 (no acceleration of the debt or notice of default has been sent by this note holder);

●	Approximately $109,764 to repay outstanding indebtedness to an accredited investor which bears interest at 12% and is due February 15, 2022;

●	Approximately $131,852 to repay outstanding indebtedness to an accredited investor which bears interest at 18% and is due February 15, 2022;

●	Approximately $21,792 to repay outstanding indebtedness to an accredited investor which bears interest at 12% and is due February 15, 2022;

●	Approximately $7,152 to repay outstanding indebtedness to an accredited investor which bears interest at 12% and is due February 15, 2022;

●	Approximately $6,400,000 for general corporate purposes, including working capital, increased research and development expenditures and funding our growth strategies.

We plan to use the net proceeds we receive from this offering, and any proceeds from the exercise of Warrants, for the following purposes:

Use of Net Proceeds
Working Capital	$2,000,000
Research and Development	$500,000
Repayment of Debt	$2,600,000
Funding for Growth Strategies	$3,900,000

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

We expect that the net proceeds, together with our existing cash and cash equivalents will enable us to fund our operations for at least 24 months. In addition, we have granted the Representative a 45-day option to purchase up to an additional 379,518 shares of Common Stock, and/or Warrants to purchase up to 379,518 shares of Common Stock (equal to 15% of the number of shares of Common Stock, and Warrants underlying the Units sold in the offering). We will use the proceeds from the sale of these additional shares for repayment of debt, working capital and general corporate purposes.

The expected use of net proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of such net proceeds. Furthermore, in the event we make significant capital expenditures, the net proceeds of this offering may not be sufficient to fund such expenditures, and we may need to raise additional capital. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. Any future determination to declare cash dividends will be made at the discretion of our Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board may deem relevant. Nevada law limits when we can pay dividends on our equity securities. Further, our continuing operating losses require us to use funds we receive in financings to meet our working capital needs, and we do not expect to pay dividends in the near term. We may also be restricted from paying dividends per restrictive covenants in existing debt agreements.

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CAPITALIZATION

Set forth below is our cash and capitalization as of September 30, 2021:

● on an actual basis; and

● on a pro forma basis to reflect : (i) the issuance and sale of the Units by us in this offering at the public offering price of $4.15, after deducting the estimated discounts, non-accountable expense allowance and the estimated offering expenses payable by us for net proceeds of $9,000,000; (ii) the automatic conversion of the Cavalry Bridge Loan into 377,484 pre-funded warrants to purchase Common Stock with a restrictive legend with an exercise price of $0.01 per share based on (a) a principal amount owed as of January 31, 2022 of $1,150,000, and (b) accrued interest owed as of February 6, 2022 of $24,917; (iii) the conversion of debt into 186,067 shares of Common Stock based on principal amount owed as of February 4, 2022 of $747,985; (iv) the repayment of $2,600,000 in debt as detailed in the Use of Proceeds section of this prospectus; and (v) the conversion of Preferred Stock B Series to 251,698 shares of Common Stock.

	As of September 30, 2021
	Actual (unaudited)	Pro Forma (unaudited)
Cash	$218,332	$6,636,707
Total Liabilities	(4,664,392)	(159,865)
	-	-
Preferred stock, Series A, $0.001 par value; 10,000,000 shares authorized; 100,000 issued and outstanding as of September 30, 2021	100	100
Preferred stock, Series B, $0.001 par value; 10,000,000 shares authorized; 276,501 shares issued and outstanding as of September 30, 2021	$277	$75
Common Stock, $0.001 par value; 600,000,000 shares authorized; 1,506,353 shares issued and outstanding as of September 30, 2021	$1,507	$4,476
Additional paid-in capital	$22,421,898	$33,342,033

Accumulated (deficit)	$(25,760,803)	$(25,760,803)
Total stockholders’ equity	$(3,337,021)	$7,585,881

You should read the information in the table above together with our unaudited consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus. The figures referenced in this “Capitalization” section reflect the Reverse Stock Split of the outstanding Common Stock of the Company at an assumed one-for-eighty (1:80) ratio to occur on February 7, 2022.

The table above under the heading “Actual” is based on 1,506,353 shares of Common Stock outstanding as of September 30, 2021, and excludes the following as of that date:

● 465,512 shares of Common Stock issuable upon exercise of outstanding stock warrants, with a weighted average exercise price of $8.80 per share;

● 345,627 shares of Common Stock issuable upon conversion of 276,501 shares of Series B Preferred Stock as of September 30, 2021;

● any securities issuable upon exercise of the Representative’s option.

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DILUTION

If you invest in our Units in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of Common Stock that is part of the Unit, and the as adjusted net tangible book value per share of Common Stock immediately after this offering. The figures referenced in this “Dilution” section reflect the Reverse Stock Split of the outstanding Common Stock of the Company at an assumed one-for-eighty (1:80) ratio to occur immediately following the effective date but prior to the closing of the offering.

Our historical net tangible book value as of September 30, 2021, was ($4,711,382), or ($1.988) per share of Common Stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share of Common Stock is our historical net tangible book value divided by the number of outstanding Common Stock as of September 30, 2021.

After giving effect to the sale of Units that we are offering, attributing no value to the Warrants, at the public offering price of $4.15 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on a pro forma adjusted basis as of September 30, 2021, would have been $0.966 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $2.954 per share of Common Stock to our existing stockholders and an immediate dilution of $3.184 per share of Common Stock to new investors purchasing Common Stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Common Stock.

The following table illustrates this dilution:

Public offering price per share (attributing no value to the Warrants)	$4.15
Net tangible book value per Common Stock as of September 30, 2021	$(1.988)
Pro forma net tangible book value per share of Common Stock as of September 30, 2021, to give effect to this offering	$0.966
Dilution per share to new investors in this offering	$(3.184)

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding Warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering.

If the underwriters exercise in full their option to purchase additional Common Stock in this offering, the as adjusted net tangible book value after the offering would be $1.165 per share, the increase in net tangible book value to existing stockholders would be $3.153 per share, and the dilution to new investors would be $2.985 per share, in each case at the public offering price of $4.15 per share.

The table above under the heading “Actual” is based on 1,506,353 shares of Common Stock outstanding as of September 30, 2021 and excludes the following as of that date:

● 345,627 shares of Common Stock issuable upon conversion of 276,501 shares of Series B Preferred Stock as of September 30, 2021;

● any securities issuable upon exercise of the Representative’s option.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

Overview

The Company focuses primarily on marketing branded safes and personal security products, including concealed carry/self-defense products. Additionally, the Company designs and produces branded apparel and other accessories. The Company promotes and sells its products primarily through retailers using a dealer network, various leading national and regional retailers, local specialty sports, hunting and firearms stores. The Company also markets and sells its products online, through its website, as well as on Amazon.com where customers can place an order for the Company’s branded backpacks and apparel items. The Company’s products have the American Rebel Brand imprint.

Recent Developments and Trends

Amended and Restated Articles of Incorporation

Pursuant to the May 21, 2021, majority consent of stockholders in lieu of an annual meeting, the Company amended and restated its Articles of Incorporation effective as of July 14, 2021. A copy of the amended and restated articles of incorporation were attached to the Form 8-K filed with the SEC on July 28, 2021, as Exhibit 3.1.

Articles – Amended Designation of Series B Preferred Stock

Effective July 26, 2021, the board of directors of the Company approved an amendment to the certificate of designation of the Company’s Series B Preferred Stock to increase the authorized shares of Series B Preferred Stock from 250,000 shares to 350,000. The amended certificate of designation was attached to the Form 8-K with the SEC filed on July 28, 2021, as Exhibit 4.1.

Amended and Restated Articles of Incorporation, Bylaws and Reverse Stock Split

On November 26, 2021, the Company filed a Schedule 14C with the Securities and Exchange Commission to amend our Articles of Incorporation and Bylaws, and to approve the Reverse Stock Split. These amendments to the Company’s Articles of Incorporation and Bylaws will become effective on or after December 20, 2021.

The amendments to our Articles of Incorporation are modifications to: (i) adopt a forum selection provision (Article XIII) to require that any or all internal corporate claims, including claims made in the right of the Company, shall be brought solely and exclusively in any or all of the courts of the State of Nevada; (ii) adopt a severability provision (Article XIV); and (iii) restate the Articles of Incorporation. The amendments to our Bylaws are modifications to better reflect the business of the Company and in order to improve administrative and governing procedures for it and the protection of its stockholders.

The Board of Directors recommended, and the voting stockholders approved an amendment (Article VI) to the Company’s Articles of Incorporation to effectuate a Reverse Stock Split at a ratio of up to one-for-200, as the Board of Directors may determine. The Board of Directors believe that the Reverse Stock Split is beneficial for the Company’s potential listing of Common Stock on Nasdaq Capital Market and improving marketability and liquidity of the Company’s Common Stock.

The description of the amendments to the Articles of Incorporation and Bylaws, and approval of the Reverse Stock Split is qualified in its entirety by reference to the actual changes in the Articles of Incorporation, copies of which are attached as Appendix A and B, and Bylaws, a copy of which is attached as Appendix C, to the Company’s definitive Information Schedule 14C, filed with the Securities and Exchange Commission on November 26, 2021.

Results of Operations

From inception through September 30, 2021, we have generated an operating deficit of $25,760,803. We expect to incur additional losses during the fiscal year ending December 31, 2021, and beyond, principally as a result of our increased investment in inventory, marketing expenses, and the limited sales of our new products as we seek to establish them in the marketplace.

Nine Months Ended September 30, 2021 Compared To Nine Months Ended September 30, 2020

Revenue and cost of goods sold

For the nine months ended September 30, 2021, we reported Sales of $848,357, compared to Sales of $899,238 for the nine months ended September 30, 2020.

For the nine months ended September 30, 2021, we reported Cost of Sales of $716,943, compared to Cost of Sales of $659,006 for the nine months ended September 30, 2020.

For the nine months ended September 30, 2021, we reported Gross Profit of $131,414, compared to Gross Profit of $240,232 for the nine months ended September 30, 2020. Sales of our products began during the fourth quarter of 2016.

Operating Expenses

Total operating expenses for the nine months ended September 30, 2021, were $2,795,037 compared to $2,414,991 for the nine months ended September 30, 2020, as further described below.

For the nine months ended September 30, 2021, we incurred consulting and business development expenses of $1,774,003, compared to consulting and business development expenses of $404,700 for the nine months ended September 30, 2020. The change in consulting and business development expenses was due to the issuance of stock as compensation.

For the nine months ended September 30, 2021, we incurred product development expenses of $275,780, compared to product development expenses of $275,565 for the nine months ended September 30, 2020. There was no significant change in product development expenses.

For the nine months ended September 30, 2021, we incurred marketing and brand development expenses of $138,783, compared to marketing and brand development expenses of $331,775 for the nine months ended September 30, 2020. The change in marketing and brand development expenses relates primarily to a decrease of activities related to the ongoing COVID-19 pandemic, public health restrictions and cost-saving measures.

For the nine months ended September 30, 2021, we incurred general and administrative expenses of $603,727, compared to general and administrative expenses of $1,356,430 for the nine months ended September 30, 2020. The change relates primarily to a decrease in administrative expenses establishing company processes and procedures and cost-saving measures.

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For the nine months ended September 30, 2021, we incurred depreciation expense of $2,744, compared to depreciation expense of $46,521 for the nine months ended September 30, 2020. The decrease in depreciation expense relates primarily to the maturity of depreciable assets.

Other income and expenses

For the nine months ended September 30, 2021, we incurred interest expense of $1,500,744, compared to interest expense of $1,507,662 for the nine months ended September 30, 2020. The similar amount of interest expense is due to ongoing debt refinancing and conversions of debt to equity. Included in this total interest expense, during the nine months ended September 30, 2021, we incurred interest expense by amortization of the discount recorded for the issuance of shares of Common Stock in connection with working capital loans of $885,920, compared to $462,072 during the nine months ended September 30, 2020, in interest expense by amortization of the discount recorded for the issuance of shares of Common Stock in connection with working capital loans.

Net Loss

Net loss for the nine months ended September 30, 2021, amounted to $4,890,090, resulting in a loss per share of $0.05, compared to $4,601,663 for the nine months ended September 30, 2020, resulting in a loss per share of $0.08. The slight increase in the net loss from the nine months ended September 30, 2020, to the nine months ended September 30, 2021, is primarily due to the use of stock as compensation. The Loss on Extinguishment of Debt of $725,723 incurred in the nine months ended September 30, 2021, and $919,242 incurred during the nine months ended September 30, 2020, created by the issuance of Common and Preferred Stock to eliminate short term debt and accrued interest expense continued the Company’s efforts to reduce debt.

Three Months Ended September 30, 2021 Compared To Three Months Ended September 30, 2020

Revenue and cost of goods sold

For the three months ended September 30, 2021, we reported Sales of $295,490, compared to Sales of $279,308 for the three months ended September 30, 2020.

For the three months ended September 30, 2021, we reported Cost of Sales of $280,212, compared to Cost of Sales of $228,584 for the three months ended September 30, 2020.

For the three months ended September 30, 2021, we reported Gross Profit of $15,278, compared to Gross Profit of $50,724 for the three months ended September 30, 2020. Sales of our products began during the fourth quarter of 2016.

Operating Expenses

Total operating expenses for the three months ended September 30, 2021, were $971,882 compared to $618,808 for the three months ended September 30, 2020, as further described below.

For the three months ended September 30, 2021, we incurred consulting and business development expenses of $656,784, compared to consulting and business development expenses of $136,877 for the three months ended September 30, 2020. The change in consulting and business development expenses was due to the issuance of stock as compensation.

For the three months ended September 30, 2021, we incurred product development expenses of $42,720, compared to product development expenses of $89,578 for the three months ended September 30, 2020. The change in product development expenses relates primarily to a decrease of activities in preparation of new product launches.

For the three months ended September 30, 2021, we incurred marketing and brand development expenses of $34,669, compared to marketing and brand development expenses of $90,305 for the three months ended September 30, 2020. The change in marketing and brand development expenses relates primarily to a decrease of activities including major trade shows due to the COVID-19 pandemic and public health restrictions.

For the three months ended September 30, 2021, we incurred general and administrative expenses of $236,763, compared to general and administrative expenses of $286,541 for the three months ended September 30, 2020. The change relates primarily to a decrease in administrative expenses establishing company processes and procedures.

For the three months ended September 30, 2021, we incurred depreciation expense of $946, compared to depreciation expense of $15,507 for the three months ended September 30, 2020. The decrease in depreciation expense relates primarily to the maturity of depreciable assets.

Other income and expenses

For the three months ended September 30, 2021, we incurred interest expense of $382,601, compared to interest expense of $681,076 for the three months ended September 30, 2020. Included in this total interest expense, during the three months ended September 30, 2021, we incurred interest expense by amortization of the discount recorded for the issuance of shares of Common Stock in connection with working capital loans of $216,636, compared to $198,990 during the three months ended September 30, 2020, in interest expense by amortization of the discount recorded for the issuance of shares of Common Stock in connection with working capital loans.

Net Loss

Net loss for the three months ended September 30, 2021, amounted to $1,426,780, resulting in a loss per share of $0.01, compared to $1,318,085 for the three months ended September 30, 2020, resulting in a loss per share of $0.02. The increase in the net loss from the three months ended September 30, 2020, to the three months ended September 30, 2021, is primarily due to the issuance of stock as compensation. The Loss on Extinguishment of Debt of $87,575 incurred during the three months ended September 30, 2021, was created by issuance of Common and Preferred Stock to eliminate short term debt and accrued interest expense.

Liquidity and Capital Resources

We are a development stage company and our revenue from our planned operations does not cover our operating expenses. We have a working capital deficit of $4,726,654 on December 31, 2020, and $3,338,820 on September 30, 2021, and have incurred a deficit of $25,760,803 from inception to September 30, 2021. We have funded operations primarily through the issuance of capital stock, convertible debt, and other securities.

During the nine months ended September 30, 2021, we raised net cash of $697,505 by issuance of common and Preferred Shares, as compared to $7,000 for the nine months ended September 31, 2020. During the nine months ended September 30, 2021, we raised net cash of $0 through the issuance of debt instruments, as compared to $125,000 for the nine months ended September 30, 2020. During the nine months ended September 30, 2021, we raised net cash of $2,169,100 through the issuance of notes payable secured by inventory, as compared to $2,208,671 for the nine months ended September 30, 2020. During the nine months ended September 30, 2021, we repaid $0 on loans received from our Chief Executive Officer, as compared to $0 that we repaid in loans from our Chief Executive Officer during the nine months ended September 30, 2020.

As we continue with the launch of our American Rebel safes and concealed carry product line we have devoted and expect to continue to devote significant resources in the areas of capital expenditures and marketing, sales, and operational expenditures.

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We expect to require additional funds to further develop our business plan, including the anticipated launch of additional products in addition to continuing to market our safes and concealed carry product line. Since it is impossible to predict with certainty the timing and amount of funds required to establish profitability, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake will likely be dilutive to existing stockholders.

In addition, we expect to also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, developing or acquiring new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our Common Stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our product lines.

Financing Arrangements

Debt Restructuring

The Company has recently engaged in a financial restructuring (the “Debt Restructuring”), that included extending, renewing, and structuring terms of loans with investors and third-party creditors.

Cavalry Bridge Loan

As part of the Debt Restructuring, on September 29, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with accredited investor Cavalry.

Pursuant to the Purchase Agreement, the Company issued to the Cavalry senior secured convertible promissory note in the aggregate principal amount of $1,150,000 (the “Note”). The net proceeds received by the Company were $1,035,000 (less investor’s fees in the amount of $35,000 owed to Cavalry as contemplated by the Purchase Agreement). The Company intends to use the net proceeds for working capital and general corporate purposes.

The Note has a maturity date of one year from the closing date. The Note bear interest at a rate of 6% per annum, which is also payable on maturity. In the event the Company fails to pay any amount when due under the Note, the interest rate will increase to the lesser of 15% or the maximum amount permitted by law.

Beginning on the date that is six months following the closing date, Cavalry may convert any amount due under the Note at any time, and from time to time, into shares of the Company’s Common Stock at a conversion price of $6.00 per share; provided, however, that Cavalry may not convert any portion of the Note that would cause Cavalry to beneficially own in excess of 4.99% of the Company’s Common Stock. The conversion price and number of shares of the Company’s Common Stock issuable upon conversion of the Note will be subject to adjustment from time to time for any subdivision or consolidation of shares and other dilutive events.

The Note includes a mandatory conversion, pursuant to which the principal amount and any accrued or unpaid interest automatically convert into the Company’s Common Stock, or into the Company’s Common Stock and warrants, if warrants are included in Qualified Financing (as defined below), upon the closing of a public offering for cash of Common Stock or Common Stock equivalents with initial gross proceeds to the Company equal to or greater than $8,000,000, and which results in the listing of the Company’s Common Stock on a “national securities exchange” as defined in the Exchange Act of 1934 (“Qualified Financing”), at a price per share equal to the lower of (i) $6.00 and (ii) 75% of the offering price in the Qualified Financing. Any Warrants issued upon conversion would have the same terms as the warrants sold in the offering. Any shares of Common Stock of the Company Cavalry would receive in connection with such mandatory conversion may not be sold until the date that is six months following the closing date. The offering described in this prospectus, should it be successful, would be a Qualified Financing and trigger a mandatory conversion of the Cavalry Bridge Loan.

Pursuant to the Note, upon the closing of this offering, Cavalry will convert its Note, which principal amount and accrued interest would equal at that time $1,174,917, to 377,484 pre-funded warrants with a restrictive legend with an exercise price of $0.01 per share.

The Note contains a number of customary events of default. Additionally, the Note is secured by all of the assets of the Company, including a lien on and security interest in all of the issued and outstanding equity interests of the wholly-owned subsidiary of the Company, pursuant to a security agreement that was entered into in connection with the issuance of the Note (the “Security Agreement”). Additionally, pursuant to a Guaranty, dated as of September 29, 2021 (the “Guaranty”), among the Company and its wholly-owned subsidiary identified therein (the “Guarantor”), obligations under the Purchase Agreement are guaranteed by the Guarantor.

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In connection with the issuance of the Note, five-year warrants to purchase up to an aggregate of 191,667 shares of the Company’s Common Stock at an exercise price of $8.00 per share were issued to Cavalry.

Cavalry may not exercise the Warrants with respect to any number of Warrant Shares that would cause Cavalry to beneficially own in excess of 4.99% of the Company’s Common Stock. Further, if at any time after the six month anniversary of the closing date there is no effective Registration Statement covering the resale of the Warrant Shares at prevailing market prices by Cavalry, then the Warrants may also be exercised at Cavalry’s election, in whole or in part and in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise, at such time by means of a “cashless exercise” in which Cavalry will be entitled to receive a number of Warrant Shares pursuant to calculation methodology specified in the Warrants. The number of shares of Common Stock to be deliverable upon exercise of the Warrants is subject to adjustment for subdivision or consolidation of shares and other standard dilutive events, or in the event the Company effects a reorganization, reclassification, merger, consolidation, disposition of assets, or other fundamental transaction.

In connection with the issuance of the Note, the Company entered into a registration rights agreement with Cavalry (the “Registration Rights Agreement”) whereby the Company agreed to file a registration statement covering Cavalry’s resale of all of the Common Stock underlying the Note and the Warrants following 30 days of the closing date (the “Initial Offering Registration Rights”). On October 28, the Company and Cavalry entered into an amendment to the Registration Rights Agreement pursuant to which the parties agreed to substitute Cavalry’s Initial Offering Registration Rights and all notice and other rights related thereto, with the obligation of the Company to file a secondary registration statement with respect to the Registrable Securities set forth in Section 2(a) of the Registration Rights Agreement within 45 days following the closing date for the later of the exercise of the underwriters’ option to purchase additional securities under this Offering.

Promissory Notes

As part of the Debt Restructuring (as defined above), the Company also entered into replacement notes to extend the maturity on certain prior notes.

On September 15, 2021, the Company entered into a $125,301.76 unsecured Promissory Note with an accredited investor. The unsecured Promissory Note bears an interest rate of 18% per annum and all due and payable interest and principal are due on or before December 15, 2021. A component of the unsecured Promissory Note included a grant of 1,563 shares of restricted Common Stock of the Company. The unsecured Promissory Note contains customary warranties, covenants and representations of the Company. The maturity date on this note was subsequently extended to February 15, 2022.

On September 13, 2021, the Company entered into a $106,000 unsecured Promissory Note with an accredited investor. The unsecured Promissory Note bears 12% interest per annum on the outstanding amount from September 13, 2021, and all principal and interest shall be paid by the Company to the accredited investor by December 13, 2021. The Unsecured Promissory Note included a grant of 1,250 shares of restricted Common Stock of the Company. The unsecured Promissory Note contains customary warranties, covenants and representations of the Company. The maturity date on this note was subsequently extended to February 15, 2022.

On September 13, 2021, the Company entered into a $562,991.78 unsecured Promissory Note with an officer of the Company bearing an interest rate of 8.4% per annum on the outstanding amount from September 13, 2021 and maturing on December 13, 2021. The unsecured Promissory Note was a replacement of a $200,000 Note dated March 6, 2020, and a replacement of a $300,000 Note dated March 26, 2020. The unsecured Promissory Note satisfies all indebtedness and terms of the March 6, 2020 Note and the March 26, 2020 Note. The March 6, 2020 Note and the March 26, 2020 Note are paid in full. The Promissory Note included a grant of 6,250 shares of restricted Common Stock of the Company. The unsecured Promissory Note contains customary warranties, covenants and representations of the Company.

On September 3, 2021, the Company entered into a $34,489 unsecured Promissory Note with an accredited investor. The unsecured Promissory Note bears 15% interest per annum. Principal and interest on the unsecured Promissory Note are due at maturity, December 2, 2021. The Company has also issued 432 shares of Common Stock as a component of this note. This maturity date on this note was subsequently extended to February 28, 2022.

On July 1, 2021, the Company entered into a $600,000 unsecured Promissory Note with an accredited investor. The unsecured Promissory Note bears 12% interest per annum. The principal of the unsecured Promissory Note is due on July 1, 2022. The unsecured Promissory Note contains customary warranties, covenants and representations of the Company.

On June 21, 2021, the Company entered into a $329,609.50 unsecured Promissory Note with an accredited investor. The unsecured Promissory Note bears 12% interest per annum. Principal and interest payments are due in accordance with an amortization schedule with a maturity date of June 21, 2024. The unsecured Promissory Note contains customary warranties, covenants and representations of the Company. The principal and interest due on this note will be converted into shares of Common Stock of the Company after the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the offering.

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On April 18, 2021, the Company entered into a Secured Promissory Note with an accredited investor in the amount of $591,000. The Secured Promissory Note replaced and superseded a prior Secured Note with a remaining balance of $183,000 and a Consolidated Note with a remaining balance of $455,670. Payments under the Secured Promissory Note are due in accordance with a schedule, with the first payment of $100,000 due on or before April 23, 2021, and the final payment of $8,000 due on September 1, 2023. The Secured Promissory Note does not bear interest. The Secured Promissory Note contains customary warranties, covenants and representations of the Company, and a right of first refusal of the accredited investor exercisable in connection with any proposed transfer of all or any portion of the Secured Promissory Note. The principal and interest due on this note will be converted into shares of Common Stock of the Company after the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the offering.

On March 31, 2021, the Company entered into an unsecured Forbearance Agreement with an accredited investor with respect to certain four previous notes between the accredited investor and the Company. The total outstanding amount owed to the accredited investor was $273,187.50 as of March 29, 2021. Pursuant to the Forbearance Agreement, the Company has agreed to pay an initial payment of $100,000, followed by seven monthly payments of $21,648.44 through December 2021, in exchange for delaying the exercise of rights and remedies under the previous notes by the accredited investor based on the existence of certain events of default. The Forbearance Agreement contains customary warranties, covenants and representations of the Company.

On January 6, 2021, the Company entered into a $40,000 Promissory Note with an accredited investor. The Promissory Note bears 18% interest per annum and the interest and principal on the Note are due at the Notes maturity, January 6, 2022. The maturity date on this note was extended to February 15, 2022.

On October 13, 2020, the Company entered into a $200,000 unsecured Promissory Note with an accredited investor. The unsecured Promissory Note bears 12% per annum interest, paid monthly. The principal of the unsecured Promissory Note was due on October 13, 2021 (no acceleration of the debt or notice of default has been sent by this note holder). The Promissory Note contains customary warranties, covenants and representations of the Company.

On August 3, 2020, the Company entered into a Self-Amortization Promissory Note with an accredited investor. The Promissory Note bears 12% interest per annum.

On August 22, 2019, the Company entered into a Replacement Note with an accredited investor in the amount of $300,000. The Replacement Note contains a repayment schedule that includes principal and interest. There are three payments remaining on the Replacement Note.

Since September 16, 2016, the Company has sold convertible debentures in the amount of $2,405,000 in the form of 12% three-year convertible term notes. Interest is accrued at an annual rate of 12% and is payable in Common Stock of the Company at maturity. Both principal and interest may be converted into Common Stock at a price of $40.00 per share after the passage of 181 days. The Company may redeem the debenture at its option or force conversion after Common Stock trades at a price in excess of $80.00 per share for five days. The Holder may force redemption after the Company raises $3 million dollars in equity. The holders of the convertible debentures were issued three-year warrants to purchase 3,063 shares of the Company’s Common Stock at $80.00 per share. As of December 31, 2018, the Company received $2,405,000 under this convertible debenture. In April and November of 2018, debentures with face value of $2,060,000 plus accrued interest of $280,529 were converted into 58,513 shares of Common Stock. As of December 31, 2019, the Company had a face value of $345,000 due under this convertible debenture.

The convertible debenture holder, based on its agreement, with maturities beginning September 16, 2019, has the option to convert their principal and interest into 8,625 (plus 763 for accrued interest) shares of Common Stock. The fair value of the embedded beneficial conversion feature resulted in a discount of $227,110 to the convertible debenture related party on December 31, 2019, and a discount of $137,110 at December 31, 2020. As of October 15, 2021, the balance of the convertible debenture is $0.

In order to meet our working capital needs for the next twelve (12) months, we expect to finance our operations through additional debt or equity offerings. We may not be able to complete these or any other financing transactions on terms acceptable to the Company, or at all. Additionally, any future sales of securities to finance our operations will likely dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow. If we are unable to raise sufficient capital to fund our operations, it is likely that we will be forced to reduce or cease operations.

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Smith Bridge Loan

On April 9, 2021, the Company consummated a six-month secured bridge loan for an aggregate amount of $1,000,000 (the “Bridge Loan”) from Ronald A. Smith, a significant stockholder and recently appointed Chief Operating Officer. The Bridge Loan has a maturity date of October 9, 2021 (the “Maturity Date”). The loan bears interest at 8% and is to be prepaid from any financing in excess of $2,000,000. If the Company is unable to raise $2,000,000 by the Maturity Date, the Bridge Loan will be extended to a 36-month term at 12% with varied principal and interest payments during such extended term. The note underlying the Bridge Loan is secured by all the tangible and intangible assets of the Company that are not currently secured by other indebtedness or that become unencumbered through the repayment of other indebtedness.

Additionally, as part of the Bridge Loan, the Company issued the lender a warrant to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $8.00 per share with a five-year term. The Company also pledged 25,000 shares of Common Stock as security for the Bridge Loan.

Secured Loan

On January 1, 2016, the Company entered into a secured loan agreement in order to finance the acquisition of three vehicles for business purposes. The loan, payable in monthly installments, carries an interest at 12% per annum. The current balance on the loan is $15,569. The loan’s financing requirements have been suspended due to the COVID-19 pandemic. The Company expects the monthly installments to be reinstated in early 2022. The underlying vehicles serve for promotional business purposes, including at trade shows and dealer events.

Lines of Credit

On December 20, 2018, the Company entered into a $25,000 unsecured Loan with an interest rate of 8.98% offered by American Express. The Business Loan has an outstanding balance of $9,693 as of September 30, 2021. The Company makes a $399 monthly payment on the Business Loan.

Critical Accounting Policies

The preparation of financial statements and related footnotes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 1 to the financial statements, included elsewhere in this report, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

Off-Balance Sheet Arrangements

None.

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Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operation are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounted of assets, liabilities, revenues, and expenses. We have identified several accounting principles that we believe are key to the understanding of our financial statements. These important accounting policies require our most difficult subjective judgements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the valuation of allowances for doubtful accounts, valuation of deferred tax assets, inventories, useful lives of assets, intangible assets, and stock-based compensation.

Inventory

Inventory consists of backpacks, jackets, safes and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Research and Development

To date, we have expensed all costs associated with developing our product specifications, manufacturing procedures, and products through product development expense as this work was done by our design and engineering team.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

We adopted this ASC on January 1, 2018. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities within them.

Excise Tax

None applicable.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2021, and December 31, 2020, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

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Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, the Financial Accounting Standards Board (the “FASB”) acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Income Taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than 50% likelihood of being sustained upon examination by taxing authorities. As of September 30, 2021, and December 31, 2020, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next twelve (12) months.

The Company classifies tax-related penalties and net interest as income tax expense. For the nine-month period ended September 30, 2021, and 2020, respectively, no income tax expense has been recorded.

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Stock-Based Compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

During the three months ended September 30, 2021, the Company issued 123,122 shares of its Common Stock to pay professional and consulting fees. Total fair value of $617,068 was recorded as an expense.

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BUSINESS

Our Company

American Rebel, America’s Patriotic Brand, operates primarily on designing and marketing branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded accessories and apparel, including with concealment pockets.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories, and aim to make our products accessible at various price points for home use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our sole supplier and manufacturer to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices. We are in the process of developing a newly designed model safe, which is expected to be produced in the U.S. We anticipate our new model safe will offer and be equipped with technologically advanced features, such as independent boltworks operation, double-steel door-jamb framing, and a standardized geared locking mechanism.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com.

Our Products

We design, market and sell branded safes and personal security products, including concealed carry/self-defense products, and design and market apparel line and complimentary accessories. We promote and sell our products primarily through retailers using a dealer network, as well as online, through our website, and on Amazon.com, where customers can place an order for our branded backpacks and apparel items.

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Safes

We offer a wide range of home, office and personal safe models, in a broad assortment of sizes, features and styles, which are constructed with U.S.-made steel. Our safes exhibit the strength and rugged independence that America was built upon. American Rebel’s design makes keeping your firearms more secure in style. Products are marketed under the American Rebel brand. Although demand for our safes is strong across all segments of our customers, including individuals and families who wish to protect their valuables, to collectors and the dispensary servicing community, the demand for safe storage responsible solutions has been particularly strong among gun owners, sportsmen, competitive shooters and hunters alike. We expect to benefit from increasing awareness of and need for safe storage of firearms in future periods.

Large Safes

Our premium large safe collection consists of six premium safes in a range of sizes. All of our large safes share the same high-quality workmanship, are constructed out of 11-gauge U.S.-made steel and feature a double plate steel door, double-steel door casements and reinforced door edges. We believe that our large safes are ideal for storing valuables of significant size, and that they offer greater capacity for storage and protection. Our safes offer a fully adjustable interior to fit our customers’ needs. Depending on the model, one side of the interior may have shelves and the other side set up to accommodate long guns. The large safes are designed to be resistant to break-ins, natural disasters and fire damage, and to prevent unauthorized access and to protect your family and their valuables. A large, highly visible safe also is believed to act as a deterrent to any prospective thief. Safe storage is also top priority of our customer base who seeks to responsibly secure their firearms. Whenever a new firearm is purchased, gun owners look for our premium solution to responsible secure them and protect their loved ones.

Our large safes selection includes the following:

AR-50

The AR-50 is our biggest among the most secure safes. The AR-50 safe is designed to be strong, rugged, constructed of 11-gauge American-made steel and maintains capacity to comfortably store over 40 firearms comfortably. This premium gun safe with a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers added security and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelf solution and optional additional accessories to increase the capacity to hold firearms. 72” tall, 40” wide with a depth of 28.5”.

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AR-40

The AR-40 has the same footprint as the AR-50; however, it is 12” shorter with a capacity of over 30 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge, designed to give our customers secure storage. It provides 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a flexible shelving system to accommodate firearm storage. The dimensions include 60” tall, 40” wide with a depth of 28.5”.

AR-30

The AR-30 offers nearly 50,000 cubic inches of storage. Built with the same strength and ruggedness as the AR-50 and AR-40 models, this safe holds over 20 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge. It is designed to give our customers the ability to store their firearms and valuables securely, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as offering optional add-on accessories to increase storage capacity. The dimensions include 60” tall, 34” wide with a depth of 24.5”.

AR-20

The AR-20 shares the quality workmanship as the other sizes with a capacity for over 15 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge is designed to prevent theft and provide protection from fire, flood and accidental access, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelving solution. The dimensions include 60” tall, 28” wide with a depth of 22.5”.

AR-15

The AR-15 fits the bill for narrow spaces with room for over 10 firearms. Same quality construction as our other large safes including a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers added security and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelving solution. The dimensions include 60” tall, 22” wide with a depth of 22.5”.

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AR-12

The AR-12 is our shortest safe. It is the perfect size to store AR rifles, handguns and personal valuables. It has a capacity of over 8 AR rifles. Same quality construction as our other large safes including a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers safe storage and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as offering optional add-on accessories to increase storage capacity. The dimensions include 40” tall, 26” wide with a depth of 23”.

Personal safes

Our compact safes, which come in two sizes, are a responsible solution for safely secure smaller valuables or ammunition. The AR-110 weighs 5 pounds and is 9.5” x 6.5” x 1.75”. The AR-120 weighs 6 pounds and is 10.5” x 7/5” x 2.1875”. These small, personal safes are easy to operate and carry as they fit into a briefcase, desk or under a vehicle seat. These personal safes meet (“TSA”) airline firearm guidelines and fit comfortable in luggage where travel regulations require it.

Vault doors

Our U.S.-made Vault Doors combine style with theft and fire protection for a look that fits any decor. Designed to offer superior protection, vault rooms provide ideal solution for the protection of the family and any valuables. Newly-built, higher-end homes often add vault rooms and we believe our vault doors, which we designed to facilitate secure access to such vault rooms, provide ideal solutions for the protection of valuables and shelter from either storms or intruders. Whether it is a safe room, a shelter, or a place to consolidate valuables, our American Rebel In-Swinging and Out-Swinging Vault Doors provide maximum functionality to a secure vault room. American Rebel vault doors are constructed of two thick, A36 carbon steel panels with sandwiched fire insulation, a design that provides greater rigidity, security and fire protection. The active boltworks and three external hinges are some of the features of the vault door. For safety and to use the door for a panic or safe room door, a quick release lever is installed inside the door.

Dispensaries

Our inventory control safe, the HG-INV Inventory Safe, provides cannabis dispensaries a reliable and safe solution. With wide-spread legalization, medical marijuana or recreational cannabis dispensaries, increasing governmental regulation and insurance requirements to lock their inventory after hours, our HG-INV Inventory Safe delivers a higher level of user experience with customized shelving and inventory notation system. The HG-INV has been introduced to the dispensary industry through trade shows appearances and many of our dealers are actively cultivating dispensary business. Expanding our marketing of the HG-INV can open new markets to American Rebel.

Personal Security

Concealed Carry Backpacks – consist of an assortment of sizes, features and styles. Our XL, Large, and Medium concealed carry backpacks feature our proprietary “Personal Protection Pocket” which utilizes a sandwich method to keep handguns secure and in the desired and easily accessible position. The sandwich method is comprised of two foam pads that surround or sandwich the firearm in place. The user can access the isolated Protection Pocket from either side of the backpack. We believe these distinctive concealed carry products are designed for everyday use while keeping your firearm concealed, safe and easily accessible.

The Extra-Large Freedom and Cartwright CCW Backpack

Our largest concealed carry backpack offers ample storage, including a dedicated top loading laptop pouch and additional tablet sleeve. Both compartments are padded to protect your devices. Two large open compartments make this backpack practical for carrying documents and folders or whatever you need to tote from one place to another. Our proprietary “Protection Pocket” allows quick and easy access to your handgun from either side. Multiple interior compartments are strategically placed to secure extra magazines and accessories. Available in the Freedom and Cartwright style as well as a variety of trim color options.

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Large Freedom and Cartwright CCW Backpack

Our most popular concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and an additional tablet sleeve. Both compartments are padded to protect your devices. The size of the main compartment opening makes this backpack practical for carrying documents, folders or whatever you need to tote from one place to another. Includes our proprietary “Protection Pocket” and is available in the Freedom and Cartwright style as well as a variety of trim color options.

Medium Freedom CCW Backpack

This medium-sized is designed for those who look to be more streamlined. This backpack offers ample storage, including a dedicated top loading laptop/tablet compartment and two liquid container pouches. The laptop/tablet compartment is padded to protect your devices. The main compartment is practical for carrying documents and folders or whatever you need for everyday use. Includes our proprietary “Protection Pocket”. Available in a variety of trim color options.

Small Plus CCW Backpack

Our small one-strap concealed carry backpack is designed for use while running, jogging, biking or riding a motorcycle. Our concealment pocket contains a holster and attaches to the interior with hook and loop material. Soft fleece lined pockets for your tablet, glasses case and accessories are also included. Available in dark blue or in our signature patriotic “We The People” design.

Small Freedom CCW Backpack

This one strap pack also contains a holster and attaches to the interior with hook and loop material. There is also plenty of room for a small tablet, cell phone, chargers and other necessities. Available in a variety of trim color options.

Apparel

We offer a wide range of concealed carry jackets, vests and coats for men and women, including our Freedom Jacket 2.0 which incorporates a significant advance in the operation of the concealment pocket. We also proudly offer patriotic apparel for the whole family, with the imprint of the American Rebel brand. Our apparel line serves as “point man” for the brand, often the first exposure that people have to all things American Rebel. Our branded apparel line is forever relevant, current and bold. We place emphasis on styling that complements our enthusiast customers’ lifestyle, representing the values of our community and quintessential American character. The American Rebel clothing line style is not only a fashion statement; it is the sense of pride of belonging to our patriotic family, on your adventures and in life. Our apparel collection consists of the following:

Cartwright Coats and Vests

Engineered for comfort, warmth, and versatility and mobility. Our Cartwright Concealed Carry Coats and Vests are designed with purpose and informed by the rugged demands of the everyday hard worker. Its quality construction and workmanship are designed to keep you warm and shielded from the elements. Left-hand and right-hand concealed pocket access provides for secure and safe concealment of your firearm with easy access on either side.

Freedom 2.0 Jackets and Vests for men and women

our lightweight jackets collection is designed with magnetic pocket closures for silent, secure and safe concealment. Our lightweight jackets are crafted to facilitate easy firearm access for both right-handed and left-handed carriers.

American Rebel T-Shirts Collection

American Rebel’s T-shirts collection is created to liberate the spirit of an endless summer inside everyone and to embrace their patriotism

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Our Competitive Strengths

We believe we are moving forward on a path to long-term, sustainable growth, and our business has, and our future success will be driven by, the following competitive strengths:

●	Powerful Brand Identity – we believe we have developed a strong brand that sets us apart from our competitors. We believe this is a distinguish factor and will contribute to the future success of our business. Our brand is predicated on patriotism and quintessential American character: protecting our loved ones. We strive to equip our safes with technologically advanced features that offer customers advanced security to provide the peace of mind they need. Maintaining, protecting and enhancing the “American Rebel” brand is critical to expanding our loyal enthusiasts base, network of dealers and other partners. Through branded apparel and accessories, we seek to further develop our connection with the American Rebel community and share the values of patriotism and safety that our Company stands for. We strive to continue to meet their demand for our premium safes and will depend largely on our ability to maintain customer trust, be a gun safe storage leader and continue to provide high-quality safes,

●	Product Design and Development – our current safe model relies on what we believe are time-tested features, such as Four-Way Active Boltworks, pinning the door shut on all four sides when Three-Way Boltworks are standard in our competitors’ safes, and benefits that would not often be available in our price point, including 11-gauge US-made steel. The sleek exterior of our safes has garnered attention and earned the moniker from our dealers as the “safe with an attitude.” When we set out to enter the safe market, we wanted to offer a safe that we would want to buy, one that would get our attention and provide excellent value for the cost.

●	Focus on Product Performance - since the introduction of our first safes, we have maintained a singular focus on creating a full range of safe, quality, reliable safes that were designed to help our customers keep their family and valuables safe at all times. We incorporate advanced features into our safes that are designed to improve strength and durability. Key elements of our safes’ performance include:

Double Plate Steel Door - 4 ½” Thick

Reinforced Door Edge – 7/16” Thick

Double-Steel Door Casement

Steel Walls – 11-Gauge

Diameter Door Bolts – 1 ¼” Thick

Four-Way Active Boltworks – AR-50(14), AR-40(12), AR-30(10), AR-20(10), AR-15(8), AR-12(8)

Diamond-Embedded Armor Plate

Double Plate Steel Door is formed from two American made steel plates with fire insulation sandwiched inside. Thicker steel is placed on the outside of the door while the inner steel provides additional door rigidity and attachment for the locking mechanism and bolt works. The door edge is reinforced with up to four layers of laminated steel. This exclusive design offers up to 16 times greater door strength and rigidity than the “thin metal bent to look thick” doors.

Double-Steel Door Casement This casement is formed from two or more layers of steel and is welded around the perimeter of the door opening. It more than quadruples the strength of the door opening and provides a more secure and pry-resistant door mounting. Our manufacturer installs a Double-Steel Door Casement on all of its models. Most of our competitors do not offer the reinforced door casement.

Diamond-Embedded Armor Plate Industrial diamond is bonded to a tungsten steel alloy hard plate. Diamond is harder than either a cobalt or carbide drill. If drilling is attempted the diamond removes the cutting edge from a drill – thus dulling the drill bit to where it will not cut.

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●	Trusted Brand - we believe that we have developed a trusted brand with both retailers and consumers for delivering reliable, secure safes solutions.

●	Customer Satisfaction - we believe we have established a reputation for delivering high-quality safes and personal security products in a timely manner, in accordance with regulatory requirements and our retailers’ delivery requirements and supporting our products with a consistent merchandising and marketing message. We also believe that our high level of service, combined with strong consumer demand for our products and our focused distribution strategy, produces substantial customer satisfaction and loyalty. We also believe we have cultivated an emotional connection with the brand which symbolizes a lifestyle of freedom, rugged individualism, excitement and a sense of bad boy rebellion.

●	Proven Management Team - our founder and Chief Executive Officer, Charles A. Ross, Jr., has led the expansion and focus on the select product line we offer today. We believe that Mr. Ross had an immediate and positive impact on our brand, products, team members, and customers. Under Mr. Ross’s leadership, we believe that we have built a strong brand and strengthened the management team. We are refocusing on the profitability of our products, reinforcing the quality of safes and engaging customers and drive sales. We believe our management team possess an appropriate mix of skills, broad range of professional experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our management team also reflects a balanced approach to tenure that will allow the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer and marketer of premium safes and personal security products. We have established plans to grow our business by focusing on three key areas: (1) organic growth and expansion in existing markets; (2) strategic acquisitions, and (3) expanding the scope of our operation activities to the dispensaries U.S. community.

We have developed what we believe is a multi-pronged growth strategy, as described below, to help us capitalize on a sizable opportunity. Through methodical sales and marketing efforts, we believe we have implemented several key initiatives we can use to grow our business more effectively. We believe we have made significant progress in 2021 in the form of nearly $200,000 in sales to first-time buyers. We also intend to opportunistically pursue the strategies described below to continue our upward trajectory and enhance stockholder value. Key elements of our strategy to achieve this goal are as follows:

Organic Growth and Expansion in Existing Markets - Build our Core Business

The cornerstone of our business has historically been our safes product offering. We are focused on continuing to develop our home, office and personal safes product lines. We are investing in adding what we believe are distinctive technology solutions to our safes.

We are also working to increase floor space dedicated to our safes and strengthen our online presence in order to expand our reach to new enthusiasts and build our devoted American Rebel community. We intend to continue to endeavor to create and provide retailers and customers with what we believe are responsible, safe, reliable and stylish products, and we expect to concentrate on tailoring our supply and distribution logistics in response to the specific demands of our customers.

We are currently developing a new model of our home and office safes. Our new safe model, which we expect to introduce at industry trade shows in early 2022, is to be built in the U.S. We expect the new planned model to include additional features, such as a reinforced door and upgraded locking mechanism, among others. We are focused on developing best in class, compelling combination of functionality, convenience and style without compromising performance of our safes. We intend to use our designing and developing processes to enhance technological and time to market advantages over incumbent safes manufacturers.

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While we currently rely on third-party manufactures for the production of our current line of safes, apparel and accessories, we believe that the expected addition of manufacturing capabilities following the signing of the contract with the aforementioned manufacturer, which we anticipate to work exclusively with us, would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features.

Additionally, our Concealed Carry Product line and Safe line serve a large and growing market segment. We believe that interest in safes increase, as well as in our complimentary concealed carry backpacks and apparel as a byproduct, when interest of the general population in firearms increase. To this extent, the FBI’s National Instant Criminal Background Check System (NICS), which we believe serves as a proxy for gun sales since a background check is generally needed to purchase a firearm, reported a record number of background checks in 2020, 39,695,315. The prior annual record for background checks was 2019’s 28,369,750. In 2021, there were 38,876,673 background checks conducted, similar to that of 2020’s annual record which was 40% higher than the previous annual record in 2019. While we do not expect this increase in background checks to necessarily translate to an equivalent number of additional safes purchased, we do believe it might be an indicator of the increased demand in the safe market. In addition, certain states (such as Massachusetts, California, New York and Connecticut) are starting to legislate new storage requirements in respect of firearms, which is expected to have positive impact on the sale of safes.

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and specialty retailers and to attract other distributors, dealers, and retailers. We believe that the success of our efforts depends on the distinctive features, quality, and performance of our products; continued manufacturing capabilities and meeting demand for our safes; the effectiveness of our marketing and merchandising programs; and the dedicated customer support.

In addition, we seek to improve customer satisfaction and loyalty by offering distinctive, high-quality products on a timely and cost-attractive basis and by offering efficient customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support.

Furthermore, we intend to continue improving our business operations, including research and development, component sourcing, production processes, marketing programs, and customer support. Thus, we are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

We believe that by enhancing our brand recognition, our market share might grow correspondingly. Industry sources estimate that 70 million to 80 million people in the United States own an aggregate of more than 400 million firearms, creating a large potential market for our safes and personal security products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Strategic Corporate Reorganization for Long-term Growth

We are consistently evaluating and considering acquisitions opportunities that fit our overall growth strategy as part of our overall mission to accelerate long-term value for our stockholders and create integrated value chains.

Expanding Scope of Operations Activities Servicing Dispensaries and Brand Licensing

We continually seek to target new consumer segments for our safes. As we believe that safes are becoming a must-have household appliance, we strive to establish authenticity by selling our products to additional groups, and to expand our direct-to-consumer presence through our website and our showroom in Lenexa, Kansas.

Further, we expect the cannabis dispensary industry to be a material growth segment for our business. Several cannabis dispensary operators have expressed interest in the opportunity to help them with their inventory locking needs. Cannabis dispensaries have various insurance requirements and local ordinances requiring them to secure their inventory when the dispensary is closed. Dispensary operators have been purchasing gun safes and independently taking out the inside themselves to allow them to store cannabis inventory. Recognizing what seems to be a growing need for cannabis dispensary operators, we have designed a safe tailor-made for the cannabis industry. With the legal cannabis hyper-growth market expected to exceed $43 billion by 2025, and an increasing number of states where the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), we believe we are well positioned to address the need of dispensaries. American Rebel has a long list of dispensary operators, growers, and processors interested in the Company’s inventory control solutions. We believe that dispensary operators, growers, and processors are another fertile new growth market for our Vault Doors products, as many in the cannabis space have chosen to install entire vault rooms instead of individual inventory control safes—the American Rebel Vault Door has been the choice for that purpose.

Further, we believe that American Rebel has significant potential for branded products as a lifestyle brand. As the American Rebel Brand continues to grow in popularity, we anticipate to generate additional revenue from licensing fees earned from third parties who wish to engage the American Rebel community. While the Company does not generate material revenues from licensing fees, our management believes the American Rebel brand name may in the future have significant licensing value to third parties that seek the American Rebel name to brand their products to market to the American Rebel target demographic. For example, a tool manufacturer that wants to pursue an alternative marketing plan for a different look and feel could license the American Rebel brand name for their line of tools and market their tools under our distinct brand. This licensee would benefit from the strong American Rebel brand with their second line of American Rebel branded tools as they would continue to sell both the line of tools under their brand. Conversely, American Rebel could potentially also benefit as a licensee of products. If American Rebel determines a third party has designed, engineered, and manufactured a product that would be a strong addition to the American Rebel catalog of products, American Rebel could license that product from the third-party and sell the licensed product under the American Rebel brand.

Competition

The safe industry is dominated by a small number of companies. We compete primarily on the quality, safety, reliability, features, performance, brand awareness, and price of our products. Our primary competitors Superior Safe, Champion Safe as well as certain other domestic manufacturers, as well as certain China-based manufactured safes. Safes manufactured in China, including Steelwater and Alpha-Guardian, have struggled under the import tariffs initiated under the administration of former U.S President Donald Trump and continued by the current administration. We believe that given the current substantial uncertainty related to the supply chain and delivery of international goods, we have a competitive advantage because our safes are not manufactured overseas.

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Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our brand and technology, defend and enforce our intellectual property rights, preserve the confidentiality of our trade secrets, operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties and prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. We rely on a combination of patent, copyright and trade secret laws in the United States to protect our proprietary technology. We also rely on a number of United States registered, pending and common law trademarks to protect our brand “American Rebel”.

On May 29, 2018, US Patent No. 9,984,552, Firearm Detecting Luggage, was issued to us. The term of the patent is 20 years from the issuance date. In addition to our patent, we rely upon unpatented trade secrets and know-how and continuing technological development and maintain our competitive position. Trade secrets and know-how, however, can be difficult to protect. We seek to protect our proprietary information, in part, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

Regulation

The storage of firearms and ammunition is subject to increasing federal, state and local governmental laws. While the current legislative climate does not appear to seek to limit possession of firearms, there is apparent momentum to require safe storage of firearms and ammunition. Although our safes, which are the primary driver of our sales and revenues, are designed to protect any valuables, a significant number of our safes’ end users have traditionally been gun enthusiasts, collectors, hunters, sportsmen and competitive shooters. Therefore, we expect the increasing federal, state and local governmental regulation of gun storage to have a materially positive effect on our business.

Our Customers

We primarily market and sell our products to safe only specialty stores and independent gun stores nationwide. We also sell our products online to individuals desiring home, personal and office protection, as well as to recreational shooters and hunters. Our customers choose us for a number of reasons, including the breadth and availability of the products we offer, our extensive expertise, and the quality of our customer service.

We believe the nature of our solutions and our high-touch customer service model strengthens relationships, builds loyalty and drives repeat business as our customers’ businesses expand. In addition, we feel as if our premium product lines and comprehensive product portfolio position us well to meet our customers’ needs. Furthermore, we fully anticipate that we will be able to leverage all of the data that we are collecting from our existing customer base to make continuous improvements to our offerings and better serve our current and new customers in the future.

We intend to expand our distribution to sporting goods stores, farm and home stores, other independent retailers as well as our online customer base upon securing additional funding and setting up our first manufacturing facility.

Suppliers

We are dependent on the continued supply and manufacturing of our safes, backpacks and apparel at third-party facilities locations, which are critical to our success. Any event that causes a disruption of the operation of these facilities for even a relatively short period of time would adversely affect our ability to ship and deliver our safes and other products and to provide service to our customers. We have previously experienced, including during the first months after the spread of COVID-19 pandemic, and may in the future experience, launch and production ramp up delays for our products as a result of disruption at our suppliers manufacturing partners. Additionally, we have to date fully qualified only a very limited number of such suppliers and have limited flexibility in changing suppliers. Any disruption in the supply of our branded safes from our suppliers could limit our sales. In the long term, we intend to supplement safes manufactured by our suppliers with safes manufactured by us, which we believe will be more efficient and result in a greater manufacturing volume and under our control. Our efforts to develop and manufacture such safes, however, have required and may require significant investments, and there can be no assurance that we will be able to achieve these targets in the timeframes that we have planned or at all. If we are unable to do so, we may have to curtail our planned safes or procure additional safes from different suppliers at potentially greater costs, either of which may harm our business and operating results.

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Furthermore, the cost of safes, whether manufactured by our suppliers or by us, depends in part upon the prices and availability of raw manufacturing materials such as steel, locks, fireboard, hinges, pins and other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Any reduced availability of these materials may impact our access to these parts and any increases in their prices may reduce our profitability if we cannot recoup the increased costs through increased safe prices. Moreover, any such attempts to increase product prices may harm our brand, prospects and operating results.

We currently rely on third-party suppliers to ship our products to our customers. We have found that dedicated truckloads from our warehouse to our dealers reduce freight damage and provide the overall best shipping solution. Several companies offer dedicated truckload shipping. Increased sales will offer the opportunity to establish regional distribution centers.

Sales and Marketing

We market our products to consumers through independent safe specialty stores, select national and regional retailers, local specialty firearms stores, as well as via e-commerce. We maintain consumer-focused product marketing and promotional campaigns, which include print and digital advertising campaigns; social and electronic media; product demonstrations; point-of-sales materials; in-store training; and in-store retail merchandising. Our use of social media includes Facebook, and YouTube.

Marketing Team Aligned with Sales Force to Maximize Our Industry Visibility to Drive Revenue

Our Chief Executive Officer, Charles A. Ross, is familiar to many in the industry due to his twelve years on television as the host of Maximum Archery and later American Rebel, that was broadcast on The Outdoor Channel, Sportsman Channel and the Pursuit Channel. Our Marketing and Sales teams have established American Rebel as a brand that our customers want and a brand that they are proud to embrace and bring into their homes.

Direct Marketing

In light of the expertise required to deliver and install safes that weigh 500-1000 pounds, direct marketing is utilized to create awareness and provide information. Our website, AmericanRebel.com, has proven to be a very valuable tool in introducing potential customers to our products. Infomercials and direct-to-consumer campaigns are vehicles to expand our reach at the appropriate time. Currently the demand from our current customers and future customer pool of independent safe specialty stores is high. As the Company grows and seeks out new customers to expand its customer base, direct marketing will be an asset for American Rebel. Chief Executive Officer, Charles A. Ross, was basically making infomercials to promote his Ross Archery products when he was filming Maximum Archery during the mid-2000s.

Social Media and Thought Leadership

A portion of marketing dollars from the equity raise will be directed to social media. American Rebel and Chief Executive Officer, Charles A. Ross, have large followings on social media and a dedicated social media campaign will efficiently reach large numbers of potential customers and brand adopters. We will leverage our social media assets to cross-promote locally with independent safe specialty store customers to pull out product through the sales channel. Driving demand and awareness of our products to our customers will expand their loyalty to American Rebel and increase each stores’ commitment to our brand.

Trade Shows

Trade shows have been an important medium to introducing our brand and our products. The NRA Annual Meeting, a consumer trade show, is a valuable opportunity to meet and greet our final customers. When we launched our Concealed Carry line of products at the NRA Annual Meeting in Atlanta, GA, in the Spring of 2017, the response from the meeting attendees was overwhelming. We immediately knew the product line resonated with consumers. Similarly, when we introduced our line of safes at the 2019 NRA Annual Meeting in the Spring of 2019, we knew we were on to something significant. The USCCA (United States Concealed Carry Association) has an annual Concealed Carry and Home Defense Expo. This is also an excellent opportunity to meet, greet and sell product to our final customers, the buying public. The Iowa Deer Classic and Illinois Deer Classic are carryovers from our Chief Executive Officer, Charles A. Ross’ hosting duties on Maximum Archery, but we have found that many potential safe buyers attend these shows.

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Two industry-only trade shows we attend are the SHOT Show and Nation’s Best Sports (NBS) Spring and Fall Buying Markets. The SHOT Show is very high profile and a show that most movers and shakers in the firearms industry attend. Operated by the National Shooting Sports Foundation, the SHOT Show is the first trade show of the calendar year and is a great opportunity to introduce the year’s new products. NBS operates buying group shows where retailers who are members of NBS attend the Spring and Fall Market Buying shows to place orders. NBS provides an excellent base of customers for us to introduce our products to.

Paid Advertising

We will occasionally purchase paid print advertising to support editorial and events. The American Shooting Journal has been very supportive of our business has featured an interview with our Chief Executive Officer on one of past issues of the magazine.

Effects of COVID-19

Coronavirus (“COVID-19”) and Related Market Impact. The COVID-19 outbreak has presented evolving risks and developments domestically and internationally, as well as new opportunities for our business. Although the pandemic has not materially impacted our results and operations adversely, our ability to satisfy demand for our products could be negatively impacted by mandatory forced production disruptions of our safes’ sole third-party manufacturer and strategic partners. Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, could make it difficult for us to deliver goods and services to our customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. The extent to which COVID-19 impacts the Company’s business, sales and results of operations will depend on future developments, which are uncertain and cannot be currently predicted.

Additionally, as a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. To address these challenges, we continue to monitor our supply chain. We have recently entered into a contract with a third-party manufacturer to exclusively assemble our upcoming new line of safes. We believe that this vertical integration would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features to our safes.

We expect that the demand for home, office and personal safety and security products would remain stable, in part due to customers spending more time working remotely, increasing regulation mandating safe storage, and substantial uncertainty related to the supply chain and delivery of international goods, which in turn translate into, we believe, growth in demand for our home and personal safes as a U.S. company. We, however, cannot guarantee, that demand for our safes and personal security products will keep growing through the end of the 2021 calendar year and beyond.

Further, due to the effects of COVID-19, our management have reduced unnecessary marketing expenditures as part of continued efforts to adjust the Company’s operations to address changes in the safes and vault industry, and particularly to improve staff and human capital expenditures, while maintaining overall workforce levels.

Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to any current or future variants of the COVID-19 virus or otherwise) will have on our results of operations, liquidity or long-term financial results.

Legal Proceedings

There are no proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

From time to time, however, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Corporate History

The Company was incorporated on December 15, 2014, under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company.

The acquisition of American Rebel, Inc. was accounted for as a reverse merger. The Company issued 215,512 shares of its Common Stock and 6,250 warrants to purchase shares of Common Stock to shareholders of American Rebel, Inc. and cancelled 112,500 shares of Common Stock owned by American Rebel, Inc.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of February 3, 2022:

Name	Age	Position
Executive Officers
Charles A. Ross, Jr.	55	Chief Executive Officer, Chief Financial Officer, Chairman of the Board, principal executive officer and treasurer
Doug E. Grau	58	President and Director
Ronald A. Smith	60	Chief Operating Officer
John Garrison	70	Chief Financial Officer

Non-Employee Director

Corey Lambrecht	52	Director

Michael Dean Smith	52	Director
Ken Yonika	60	Director

Executive Officers

Charles A. Ross, Jr. has served as our Chief Executive Officer and Chairman of the Board of Directors since December 2014. Previously, Mr. Ross founded Digital Ally, Inc. (NASDAQ: DGLY). Mr. Ross’ business career includes success in broadcasting, endorsements, music, and television. A music artist and songwriter, Mr. Ross has released three CDs and his song “American Rebel” has become the theme song for American Rebel. His song “Cold Dead Hand” caught the attention of Danny “the Count” Koker and landed him on the hit TV show Counting Cars. Mr. Ross’ television and performing experience provide opportunities for him to speak about American Rebel in media interviews on radio and TV and in print and online. Our board of directors believes that Mr. Ross’ entrepreneurial background and creative marketing skills qualifies him to serve on our board of directors. Mr. Ross’ father, Bud Ross, founded Kustom Electronics and Birdview Satellites and served as a mentor and guiding force behind the founding of American Rebel.

Ronald A. Smith has served as our Chief Operating Officer since April 2021. Previously, Mr. Smith served as the Chief Executive Officer and President of LADS Pets Supplies, a pet supplies wholesale distributor in the Northeastern U.S.

Doug E. Grau has served as our President from January 2021, and as a director since February 2020. Prior to that, Mr. Grau served as our Business Operations Director. Mr. Grau currently serves as a financial advisor to Infinity Securities, a national wealth management and brokerage firm. Mr. Grau holds B.B.A. in Music Business from Belmont University.

John Garrison will become our Chief Financial Officer prior to the closing of the offering. Previously, Mr. Garrison has been providing accounting consulting services to the Company since 2016. From 2016 to the present, Mr. Garrison has been the sole owner of JC Garrison CPA, a business consulting firm. Mr. Garrison holds B.S. in business and accounting from Kansas State University.

Non-Employee Directors

Corey Lambrecht has had over 20 years’ experience as a public company executive and he brings broad experience in strategic acquisitions, corporate turnarounds, new business development, pioneering consumer products, corporate licensing, interactive technology services in addition to holding public company executive roles with responsibilities including day-to-day business operations, management, raising capital, board communication and investor relations. He is a Certified Director from the UCLA Anderson Graduate School of Management accredited Directors program. Since 2007 he has been a Director of CUI Global, Inc. (NASDAQ: CUI) and has served multiple terms on the Audit Committee and currently serves as the Compensation Committee Chairman. Corey Lambrecht has served on the Board of ORHub, Inc. (OTC: ORHB) since July 2016 and finished his term in December 2019. On January 17, 2020, he was appointed to serve as the Chief Financial Officer for Singlepoint, Inc. (OTC: SING) and he previously served as a Board member for Lifestyle Wireless, Inc., which, in 2012 merged into Singlepoint, Inc. In December 2011 he joined the Board of Guardian 8 Holdings, a leading non-lethal security product company, serving until early 2016. He most recently served as the President and Chief Operating Officer at Earth911 Inc., a subsidiary of Infinity Resources Holdings Company (OTC: IRHC) from January 2010 to July 2013.

Michael Dean Smith will become an independent director prior to the closing of the offering and has, since 2017, been Vice President of Industrial Maintenance, Inc. From 1997-2017, Mr. Smith served in various positions with Payless Shoe Source. Mr. Smith holds B.S. in Business Administration and Accounting from the University of Kansas, and MBA from Washburn University.

Ken Yonika will become an independent director prior to the closing of the offering and has served as Chief Executive Officer and President at Pacific Crest Equity Partners, Inc. since 2000. Mr. Yonika earned a B.B.A. from Western Connecticut State University in 1988 with a major in Accounting and a minor in Finance.

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CORPORATE GOVERNANCE

Director Independence

The board of directors has reviewed the independence of our directors based on the listing standards of the Nasdaq Capital Market. Based on this review, the board of directors has determined that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika are independent within the meaning of the Nasdaq Capital Market rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable Nasdaq Capital Market rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our Board has established the following three standing committees: audit committee; compensation committee; and nominating and governance committee, or nominating committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table identifies the independent and non-independent current Board and committee members through the date of this filing:

Name	Audit	Compensation	Nominating and Corporate Governance	Independent
Charles A. Ross, Jr.
Doug E. Grau
Corey Lambrecht	X	X	X	X
Michael Dean Smith	X	X	X	X
Ken Yonika	X	X	X	X

Audit Committee

Our board of directors established the audit committee for the purpose of overseeing the accounting and financial reporting process and audits of our financial statements. The audit committee is responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

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●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-person transactions.

Our audit committee consists of Corey Lambrecht, Michael Dean Smith and Ken Yonika. Ken Yonika serves as the chairman. Our board of directors has affirmatively determined that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika qualify as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K.

The Nasdaq Capital Market rules require us to have one independent audit committee member upon the listing of our Common Stock, a majority of independent directors within 90 days of the date of this prospectus and all independent audit committee members within one year of the date of this prospectus. Our board of directors has affirmatively determined that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq Capital Market rules.

Compensation Committee

Our board of directors has established the compensation committee for the purpose of reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors. The compensation committee is responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our compensation committee consists of Ken Yonika, Corey Lambrecht, and Michael Dean Smith. Corey Lambrecht serves as the chairman. In determining that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika qualify as an “independent director” pursuant to Rule 10A-3 of the Exchange Act, the board of directors also considered all factors required by Rule 5605(d)(2)(A) and any other applicable regulations or rules promulgated by the SEC and the Nasdaq Capital Market rules relating to compensation committee composition.

Nominating and Corporate Governance Committee

Our board of directors has established the nominating and corporate governance committee for the purpose of assisting the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness. Our nominating committee consists of Michael Dean Smith, Ken Yonika, and Corey Lambrecht. Michael Dean Smith serves as the chairman.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the Board. Rather, the Board believes that different leadership structures may be appropriate for the Company at different times and under different circumstances, and it prefers flexibility in making this decision based on its evaluation of the relevant facts at any given time.

In December 2014, Mr. Ross was appointed as Chief Executive Officer and became Executive Chairman. Under our current Board leadership structure, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. Mr. Grau, our President, focuses on allocation of resources.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors is responsible for overseeing the management of risks associated with the independence of our board of directors.

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Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. A copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Family Relationships

There are no family relationships among our directors and/or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the safes and concealed self-defense products industry, or background in finance or technology, and experience operating growing businesses.

Communication with our Board

Although the Company does not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at American Rebel Holdings, Inc., at 718 Thompson Lane, Suite 108-199, Nashville, TN, 37204, Attention: Corporate Secretary. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

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EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers, who consist of our principal executive officer and our next two most highly compensated executive officers, for the year ended December 31, 2020 were:

●	Charles A. Ross, Jr., our Chief Executive Officer;

●	Doug E. Grau, our President, and

The following table sets forth the salaries and director fees we paid to our current executive officer(s) during the fiscal year ended December 31, 2020 and 2019, respectively:

SUMMARY COMPENSATION TABLE
Name and principal		Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
position	Year	($)	($)	($)		($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)
Charles A. Ross, Jr. (1)	2020	-	-	-		-	-	-	180,250	(2)	180,250
Chief Executive Officer and Director	2019	-	-	20,438	(3)	-	-	-	200,000	(2)	1,017,500

Doug E. Grau(4)	2020	-	-	-		-	-	-	120,000	(2)	120,000
President and Director	2019	-	-	22,500	(5)	-	-		120,000	(2)	1,020,000

(1)	During the years ended December 31, 2020 and 2019, the Company had no formal employment arrangement with Mr. Ross for services. Mr. Ross’ compensation was not based on any percentage calculations. The board made all decisions determining the amount and timing of payment for his compensation.

(2)	Represents cash compensation paid to the named executive officer.

(3)	In September 2019, Mr. Ross received a grant of 34,063 shares of Common Stock.

(4)	Mr. Grau was appointed as an officer on February 12, 2020. Prior to such appointment, Mr. Grau worked for the Company as a non-executive officer.

(5)	In September 2019, Mr. Grau received a grant of 37,500 shares of Common Stock.

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Named Executive Officer Employment Agreements

Charles A. Ross, Jr. Employment Agreement and Amendment

In general, Mr. Ross’ employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Ross’ employment agreement runs from January 1, 2021, until December 31, 2025.

Mr. Ross’ employment agreement provides for an initial annual base salary of $180,000, which may be adjusted by the board of directors of the Registrant. Pursuant to the amendment to his employment agreement, dated April 9, 2021, Mr. Ross agreed to reduce his salary to $6,667 per month for a six-month period.

In addition, Mr. Ross is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Registrant’s board of directors.

Further, the Registrant granted and issued Mr. Ross 50,000 shares of Series A Preferred Stock. Pursuant to the amendment to his employment agreement, the Registrant authorized for issuance 50,000 shares of Common Stock to Mr. Ross.

In the event of a termination of employment with the Registrant by the Registrant without “cause” or by Mr. Ross for “Good Reason” (as defined in the employment agreement), Mr. Ross would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to 12-months base salary; and (iii) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of employment with the Registrant by the Registrant for “cause” (as defined in the employment agreement), by reason of incapacity, disability or death, Mr. Ross, or his estate, would receive a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment, disability or death.

In the event of a termination of Mr. Ross’ employment with the Registrant by reason of change in control (as defined in the employment agreement), Mr. Ross, would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal 12- months’ salary plus 100% of his prior year’s Bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Ross’ employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed on March 2, 2021. A copy of the amendment to Mr. Ross’ employment agreement is attached hereto as Exhibit 10.36.

Doug E. Grau Employment Agreement and Amendment

In general, Mr. Grau’s employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Grau’s employment agreement runs from January 1, 2021, until December 31, 2025.

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Mr. Grau’s employment agreement provides for an initial annual base salary of $120,000, which may be adjusted by the board of directors of the Registrant. Pursuant to the amendment to his employment agreement, dated April 9, 2021, Mr. Grau agreed to reduce his salary to $6,667 per month for a six-month period.

In addition, Mr. Grau is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Registrant’s board of directors.

Further, the Registrant granted and issued Mr. Grau 50,000 shares of Series A Preferred Stock. Pursuant to the amendment to his employment agreement, the Registrant authorized for issuance 50,000 shares of Common Stock to Mr. Grau.

In the event of a termination of employment with the Registrant by the Registrant without “cause” or by Mr. Grau for “Good Reason” (as defined in the employment agreement), Mr. Grau would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to 12-months base salary; and (iii) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of employment with the Registrant by the Registrant for “cause” (as defined in the employment agreement), by reason of incapacity, disability or death, Mr. Grau, or his estate, would receive a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment, disability or death.

In the event of a termination of Mr. Grau’s employment with the Registrant by reason of change in control (as defined in the employment agreement), Mr. Grau, would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal 12- months’ salary plus 100% of his prior year’s Bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Grau’s employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed on March 2, 2021. A copy of the amendment to Mr. Grau’s employment agreement is attached hereto as Exhibit 10.37.

Ronald A. Smith Employment Agreement

In general, Mr. Smith’s employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Smith’s employment agreement runs from April 9, 2021, until June 30, 2023.

Mr. Smith will not be paid a salary for his services.

In addition, Mr. Smith is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Registrant’s board of directors.

Further, the Registrant authorized for issuance 59,375 shares of Common Stock to Mr. Smith.

In the event of a termination of employment with the Registrant by the Registrant without “cause” or by Mr. Smith for “Good Reason” (as defined in the employment agreement), Mr. Smith would receive immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of Mr. Smith’s employment with the Registrant by reason of change in control (as defined in the employment agreement), Mr. Smith, would receive: (i) a lump sum payment equal to 100% of his prior year’s Bonus; and (ii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Smith’s employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which is attached as Exhibit 10.34 hereto.

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Executive Incentive Program

On January 1, 2021, our board of directors approved the establishment of the 2021 Long-Term Equity Incentive Plan (“LTIP”). The LTIP is intended to enable us to continue to attract able directors, employees, and consultants and to provide a means whereby those individuals upon whom the responsibilities rest for successful administration and management of the Company, and whose present and potential contributions are of importance, can acquire and maintain Common Stock ownership, thereby strengthening their concern for our welfare. The aggregate maximum number of shares of Common Stock (including shares underlying options) that may be issued under the LTIP, pursuant to awards of Restricted Shares or Options, will be limited to 10% of the outstanding shares of Common Stock, which calculation shall be made on the first trading day of each new fiscal year. For fiscal year 2021, up to 94,372 shares of Common Stock are available for participants under the LTIP. The number of shares of Common Stock that are the subject of awards under the LTIP which are forfeited or terminated, are settled in cash in lieu of shares of Common Stock or in a manner such that all or some of the shares covered by an award are not issued to a participant or are exchanged for awards that do not involve shares will again immediately become available to be issued pursuant to awards granted under the LTIP. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of Common Stock will be treated as shares that have been issued under the LTIP and will not again be available for issuance under the LTIP. In March of 2021, we authorized the grant and issuance of 53,625 shares of Common Stock under the LTIP to On January 1, 2021, we adopted a long-term incentive plan and in March of 2021 made two grants totaling 53,625 shares of Common Stock under such plan.

Options Exercised and Stock Vested Table

None of the named executive officers exercised any stock options, nor were there any restricted stock units held by our named executive officers vested, during the fiscal years ended December 31, 2020, and December 31, 2019.

Outstanding Equity Awards at Fiscal Year-end Table

None of the named executive officers held any unexercised options and unvested stock awards previously awarded as of December 31, 2020.

Potential Payments upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. During the year ended December 31, 2020, we did not have any employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. However, on January 1, 2021, we entered into employment agreements with Charles A. Ross, Jr. and Doug E. Grau and on April 9, 2021, we entered into an employment agreement with Ronald A. Smith. All of these agreements provide for certain payments to be made in the event of a termination of their employment agreements by reason of change in control (as defined in the employment agreements). Each of them would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment (not applicable to Smith and LaVista as they receive no salary); (ii) a lump sum payment equal 12- months’ salary (not applicable to Smith and LaVista as they receive no salary) plus 100% of his prior year’s bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

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Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the expiration of the restricted period (as defined in the section titled “Shares Eligible for Future Sales”), subject to early termination, the sale of any shares under such plan is prohibited by the lock-up agreement that the director or officer has entered into with the underwriters. See “Underwriters” for more information.

Compensation of Directors

We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments. We did not compensate any of our directors for their services.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement.

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PRINCIPAL STOCKHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Common Stock of:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our Common Stock on an as-converted basis.

The post-offering calculations in the table below are based on 4,565,247 shares of Common Stock to be outstanding following the offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o American Rebel Holdings, Inc., 718 Thompson Lane, Suite 108-199, Nashville, Tennessee 37204.

Title of Class (1)	Beneficial Owner	Amount of Beneficial Ownership Before the Offering		Percent Beneficially Owned Before the Offering (2)	Amount of Beneficial Ownership After the Offering		Percent Beneficially Owned After the Offering
Named Executive Officers:
Common Stock	Charles A. Ross, Jr.	176,916	(3)	9.57%	176,916	(3)	3.88%
Common Stock	Doug E. Grau	148,729	(3)	8.04%	148,729	(3)	3.26%
Common Stock	Ronald A. Smith	218,125	(4)	11.80%	218,125	(4)	4.78%
Common Stock	John Garrison	13,613		*	13,613		*
Directors:
Common Stock	Corey Lambrecht	12,500		*	12,500		*
Common Stock	Michael Dean Smith	0		*	0		*
Common Stock	Kenneth Yonika	2,500		*	2,500		*
Officers and Directors as a group (7 persons)		572,382		30.96%	572,382		12.54%

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*	Less than 1%.

(1)	Unless otherwise noted above, the address of the persons and entities listed in the table is c/o American Rebel Holdings, Inc., 718 Thompson Lane, Suite 108-199, Nashville, Tennessee 37204.

(2)	Percentage is based upon 1,849,069 fully diluted shares of Common Stock issued and outstanding and figures are rounded to the nearest hundredth of a percent.

(3)	Does not include 50,000 shares of Series A Preferred Stock, whereby each share is entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred Stock on all matters presented to the stockholders of the Company for stockholder vote.

(4)	Includes 25,000 five-year warrants to purchase shares of Common Stock at $8.00 per share. Does not include 25,000 shares of Common Stock pledged as security for a bridge loan agreement dated April 9, 2021.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Charles A. Ross, Jr. serves as the Company’s Chief Executive Officer and a director. In September 2019, Mr. Ross received a grant of 34,063 shares of Common Stock. On March 24, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross received 26,813 shares of Common Stock. On April 9, 2021, the Company entered into an amendment to the employment agreement with Charles A. Ross, Jr. and authorized the issuance of 50,000 shares of Common Stock to Mr. Ross. On August 3, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross received 9,416 shares of Common Stock.

Ronald Smith serves as the Company’s COO and on April 9, 2021, the Company entered into an employment agreement with Mr. Smith and authorized the issuance of 59,375 shares of Common Stock. On April 9, 2021, the Company entered into a Bridge Loan agreement with Mr. Smith and issued 25,000 warrants to purchase shares of the Company’s Common Stock at an exercise price of $8.00 per share with a five-year term. Prior to joining the Company as COO on April 9, 2021, Mr. Smith was issued 12,500 shares of Common Stock as a component of a six-month Promissory Note dated July 15, 2019. Mr. Smith was issued 12,500 shares of Common Stock as a component of a six-month Promissory Note dated August 29, 2019. Mr. Smith was issued 25,000 shares of Common Stock as a component of a six-month Promissory Note dated September 5, 2019. On February 17, 2020, the Company issued 1,250 shares of Common Stock to Mr. Smith as a component of a new note dated February 17, 2020. On March 6, 2020, Mr. Smith received 75,000 shares of Common Stock as a conversion of outstanding principal and interest of Promissory Notes dated February 17, 2020, August 29, 2019, and September 5, 2019. Also on March 6, 2020, Mr. Smith was issued 12,500 shares of Common Stock as a component of a Promissory Note. Mr. Smith was issued 37,500 shares of Common Stock as a component of a Promissory Note dated March 26, 2020.

Doug Grau is the Company’s President. In September 2019, Mr. Grau received a grant of 37,500 shares of Common Stock. On March 24, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau received 26,813 shares of Common Stock. On April 9, 2021, the Company entered into an amendment to the employment agreement with Doug Grau and authorized the issuance of 50,000 shares of Common Stock to Mr. Grau. On August 3, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau received 9,416 shares of Common Stock.

Corey Lambrecht is an independent director of the Company’s Board of Directors. On March 24, 2021, the Company authorized 6,250 shares of Common Stock to Mr. Lambrecht for services.

Kenneth Yonika will join the board as an independent director of the Company’s Board of Directors upon the closing of the Offering. In March 2019, Mr. Yonika received 1,250 shares of Common Stock for services.

John Garrison will assume the role of the Company’s Chief Financial Officer upon the closing of the Offering. In September 2019, Mr. Garrison received a grant of 2,500 shares of Common Stock. On October 1, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Garrison received 6,250 shares of Common Stock.

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DESCRIPTION OF OUR SECURITIES

General

The following description summarizes the most important terms of our securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Articles of Incorporation, Certificate of Designation of the Series A Preferred Stock (the “Series A COD”), Certificate of Designation of the Series B Preferred Stock (the “Series B COD”), and our Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should refer to our Second Amended and Restated Articles of Incorporation, including the Series A COD and the Series B COD, our Amended and Restated Bylaws, and the applicable provisions of the Nevada Revised Statutes for a complete description of our capital stock. Our authorized capital stock consists of (i) 600,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

As of February 3, 2022 there were 1,849,069 shares of our Common Stock outstanding. Our Board is authorized, without stockholder approval, except as otherwise may be required by the applicable listing standards of a national securities exchange or any applicable laws, to issue additional shares of our authorized capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

As of the date of this prospectus, the shares of our designated preferred stock that will be outstanding will be 100,000 shares of Series A Preferred Stock and 75,143 of Series B Preferred Stock.

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Series A Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock (the “Existing Series A Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them.

Dividend Rights

Holders of shares of the Existing Series A Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series A Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis. Each Existing Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Existing Series A Preferred stock.

Conversion Rights

While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person.

Series B Preferred Stock

No Maturity, Sinking Fund or Pre-Determined Mandatory Redemption

The Series B (the “Existing Series B Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or pre-determined mandatory redemption. Shares of the Existing Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

Dividend Rights

Holders of shares of the Existing Series B Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series B Preferred Stock shall not have any voting rights, except in the case of voting on a change in the preferences of the Existing Series B Preferred Stock shares.

Conversion Rights

Each holder of the Existing Series B Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Series B Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock Each share of the Existing Series B Preferred Stock is convertible into our Common Stock at the conversion rate of 1 share of Existing Series B Preferred Stock to 1.25 shares of Common Stock, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock. Should the Company issue a redemption notice the conversion shall occur on or prior to the fifth (5th) day prior to the redemption date, as may have been fixed in any redemption notice with respect to the Existing Series B Preferred Stock shares, at the office of the Company or any transfer agent for such stock.

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Liquidation Preference

The Existing Series B Preferred Stock has senior liquidation preference rights compared to the Common Stock. Upon a liquidation, the Existing Series B Preferred Stock shares are entitled to receive cash based upon a stated value per share of $7.00.

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Series B Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, and our articles of incorporation and bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and Action Stock Transfer, as the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of warrant.

The Warrants issued in this offering entitle the registered holder to purchase shares of Common Stock at a price equal to $5.1875 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after their original issuance.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

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Exercise Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding shares of Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of shares of Common Stock purchasable upon exercise of the Warrants is $5.1875. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of Common Stock will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants and the warrant agency agreement are governed by Nevada law.

Transfer Agent, Warrant Agent and Registrar

Action Stock Transfer will act as the registrar, transfer agent, warrant agent and dividend and redemption price disbursing agent in respect of the Warrants. The principal business address of 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering, we estimate that we will have 4,629,443 outstanding shares of our Common Stock, assuming no further conversions of preferred stock, no exercise of outstanding options or warrants, and no sale of shares reserved for the underwriter.

Sale of Restricted Securities

The shares of our Common Stock sold pursuant to this offering will be registered under the Securities Act or 1933, as amended, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our Common Stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e., securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

In connection with this offering, the Company, and its officers, directors and certain stockholders have agreed to a “lock-up” period from the closing of this offering, with respect to the shares that they beneficially own, including shares issuable upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of one hundred eighty (180) days (in the case of our executive officers and directors) and three hundred sixty (360) days (in the case of us, our 5% stockholders, and our stockholders receiving shares pursuant to automatic conversions or exchange agreements) following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters. The 180-day or 360-day, as the case may be, restricted period is subject to extension upon certain events and the terms of the lock-up agreements may be waived at the underwriters’ discretion. The lock-up restrictions, specified exceptions and the circumstances under which the 180-day or 360-day, as the case may be, lock-up period may be extended are described in more detail under “Underwriting.”

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of some of the possible U.S. tax consequences that should be anticipated in connection with an investment in the Units, Common Stock and Warrants, which might also be referred to generically as securities. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our Common Stock and Warrants. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT THEIR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR UNITS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

For United States federal income and other applicable tax purposes, a purchaser of Units must allocate their purchase price between each component (i.e., the Common Stock and Warrants) based on the relative fair market value of each at the time of issuance. These allocated amounts will be the holder’s tax basis in each component. Because each investor must make their own determination of the relative value of each component, we urge investors to consult their tax advisors in connection with this analysis.

Consequences For U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of Common Stock and Warrants by U.S. Holders. As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock and Warrants that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) that has elected to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion applies to U.S. Holders that purchase our Common Stock and Warrants pursuant to this prospectus and hold such Common Stock and Warrants as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our Common Stock and Warrants as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our Common Stock, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences. If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock and Warrants, the U.S. federal income tax consequences relating to an investment in our Common Stock and Warrants will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our Common Stock and Warrants.

Basis Allocation

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit will be treated as the acquisition of the component securities, for U.S. federal income tax purposes. A U.S. Holder that is required to allocate basis in a Unit among the Common Stock and the Warrant, in accordance with each component’s relative fair market value. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The separation of the common share and the Warrant comprising a unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Common Shares and Warrants and a U.S. Holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Distributions in respect of our Common Stock

A U.S. Holder that receives a distribution with respect to our Common Stock generally will be required to include the gross amount of such distribution in income as a dividend when actually or constructively received, to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Common Stock. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Common Stock, the remainder will be taxed as capital gain.

Sale, Exchange or Other Disposition of our Common Stock or Warrants

A U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Common Stock or Warrants in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition, and such U.S. Holder’s adjusted tax basis in the securities that were transferred. Such capital gain or loss generally will be long-term capital gain or long-term capital loss if, on the date of sale, exchange or other disposition, the transferred securities were held by the U.S. Holder for more than one year. Long-term capital gains of individual investors are generally subject to lower tax rates than those imposed on ordinary income. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. Capital losses might not be permitted to offset the full amount of an individual’s ordinary income.

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Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a common share, except to the extent cash is received in lieu of the issuance of a fractional common share. A U.S. Holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the warrant. A U.S. Holder’s holding period for common shares received on exercise of a warrant will commence on the date following the date of exercise of the warrant and will not include the period during which the U.S. Holder held the warrant.

The U.S. federal income tax treatment of a cashless exercise of warrants into common shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Due to the absence of clear authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to the tax treatment that would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of our Warrants.

Medicare Tax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts are subject to an additional 3.8% U.S. federal income tax on all or a portion of their “net investment income,” which generally includes dividends (and constructive dividends) on the securities and net gains from the disposition of common shares or warrants. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting and Backup Withholding

Dividends on and proceeds from the sale or other disposition of our Common Stock and Warrants may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities that are beneficially owned by certain U.S. persons where held in a “foreign financial institution” (as specially defined under those rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or otherwise establishes an exemption.  If a U.S. Holder holds Common Stock or Warrants in a foreign financial institution, they should obtain specific advice from an expert on the implications of FATCA.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax considerations for non-U.S. holders relating to the purchase, ownership and disposition of the Common Stock and Warrants comprising the Units purchased in this offering. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. This summary is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend (including any taxable constructive stock dividend) paid (or deemed paid) to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received (or deemed received) by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

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Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock, or Warrants unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs, and certain other conditions are met; or

●	shares of our Common Stock or our Warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our Common Stock or Warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock. In addition, provided that our Common Stock is regularly traded on an established securities market, a warrant will not be treated as a U.S. real property interest with respect to a non-U.S. holder if such holder did not own, actually or constructively, Warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of 5% of all our Common Stock.

If the non-U.S. holder is described in the first bullet above, they will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to backup withholding unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

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UNDERWRITING

EF Hutton, division of Benchmark LLC (“EF Hutton”) is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Name of Representative	Number of Units
EF Hutton	2,530,121

The underwriters are committed to purchase all the Units offered by us other than those covered by the option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the Units covered by the underwriters’ option described below. The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $0.166 per Unit. If all of the Units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the option we granted to the Representative.

	Per Unit	Total Without Exercise of Representative’s Option	Total With Full Exercise of Representative’s Option
Public offering price	$4.15	$10,500,002.15	$12,075,008
Underwriting discount (8%)	$0.332	$840,000	$966,000
Non-accountable expense allowance (1%)	$0.0415	$105,000	$120,750
Proceeds, before expenses, to us	$3.7765	$9,555,002	$10,988,252

We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the option).

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We have also agreed to pay the Representative’s expenses relating to the offering, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of the our shares Common Stock on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the our “blue sky” counsel, which will be Representative’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the Offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative; and (g) the fees and expenses of the our accountants; and (h) a maximum of $150,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for Representative’s counsel. We shall be responsible for Representative’s external counsel legal costs irrespective of whether the Offering is consummated or not, subject to $50,000 cap in the event that there is not a Closing. Additionally, we will provide an expense advance to the Representative of $25,000 upon execution of this Agreement and $25,000 upon filing of the Registration Statement. The advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advance shall be returned back to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $545,000.

Option

We have granted the underwriters an option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an additional 379,518 shares of Common Stock and/or Warrants to purchase up to 379,518 shares of Common Stock. If the underwriters exercise all or part of this option, they will purchase shares and/or Warrants included in the Units covered by the option at the public offering price per share or Warrant that appears on the cover page of this prospectus, less the underwriting discount.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants (“Representative Warrants”) to purchase up to 75,903 shares of Common Stock (and up to 87,289 shares of Common Stock assuming the Representative’s option is exercised in full) which is equal to 3% of the Units offered hereby. We are registering hereby the issuance of the Representative’s Warrants and the shares of Common Stock issuable upon exercise of such warrants. The Representative Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, which period is in compliance with FINRA Rule 5110(e)(1). The Representative Warrants are exercisable for cash or on a cashless basis at a per share price equal to $5.1875 per share, or 125% of the public offering price per Unit in the offering. The Representative Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the Representative Warrants provide for certain demand and piggyback registration rights. The warrants provide for one demand registration right in accordance with Rule 5110(g)(8)(b) and unlimited piggyback registration rights. The demand registration rights and piggyback registration rights provided will terminate 5 years from the effective date of the registration statement of which this prospectus is a part in compliance with FINRA Rule 5110(g)(8(c), (d) and (e), respectively. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

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Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus in the case of our executive officers and directors and 360 days in the case of us, our 5% stockholders, and our stockholders receiving shares pursuant to automatic conversions or exchange agreements.

In addition to the above and in connection with their purchase of Debentures, holders have agreed to certain market stand-off provisions pursuant to which they have agreed not to sell or otherwise transfer Common Stock of the Company or securities convertible or exercisable into Common Stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

Certain Post Offering Investments

The Company has agreed to pay EF Hutton an aggregate cash fee of 8% in the event investors previously directly introduced to the Company by such parties provide capital to the Company during the period commencing following the closing of the offering and continuing for a period of 12 months thereafter.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the option. If the underwriters sell more securities than could be covered by exercise of the option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our Common Stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Market Information

The public offering price will be determined by discussions between us and the Representative. In addition to prevailing market conditions, the factors to be considered in these discussions will include:

●	an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

●	the history of, and prospects for, our company and the industry in which we compete;

●	our past and present financial information;

●	our past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the Securities offered hereby, and other certain legal matters, will be passed upon for us by Lucosky Brookman, LLP. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included. Seward & Kissel LLP, One Battery Park Plaza New York, New York 10004 is acting as counsel to the underwriters.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been so included in reliance on the report of BF Borgers CPA, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units and the shares of Common Stock and Warrants offered by this prospectus as part of the Units. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us, the Common Stock and the Warrants, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are summaries only of the material provisions of such documents, and each statement is qualified in its entirety by reference to the full text of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We also maintain a website at www.americanrebel.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

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AMERICAN REBEL HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2020 Audited Financial Statements

The following section does not reflect the 1-for-80 reverse split of the common stock in the share totals or in the per share data.

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of American Rebel Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Rebel Holdings, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2020

Lakewood, CO

May 17, 2021

F-2

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$60,899	$131,656
Accounts Receivable	176,844	228,890
Prepaid expense	48,640	542,800
Inventory	681,709	805,845
Inventory deposits	141,164	91,641
Total Current Assets	1,109,256	1,800,832

Property and Equipment, net	5,266	66,990

OTHER ASSETS:
Lease Deposit	6,841	6,841
Investment	-	-
Total Other Assets	6,841	6,841

TOTAL ASSETS	$1,121,363	$1,874,663

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	$540,168	$684,126
Accrued Interest – Convertible Debenture – Related Party	603,471	303,860
Loan – Officer - Related party	4,526	4,496
Loan – Working Capital	4,672,096	3,595,561
Loans - Nonrelated parties	15,649	25,746
Total Current Liabilities	5,835,910	4,613,789

Convertible Debenture –Related party	297,890	207,890
TOTAL LIABILITIES	6,133,800	4,821,679

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized; 72,807,929 and 43,062,058 issued and outstanding, respectively at December 31, 2020 and December 31, 2019	72,808	43,062
Additional paid in capital	15,785,468	11,899,553
Accumulated deficit	(20,870,713)	(14,889,631)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,012,437)	(2,947,016)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,121,363	$1,874,663

See Notes to Financial Statements.

F-3

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2020	For the year ended December 31, 2019
Revenue	$1,255,703	$535,109
Cost of goods sold	952,511	379,076
Gross margin	303,192	156,033

Expenses:
Consulting – business development	529,094	3,809,291
Product development costs	320,472	309,061
Marketing and brand development costs	390,294	632,522
Administrative and other	1,773,529	1,343,352
Depreciation expense	61,724	62,028
	3,075,113	6,156,254
Operating income (loss)	(2,771,921)	(6,000,221)

Other Income (Expense)
Interest expense	(2,292,957)	(1,601,851)
Loss on Extinguishment of Debt	(916,204)	-
Net income (loss) before income tax provision	(5,981,082)	(7,602,072)
Provision for income tax	-	-
Net income (loss)	$(5,981,082)	$(7,602,072)
Basic and diluted income (loss) per share	$(0.10)	$(0.25)
Weighted average common shares outstanding - basic and diluted	61,109,000	33,541,000

See Notes to Financial Statements.

F-4

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – December 31, 2015	13,455,000	$13,455	$1,100,295	$(979,511)	$134,239

Sale of Common Stock	1,166,000	1,166	581,834	-	583,000

Net loss	-	-	-	(1,363,506)	(1,363,506)

Balance – December 31, 2016	14,621,000	$14,621	$1,682,129	$(2,343,017)	$(646,267)

Common Stock issued as compensation.	3,150,000	3,150	1,571,850	-	1,575,000

Reverse Acquisition of American Rebel, Inc.	6,000,000	6,000	(231,032)	-	(225,032)

Net loss	-	-	-	(2,942,838)	(2,942,838)

Balance – December 31, 2017	23,771,000	$23,771	$3,022,947	$(5,285,855)	$(2,239,137)

Common Stock issued as compensation.	800,000	800	429,200	-	430,000

Convertible Debenture Discount			270,000	-	270,000

Conversion of Convertible Debentures	4,681,058	4,681	2,335,848	-	2,340,529

Exercise of Warrants.	660,000	660	329,340	-	330,000

Net loss	-	-	-	(2,001,704)	(2,001,704)

Balance – December 31, 2018-	29,912,058	$29,912	$6,387,336	$(7,287,559)	$(870,312)

Common Stock issued as compensation.	13,050,000	13,050	5,344,950	-	5,358,000

Convertible Debenture Discount			166,368	-	166,368

Sale of Common Stock	100,000	100	900	-	1,000

Net loss	-	-	-	(7,602,072)	(7,602,072)

Balance – December 31, 2019-	43,062,058	$43,062	$11,899,553	$(14,889,631)	$(2,947,016)

Common Stock issued as compensation.	29,745,871	29,746	3,885,915	-	3,915,661

Net loss	-	-	-	(5,981,082)	(5,981,082)

Balance – December 31, 2020-	72,807,929	$72,808	$15,785,468	$(20,870,713)	$(5,012,437)

See Notes to Financial Statements.

F-5

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the year ended December 31, 2020	For the year ended December 31, 2019

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,981,082)	$(7,602,072)
Depreciation	61,724	62,028
Compensation paid through issuance of Common Stock	2,786,931	3,486,500
Amortization of loan discount	708,975	2,014,784
Adjustments to reconcile net loss to cash (used in) operating activities:
Change in Accounts Receivable	54,938	(229,166)
Change in prepaid expenses	254,160	(425,500)
Change in inventory	124,137	(36,961)
Change in inventory deposits	(49,524)	(91,640)
Change in accounts payable and accrued expense	65,102	643,413
Net Cash (Used in) Operating Activities	(1,974,639)	(2,178,614)

CASH FLOW FROM INVESTING ACTIVITIES:
Property and equipment purchased	-	-
Net Cash (Used in) Investing Activities	-	-

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of Common Stock	-	3,500
Proceeds (repayments) of loans – officer - related party	51,083	(12,092)
Proceeds of working capital loan	2,869,171	2,474,560
Repayment of loans – nonrelated party	(1,016,372)	(175,329)
Net Cash Provided by Financing Activities	1,903,882	2,290,639

CHANGE IN CASH	(70,757)	112,025

CASH AT BEGINNING OF PERIOD	131,656	19,631

CASH AT END OF PERIOD	$60,899	$131,656

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$168,834	$45,565
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of Debentures to Common Stock	$-	$-

See Notes to Financial Statements.

F-6

AMERICAN REBEL HOLDINGS, INC.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The “Company” was incorporated on December 15, 2014 (date of inception) under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company.

The acquisition of American Rebel, Inc. was accounted for as a reverse merger. The Company issued 17,421,000 shares of its Common Stock and issued warrants to purchase 500,000 shares of Common Stock to shareholders of American Rebel, Inc. and cancelled 9,000,000 shares of Common Stock owned by American Rebel, Inc.

The Company filed a registration statement on Form S-1 which was declared effective by the U.S. Securities and Exchange Commission on October 14, 2015. Twenty six (26) investors invested at a price of $0.01 per share for a total of $60,000. The direct public offering closed on December 11, 2015.

Nature of operations

The Company is developing branded products in the self-defense, safe storage and patriotic product areas that are promoted and sold using personal appearance, music, internet and television avenues. The Company’s products will be under the American Rebel Brand and imprinted.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Year end

The Company’s year-end is December 31.

F-7

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Inventory and Inventory Deposits

Inventory consists of safes, backpacks, jackets and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Fixed assets and depreciation

Property and equipment are stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from five to seven years.

Revenue recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. To achieve this core principle, the Company applies the following five steps: 1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

The Company adopted this ASC on January 1, 2018. Although the new revenue standard is expected to have an immaterial impact, if any, on the Company’s ongoing net income, the Company did implement changes to our processes related to revenue recognition and the control activities within them.

Advertising costs

Advertising costs are expensed as incurred; Marketing costs incurred were $390,294 and $632,522 for the years ended December 31, 2020 and 2019, respectively.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2020 and December 31, 2019, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short-term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

F-8

Level 3: If inputs from levels 1 and 2 are not available, the Financial Accounting Standards Board (the “FASB”) acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

In January 2018, the Company agreed to issue and subsequently issued a total of 500,000 shares of Common Stock as compensation for professional services to be performed during 2018. The Common Stock was valued at a price of $0.50 per share consistent with earlier sales of Common Stock by American Rebel, Inc. as well as the present conversion price of the Company’s convertible debentures. In January 2018, the Company issued 300,000 shares of Common Stock as compensation in settlement of professional services billed at $180,000.

During January 2018, the Company recorded $157,483 in compensation expense, increased prepaid expense $31,251, and reduced Accrued expense $74,600 with the issuance of 466,667 shares of Common Stock. The Common Stock was valued at prices of $0.50 and $0.60 per share consistent with earlier sales of Common Stock by American Rebel, Inc. as well as the present conversion price of the Company’s convertible debentures and negotiation with a vendor.

During January 2019, the Company recorded $178,505 in compensation expense, increased prepaid expense $160,000, and increased Discount on debt $57,467 with the issuance of 400,000 shares of Common Stock and 175,000 warrants to purchase Common Stock. The Common Stock was valued at prices of $0.65 to $0.76 per share consistent with market prices at the date of the transaction.

During September 2019, the Company recorded $3,432,000 in compensation expense and increased Discount on debt $819,500 with the issuance of 11,000,000 shares of Common Stock and 50,000 warrants to purchase Common Stock. The Common Stock was valued at prices of $0.70 to $0.30 per share consistent with market prices at the dates of the transactions.

During October and November 2019, the Company recorded $330,000 in compensation expense and increased Discount on debt $86,000 with the issuance of 1,650,000 shares of Common Stock. The Common Stock was valued at prices of $0.22 to $0.30 per share consistent with market prices at the dates of the transactions.

In February 2020, the Company issued 1,200,000 shares of its Common Stock to pay professional and consulting fees. Total fair value of $240,000 was recorded as an expense. In June 2020, the Company issued 810,000 shares of its Common Stock to pay consulting fees and interest expense. Total fair value of $95,000 was recorded as an expense. In August 2020, the Company issued 4,839,871 shares of its Common Stock to pay consulting fees and interest expense. Total fair value of $489,462 was recorded as an expense. In October 2020, the Company issued 6,410,000 shares of its Common Stock to pay consulting fees and interest expense. Total fair value of $553,820 was recorded as an expense. During May 2020, the Company issued 70,000 shares of its Common Stock in exchange for a debt reduction of $7,000.

F-9

Earnings per share

The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when Common Stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by taxing authorities. As of December 31, 2020 and December 31, 2019, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. For the years ended December 31, 2020 and 2019, respectively, no income tax expense has been recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a Right-of-Use (“ROU”) asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019 are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

F-10

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’ lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Operating leases are included in operating lease Right-of-Use assets and operating lease liabilities, current and non-current, on the Company’s consolidated balance sheets.

Recent pronouncements

The Company evaluated recent accounting pronouncements through December 31, 2020 and believes that none have a material effect on the Company’s financial statements.

Concentration Risk

In 2020, the Company purchased a substantial portion (over 20%) of inventory from two third-party vendors. As of December 31, 2020, the net amount due to the vendors (accounts payable and accrued expense) was $0. In 2019, the Company purchased substantially all of inventory from one third-party vendor. As of December 31, 2019, the net amount due to the vendor (accounts payable and accrued expense) was $221,920. The loss of these manufacturing vendor relationships could have a material effect on the Company, but the Company believes there are numerous other suppliers that could be substituted should these suppliers become unavailable or non-competitive.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated significant revenues from operations. Since inception, the Company has been engaged in financing activities and executing its business plan of operations and incurring costs and expenses related to developing products and market identity, obtaining inventory and preparing for public product launch. As a result, the Company incurred net income (losses) for the years ended December 31, 2020 and 2019 of ($5,981,082) and ($7,602,072), respectively. The Company’s accumulated deficit was ($20,870,713) as of December 31, 2020 and ($14,889,631) as of December 31, 2019. The Company’s working capital deficit was ($4,726,654) as of December 31, 2020 and a deficit of ($2,812,957) as of December 31, 2019. In addition, the Company’s development activities since inception have been sustained through equity and debt financing and the deferral of payments on accounts payable and other expenses.

The ability of the Company to continue as a going concern is dependent upon its ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. Management believes holders of its warrants will execute their outstanding warrants generating investment capital for the Company. Management is also in discussion with several investment banks and broker dealers regarding the initiation of a capital campaign.

Management believes sufficient funding can be secured through the obtaining of loans, as well as future offerings of its preferred and Common Stock to institutional and other financial sources. However, no assurance can be given that the Company will obtain this additional working capital, or if obtained, that such funding will not cause substantial dilution its stockholders. If the Company is unable to secure such additional funds from these sources, it may be forced to change or delay its business plan rollout.

F-11

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3- INVENTORY AND DEPOSITS

Inventory and deposits include the following:

	December 31, 2020	December 31, 2019

Inventory - Finished goods	$681,709	$805,845
Inventory deposits	141,164	91,641
	822,873	897,486
Less: Reserve for excess and obsolete	-	-
Net inventory and deposits	$822,873	$897,486

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment include the following:

	December 31, 2020	December 31, 2019

Marketing equipment	$32,261	$32,261
Vehicles	277,886	277,886
	310,147	310,147
Less: Accumulated depreciation	(304,881)	(243,157)
Net property and equipment	$5,266	$66,990

For the years ended December 31, 2020 and 2019 we recognized $61,724 and $62,028 in depreciation expense, respectively. We depreciate these assets over a period of sixty (60) months which has been deemed their useful life. In January 2016 we acquired three vehicles from related parties and assumed the debt secured by the vehicles as described at Note 7 – Notes Payable. Accordingly, the recorded cost of each vehicle is the amount of debt assumed under each related loan, or a total of $277,886.

NOTE 5 –RELATED PARTY NOTE PAYABLE AND RELATED PARTY TRANSACTIONS

For the year ended December 31, 2016, the Company received loans from its sole officer and director at the time totaling $221,155. The balance at December 31, 2019 was $4,496. During the year ended December 31, 2020, the Company repaid $0 of these loans resulting in a balance at December 31, 2020 of $4,526. These loans are due on demand and carry no interest.

During the year ended December 31, 2018, the Company entered into several convertible debt instruments with stockholders in the amount of $270,000, for a total of $345,000. The Company accrued interest expense on this convertible debt of $41,288, for a total of $113,178 at December 31, 2020. Since public trading of the Company’s Common Stock began in 2018, the Company determined a Beneficial Conversion Discount of $270,000 applied to the 2018 sales the convertible debentures. The discount reduced the liability balance of the debentures to $0 when the debentures were issued and recorded the proceeds of the sale as Additional paid in Capital. The discount will be amortized over the three year term of the debentures. The discounted balance of the convertible debentures at December 31, 2020 was $297,890.

During the year ended December 31, 2016, the Company acquired three vehicles from various related parties and assumed the debt secured by each one of the vehicles. Accordingly, the recorded value for each vehicle is the total debt assumed under each related loan, or a total of $277,886. (See Note 7 – Notes Payable.)

F-12

Charles A. Ross, Jr. serves as the Company’s Chief Executive Officer and director. Compensation for Mr. Ross was $180,250 and $200,000, respectively for the years ended December 31, 2020 and 2019. Mr. Ross received a grant of 1,000,000 shares of American Rebel, Inc. Common Stock, valued at $0.50 per share in June 2017, prior to the acquisition. These shares were part of the 6,500,000 shares that Mr. Ross exchanged for Company Common Stock in the acquisition of American Rebel, Inc. completed on June 19, 2017. In September 2019, Mr. Ross received a grant of 2,725,000 shares of Common Stock, valued at $0.30 per share.

NOTE 6 – NOTES PAYABLE – NON-RELATED PARTIES

Effective January 1, 2016, the Company acquired three vehicles from various related parties in exchange for the assumption of the liabilities related to those vehicles. The liabilities assumed are as follows at December 31, 2019 and December 31, 2018.

	December 31,	December 31,
	2020	2019

Loan secured by a tour bus, payable in monthly payments of $2,710 including interest at 12% per annum through July 2020 when the remaining balance is payable.	$15,649	$25,746

Total recorded as current liability	$15,649	$25,746

Current and long-term portion. Total loan balance is reported as current because loans are past due, become due within one year or are expected to be repaid within one year.

NOTE 7 – NOTES PAYABLE – WORKING CAPITAL

On July 6, 2017, the Company’s wholly-owned operating subsidiary completed the sale of a secured promissory note in the principal amount of $250,000 with an interest rate of 12% per annum to a private investor, and current stockholder. In April, 2018 the Company’s wholly-owned operating subsidiary completed the sale of additional notes under similar terms in the additional principal amount totaling $250,000. In July, 2018 the Company’s wholly-owned operating subsidiary completed the sale of additional notes under similar terms in the additional principal amount totaling $300,000. In October and December of 2018 the Company’s wholly-owned operating subsidiary completed the sale of additional notes under similar terms in the additional principal amount totaling $425,000. The notes are secured by a pledge of certain of the Company’s current inventory and the Chief Executive Officer’s personal guaranty. These working capital notes require payments equal to 75-100% of current sales of that specific secured inventory and mature in 180 days. In connection with the original note, the Company issued 250,000 shares of its Common Stock to the noteholder valued at $0.50 per share for a total of $125,000. The fair value of the Common Stock issued was recorded as a discount to the note payable and the discount was amortized over the term of that agreement to interest expense using the straight-line method that approximates the effective interest method.

During the year ending December 31, 2019, the Company and the Company’s wholly-owned operating subsidiary completed the sale of additional short term notes under similar terms in the additional principal amount totaling $3,104,441. The notes are secured by a pledge of certain of the Company’s current inventory and Chief Executive Officer’s personal guaranty. These short-term working capital notes mature in 30-180 days. In connection with these notes, the Company issued 1,550,000 shares of its Common Stock, warrants to purchase 125,000 shares of its Common Stock and a conversion feature for 300,000 shares at $0.50 per share. The fair value of these share incentives was calculated to be $1,134,368. The fair value of the share incentives was recorded as a discount to the note payable and the discount was amortized over the term of those agreements to interest expense using the straight-line method that approximates the effective interest method. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2019 is $1,068,784.

F-13

During the year ending December 31, 2020, the Company and the Company’s wholly-owned operating subsidiary completed the sale of additional short term notes and extensions of short term notes under similar terms in the additional principal amount totaling $2,869,171. The notes are secured by a pledge of certain of the Company’s current inventory and the Chief Executive Officer’s personal guaranty. These short term working capital notes mature in 30-180 days. In connection with these notes, the Company issued 17,275,871 shares of its Common Stock, warrants to purchase 2,550,000 shares of its Common Stock. The fair value of these share incentives was calculated to be $1,660,112. The fair value of the share incentives was recorded as a discount to the note payable and the discount was amortized over the term of those agreements to interest expense using the straight-line method that approximates the effective interest method. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2020 is $1,411,203.

During the year ended December 31, 2020, the Company and the Company’s wholly-owned operating subsidiary completed the conversion of short term notes with a face value of $1,080,000 and accrued interest to 9,700,000 shares of Common Stock with a fair value of $1,651,900, resulting in a Loss on Extinguishment of Debt of $916,204.

As of December 31, 2020, and 2019, the outstanding balance due on the working capital notes was $4,672,096 and $3,595,561, respectively.

NOTE PAYABLE SCHEDULE

Type	Original Amount	Origination Date	Maturity Date	Effective Annual Interest Rate	Balance at December 31, 2020	Balance at December 31, 2019
Note Payable (a)	$200,000	3/4/2018	12/31/2018	12%	$200,000	$200,000
Note Payable (b)	$7,000	1/9/2019			$9,073	$8,689
Note Payable (c)	$400,000	11/1/2018	5/1/2019	12%	$400,000	$400,000
Note Payable (d)	$300,000	12/31/2018	12/31/2020			$300,000
Note Payable (e)	$55,000	1/14/2019	3/15/2019	15%	$30,000	$30,000
Note Payable (f)	$150,000	3/1/2019	9/30/2019	20%	$0	$0
Note Payable (g)	$450,000	5/1/2019	5/1/2020	18%	$0	$450,000
Note Payable (h)	$180,000	7/5/2019	1/1/2020	18%	$0	$180,000
Note Payable (i)	$180,000	7/15/2019	1/11/2020	18%	$0	$180,000
Note Payable (j)	$225,000	8/22/2019	3/31/2020		$225,000	$165,000
Note Payable (k)	$180,000	8/26/2019	2/22/2020	18%	$0	$180,000
Note Payable (l)	$180,000	9/5/2019	3/3/2020	18%	$0	$180,000
Note Payable (m)	$90,000	9/13/2019	3/11/2020	18%	$0	$90,000
Note Payable (n)	$180,000	9/13/2019	3/11/2020	18%	$0	$180,000
Note Payable (o)	$90,000	9/23/2019	3/21/2020	18%	$0	$90,000
Note Payable (p)	$150,000	9/30/2019	3/31/2020	20%	$0	$150,000
Note Payable (q)	$180,000	10/15/2019	4/12/2020	18%	$95,000	$180,000
Note Payable (r)	$180,000	11/5/2019	5/3/2020	18%	$0	$180,000
Note Payable (s)	$90,000	11/12/2019	5/10/2020	18%	$0	$90,000
Note Payable (t)	$100,000	11/19/2019	11/19/2020	18%	$0	$50,000
Note Payable (u)	$75,000	11/20/2019	5/20/2020	16%	$0	$75,000
Note Payable (v)	$455,670	12/17/2019	6/4/2022	12%	$408,875	$455,670
Note Payable (w)	$134,386	12/20/2019				$134,386
Note Payable (x)		12/31/2019			$12,219	$17,400
Note Payable (y)	$201,000	1/30/2020	6/1/2020	12%	$183,000
Note Payable (z)	$125,000	1/31/2020	1/31/2021	7.5%	$0
Note Payable (aa)	$225,000	2/14/2020	1/14/2021	25%	$18,750
Note Payable (ab)	$90,000	2/18/2020	2/18/2021	18%	$0
Note Payable (ac)	$180,000	2/20/2020	2/20/2021	18%	$0
Note Payable (ad)	$200,000	3/6/2020	7/6/2021	12%	$200,000
Note Payable (ae)	$722,422	3/10/2020	2/8/2024	11.5%	$679,609
Note Payable (af)	$90,000	3/11/2020	9/11/2020	18%	$0
Note Payable (ag)	$300,000	3/26/2020	3/26/2021	6%	$300,000
Note Payable (ah)	$150,000	4/1/2020	10/1/2020	20%	$0
Note Payable (ai)	$8,000	4/15/2020	5/15/2021		$8,000
Note Payable (aj)	$18,343	4/15/2020	5/15/2021		$18,343
Note Payable (ak)	$180,000	4/25/2020	10/25/2020	18%	$0
Note Payable (al)	$450,000	5/1/2020	10/31/2020	18%	$0
Note Payable (bn)	$100,000	5/20/2020	11/20/2020	18%	$0
Note Payable (am)	$100,000	6/10/2020	12/10/2020		$100,000
Note Payable (an)	$75,000	6/15/2020	6/15/2021	18%	$75,000
Note Payable (ao)	$101,000	6/18/2020	12/18/2020		$101,000
Note Payable (ap)	$50,000	6/29/2020	9/29/2020		$0
Note Payable (aq)	$102,000	7/3/2020	10/3/2020		$72,188
Note Payable (ar)	$150,000	7/31/2020	7/31/2021	12%	$0
Note Payable (as)	$150,000	8/5/2020	8/5/2021	12%	$134,400
Note Payable (at)	$350,000	9/3/2020	9/3/2021	12%	$392,000
Note Payable (au)	$100,000	9/10/2020	9/10/2021	12%	$100,000
Note Payable (av)	$250,000	10/1/2020	1/2/2021	8%	$250,000
Note Payable (aw)	$100,000	10/6/2020	10/6/2021	12%	$100,000
Note Payable (ax)	$200,000	10/13/2020	10/13/2021	12%	$200,000
Note Payable (ay)	$250,000	10/21/2020	4/21/2021	8%	$250,000
Note Payable (az)	$450,000	11/1/2020	4/30/2021	20%	$450,000
Note Payable (ba)	$150,000	11/1/2020	4/30/2021	20%	$150,000
Note Payable (bb)	$118,049	11/19/2020	11/19/2021	18%	$118,049
Note Payable (bc)	$109,200	11/20/2020	5/21/2021	18%	$109,200
Note Payable (bd)	$60,000	12/16/2020	12/16/2021	18%	$60,000
Note Payable (be)	$40,000	1/6/2021	1/7/2022	18%
Note Payable (bf)	$117,600	3/1/2021	4/21/2021	8%
Note Payable (bg)	$50,000	3/4/2021	3/4/2022	12%
Note Payable (bh)	$273,187	3/31/2021	12/1/2021
Note Payable (bi)	$1,000,000	4/9/2021	10/6/2021	8%
Note Payable (bj)	$591,000	4/18/2021	9/1/2023
Note Payable (bk)	$639,956	4/21/2021	4/22/2021	8%
Note Payable (bl)	$151,688	4/22/2021	5/1/2021
Note Payable (bm)	$190,000	4/30/2021	10/30/2021
Unamortized Discount					$(777,610)	$(370,584)
Total					$4,672,096	$3,595,561

F-14

a)	On March 4, 2018, the Company entered into a promissory note with an unrelated party to develop a new product. The new product has yet to be produced. The Company and the unrelated party are in discussions to consolidate this note which is in default into a new current note or convert the note balance into equity.
b)	On January 9, 2019, the Company accepted a loan from Amazon Lending for $7,000 that was extended to $11,000 on July 11, 2019 and to $26,000 on January 10, 2020. This loan is paid in full.
c)	On November 1, 2018, the Company entered into a promissory note with an unrelated party for working capital. The Company and the unrelated party are in discussions to consolidate this note which is in default into a new current note or convert the note balance into equity.
d)	On December 31, 2018, the Company entered into a promissory note with an unrelated party for working capital. The balance of the note was consolidated into a new note dated March 10, 2020, with the unrelated party.
e)	On January 14, 2019, the Company entered into a promissory note with an unrelated party for working capital. The Company and the unrelated party are in discussions to consolidate this note which is in default into a new current note, pay the balance on the note, or convert the note balance into equity.
f)	On March 1, 2019, the Company entered into a promissory note with an unrelated party for working capital. The balance of the note was consolidated into a new note dated September 30, 2019.
g)	On May 1, 2019, the Company entered into a promissory note with an unrelated party for working capital. The balance of the note was consolidated into a new note dated May 1, 2020.
h)	On July 5, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated February 14, 2020.
i)	On July 15, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was converted into shares of the Company’s Common Stock at $0.10 per share.
j)	On August 22, 2019, the Company entered into a promissory note with an unrelated party. The note, which is in default, requires the Company to issue 10,000 shares of Common Stock to the unrelated party each day the note is in default.
k)	On August 26, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated February 20, 2020.
l)	On September 5, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into shares of the Company’s Common Stock at $0.10 per share.
m)	On September 13, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into shares of the Company’s Common Stock at $0.10 per share.
n)	On September 13, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into shares of the Company’s Common Stock at $0.10 per share.
o)	On September 23, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated March 11, 2020.
p)	On September 30, 2019, the Company entered into a promissory note. The balance of the note was consolidated into a new note dated April 1, 2020.
q)	On October 15, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated April 22, 2021.
r)	On November 5, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated April 25, 2021.
s)	On November 12, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into shares of the Company’s Common Stock at $0.067 per share.
t)	On November 19, 2019, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated November 19, 2020.

F-15

u)	On November 20, 2019, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated November 20, 2020.
v)	On December 17, 2019, the Company entered into a secured promissory note with an unrelated party. The balance of the note was consolidated into a new note dated April 18, 2021.
w)	On December 20, 2019, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated March 10, 2020.
x)	On December 20, 2018, the Company entered into a loan agreement with American Express. The Company makes monthly payments to satisfy the loan agreement.
y)	On January 30, 2020, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated April 18, 2021.
z)	On January 31, 2020, the Company entered into a promissory note with an unrelated party. The note was paid in full.
aa)	On February 14, 2020, the Company entered into a promissory note with an unrelated party. The note was paid in full.
ab)	On February 18, 2020, the Company entered into a secured promissory note with an unrelated party. The balance of the note was converted into shares of the Company’s Common Stock at $0.10 per share.
ac)	On February 20, 2020, the Company entered into a secured promissory note with an unrelated party. The balance of the note was converted into shares of the Company’s Common Stock at $0.10 per share.
ad)	On March 6, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
ae)	On March 10, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
af)	On March 11, 2020, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated September 10, 2020.
ag)	On March 26, 2020, the Company entered into a promissory note with an unrelated party.
ah)	On April 1, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated November 1, 2020.
ai)	On April 15, 2020, the Company received an Economic Injury Disaster Loan (EIDL). The loan has been forgiven.
aj)	On April 15, 2020, the Company received a Paycheck Protection Program Loan. The loan has been forgiven.
ak)	On April 25, 2020, the Company entered into a secured promissory note with an unrelated party to manufacture inventory. The balance of the note was consolidated into a new note dated October 13, 2020.
al)	On May 1, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated October 31, 2020.
am)	On June 10, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated March 31, 2021.
an)	On June 15, 2020, the Company entered into a promissory note with an unrelated party.
ao)	On June 18, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated March 31, 2021.
ap)	On June 29, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated March 31, 2021.
aq)	On July 3, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note was consolidated into a new note dated March 31, 2021.
ar)	On July 31, 2020, the Company entered into a promissory note with an unrelated party. The note was paid in full.
as)	On August 5, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
at)	On September 3, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
au)	On September 10, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
av)	On October 1, 2020, the Company entered into a secured promissory note with a related party. The balance of the note was consolidated into a new note dated April 21, 2021.

F-16

aw)	On October 6, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
ax)	On October 13, 2020, the Company entered into a promissory note with an unrelated party. The Company and the unrelated party are in discussions regarding the note, which is in default.
ay)	On October 21, 2020, the Company entered into a secured promissory note with a related party. The balance of the note was consolidated into a new note dated April 21, 2021.
az)	On November 1, 2020, the Company entered into a promissory note with an unrelated party.
ba)	On November 1, 2020, the Company entered into a promissory note with an unrelated party.
bb)	On November 19, 2020, the Company entered into a promissory note with an unrelated party.
bc)	On November 20, 2020, the Company entered into a promissory note with an unrelated party.
bd)	On December 16, 2020, the Company entered into a promissory note with an unrelated party.
be)	On January 6, 2021, the Company entered into a promissory note with an unrelated party.
bf)	On March 1, 2021, a related party advanced money that was consolidated into a new note dated April 21, 2021.
bg)	On March 4, 2021, the Company entered into a promissory note with an unrelated party. The Company and unrelated party are in discussions regarding the note, which is in default.
bh)	On March 31, 2021, the Company entered into a forbearance agreement with an unrelated party to refinance existing loan amounts of $273,187.
bi)	On April 9, 2021, the Company entered into a bridge loan agreement with an related party.
bj)	On April 18, 2021, the Company entered into a secured promissory note with an unrelated party to refinance existing loan amounts of $408,875 and $183,000.
bk)	On April 21, 2021, the Company entered into a settlement agreement with a related party and paid off $617,600 of principal plus interest.
bl)	On April 22, 2021, the Company entered into a settlement agreement with an unrelated party and paid off $95,000 of principal plus interest.
bm)	On April 30, 2021, an officer of the Company loaned $190,000 to the Company.
bn)	On May 20, 2020, the Company entered into a promissory note with an unrelated party. The balance of the note and the earned interest was rolled into a new note dated November 20, 2020.

NOTE 8- CONVERTIBLE DEBENTURE – RELATED PARTY

Since September 16, 2016, the Company sold convertible debentures in the amount of $2,405,000 in the form of 12% three-year convertible term notes. Interest is accrued at an annual rate of 12% and is payable in Common Stock at maturity. Both principal and interest may be converted into Common Stock at a price of $0.50 per share after the passage of 181 days. The Company may redeem the debenture at its option or force conversion after Common Stock trades at a price in excess of $1.00 per share for five days. The Holder may force redemption after the Company raises $3 million dollars in equity. The holders of the convertible debentures were issued three-year warrants to purchase 2,405,000 shares of the Company’s Common Stock at $1.00 per share. As of December 31, 2018, the Company received $2,405,000 under this convertible debenture. In April and November 2018, debentures with face value of $2,060,000 plus accrued interest of $280,529 were converted into 4,681,058 shares of Common Stock. As of December 31, 2019, the Company had a face value of $345,000 due under this convertible debenture.

The convertible debenture holder, based on its agreement, with maturities beginning September 16, 2019 has the option to convert their principal and interest into 690,000 (plus 60,980 for accrued interest) shares of Common Stock. The fair value of the embedded beneficial conversion feature resulted in a discount of $227,110 to the convertible debenture – related party at December 31, 2019 and a discount of $137,110 at December 31, 2020.

During the year ended December 31, 2018, the Company sold convertible debt instruments in the amount of $270,000. Since public trading of the Company’s Common Stock began in 2018, the Company determined a beneficial conversion discount of $270,000 applied to the 2018 sales the convertible debt instruments. The discount reduced the liability balance of the debentures to $0 when the debentures were issued and recorded the proceeds of the sale as Additional paid in Capital. The discount will be amortized over the three-year term of the debentures. The discounted balance of the convertible debentures at December 31, 2020 was $297,890.

The Company analyzed the conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and fair value measurement under ASC 820 and determined that the beneficial conversion feature under the convertible debenture should be recorded as a discount to debt if market was more than the conversion feature.

F-17

The convertible debenture - related party is measured at fair value at the end of each reporting period or termination of the debenture agreement with the change in fair value recorded to earnings. The fair value of the embedded beneficial conversion feature did not result in a discount to the convertible debenture - related party. The discount if and when the Company has one will be amortized over the term of agreement or modification to the agreement to interest expense using the straight-line method that approximates the effective interest method.

The Company used the eight steps to determine fair value under ASC 820. (1) Identify the item to be valued and the unit of account. (2) Determine the principal or most advantageous market and the relevant market participants. (3) Select the valuation premise to be used for asset measurements. (4) Consider the risk assumptions applicable to liability measurements. (5) Identify available inputs. (6) Select the appropriate valuation technique(s). (7) Make the measurement. (8) Determine amounts to be recognized and information to be disclosed.

Fair value was determined by the market price of the Company’s publicly traded stock with no discount allowed. This was determined as of the effective date of the agreement entered convertible debenture - related party. The conversion price was then compared to fair value, determined by market price and the difference between the two multiplied by the number of shares that would be issued upon conversion. The Company has not had any market activity within its public market. Private transactions between willing buyers and willing sellers have ranged from $0.02 to $0.50 per share. These transactions were not conducted through a broker-dealer network. Since public trading of the Common Stock began in 2018, market price of the Company’s traded stock has ranged from $0.05 to $2.50 per share.

NOTE 9 – EMBEDDED DERIVATIVES – FINANCIAL INSTRUMENTS

Since September 2016 the Company entered into a financial instrument, which consists of a convertible debenture, containing a conversion feature. Generally financial instruments are convertible into shares of the Company’s Common Stock; at prices that are either marked to the volume weighted average price of the Company’s publicly traded stock or a static price determinative from each financial instrument agreement. These prices may be at a significant discount to market as determined overall by the volume weighted average price of the Company’s publicly traded Common Stock. The Company for all intent and purposes considers these discounts to be fair market value as would be determined in an arm’s length transaction with a willing buyer and the restrictive nature of the Common Stock issued, unless issued pursuant to a registration or some other registered shares with the SEC.

The Company accounts for the fair value of the conversion feature in accordance with ASC 815-15, Derivatives and Hedging; Embedded Derivatives, which requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt and original issue discount notes payable. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component in its results of operations. The Company valued the embedded derivatives using eight steps to determine fair value under ASC 820. (1) Identify the item to be valued and the unit of account. (2) Determine the principal or most advantageous market and the relevant market participants. (3) Select the valuation premise to be used for asset measurements. (4) Consider the risk assumptions applicable to liability measurements. (5) Identify available inputs. (6) Select the appropriate valuation technique(s). (7) Make the measurement. (8) Determine amounts to be recognized and information to be disclosed.

The fair value of the conversion feature of the financial instrument as of December 31, 2018 was $0. The Company did not record any expense associated with the embedded derivatives at December 31, 2018. No embedded derivative expense was realized as there was no change in the conversion price. The conversion price for this financial instrument was $0.50 per share which is higher than market as there have been no sales of the Company’s Common Stock.

F-18

NOTE 10 – INCOME TAXES

At December 31, 2020 and December 31, 2019, the Company had a net operating loss carryforward of $20,870,713 and $14,889,631, respectively, which begins to expire in 2034.

Components of net deferred tax asset, including a valuation allowance, are as follows:

	December 31, 2020	December 31, 2019
Deferred tax asset:
Net operating loss carryforward	$4,382,850	$3,126,823
Total deferred tax asset	4,382,850	3,126,823
Less: Valuation allowance	(4,382,850)	(3,126,823)
Net deferred tax asset	$-	$-

Valuation allowance for deferred tax assets as of December 31, 2020 and December 31, 2019 was $4,382,850 and $3,126,823, respectively. In assessing the recovery of the deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not deferred tax assets will not be realized as of December 31, 2020 and December 31, 2019 and recognized 100% valuation allowance for each period.

Reconciliation between statutory rate and the effective tax rate for and as of December 31, 2020 and 2019:

Federal statutory rate	(21.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	21.0%
Effective tax rate	0.0%

NOTE 11 – SHARE CAPITAL

The Company is authorized to issue 100,000,000 shares of its $0.001 par value Common Stock and 1,000,000 shares of its $0.001 par value preferred stock.

Common Stock

On December 15, 2014, the Company issued to its founder, then an officer and director of the Company, 6,000,000 shares of its $0.001 par value Common Stock at a price of $0.001 per share for services provided upon organization. The services were valued at $6,000.

On January 15, 2015, the Company issued to its founder 3,000,000 shares of its $0.001 par value Common Stock at a price of $0.008 per share for certain intangible assets and tangible assets (see Note 3 - Intangible Assets). Mr. David Estus, then our sole officer and director, incurred more than $50,000 in developing or acquiring the intangible and tangible assets for which the Company valued at $24,000.

The Company filed a registration statement on Form S-1 which was declared effective by the U.S. Securities and Exchange Commission on October 14, 2015. The Form S-1 allowed the Company to solicit investors for investment in a direct public offering of $60,000. Twenty-six (26) investors invested at a price of $0.01 per share for the entire offering which closed on December 11, 2015.

The Company issued 17,421,000 shares of its Common Stock and issued warrants to purchase 500,000 shares of Common Stock to shareholders of American Rebel, Inc. and cancelled 9,000,000 shares of Common Stock owned by American Rebel, Inc. to complete the acquisition of American Rebel, Inc. which was accounted for as a reverse merger.

F-19

During June 2017, prior to the merger, American Rebel, Inc issued 2,800,000 shares of Common Stock as compensation and recorded an expense based on fair market value of $0.50 per share for a total expense of $1,400,000. On June 19, 2017, in connection with the merger and acquisition of the subsidiary, the Company exchanged 17,421,000 shares of Common Stock with stockholders of American Rebel, Inc. and cancelled 9,000,000 shares of Common Stock held by American Rebel, Inc. American Rebel, Inc. became a wholly owned subsidiary of the Company upon completion of the exchange.

On July 6, 2017, the Company’s wholly-owned operating subsidiary completed the sale of a secured promissory note in the principal amount of $250,000 with an interest rate of 12% per annum to a private investor, and current stockholder. The note is secured by a pledge of all of the Company’s current inventory and the Chief Executive Officer’s personal guaranty. This working capital note requires payments equal to 75% of current sales and matures in 180 days. In connection with this note, the Company issued 250,000 shares of its Common Stock to the noteholder.

On August 6, 2017, the Company’s wholly-owned subsidiary completed an agreement to acquire a right to a trade show booth location early in 2018. In connection with this acquisition, the Company issued 100,000 shares of its Common Stock to the seller.

In January 2018, the Company’s wholly owned subsidiary completed an agreement to acquire professional services during 2018 in exchange for 500,000 shares of the Company’s Common Stock. The Common Stock is to be issued in three stages, 166,667 shares in January 2018, 166,667 shares in May 2018 and the remainder in September 2018. The shares were valued at $.50 per share consistent with valuation of other share issues.

In January 2018, the Company issued 300,000 shares of Common Stock to settle a liability for professional services billed in the amount of $180,000.

In January 2019, the Company issued a 30-day warrant to purchase 250,000 shares of its Common Stock at a price of $0.01 per share to pay consulting fees. Total fair value of $160,000 was recorded as an expense of $160,000 at June 30, 2019. The warrants were exercised and 250,000 shares of Common Stock were issued.

In January 2019, the Company’s wholly-owned operating subsidiary completed the sale of a secured promissory note in the principal amount of $300,000 with an interest rate of 16.66% per annum to a private investor. The note is secured by a pledge of all of the Company’s current inventory and the Chief Executive Officer’s personal guaranty. This working capital note matures in 120 days. In connection with this note, the Company issued 100,000 shares of its Common Stock to the note holder.

In September 2019, the Company issued 1,400,000 shares of its Common Stock in conjunction with notes payable and recorded loan discount of $812,000 based on fair market value of $0.30 and $0.95 per share. Of the loan discount recorded, the amount that had been amortized to interest expense at September 30, 2019 was $228,460.

In September 2019, the Company issued 9,700,000 shares of its Common Stock to pay professional and consulting fees and recorded an expense based on fair market value of $0.30 and $0.95 per share for a total expense of $3,432,000, and recorded prepaid expense of $675,750.

In November 2019, the Company issued 150,000 shares of its Common Stock in conjunction with notes payable and recorded loan discount of $86,000 based on fair market value of $0.30 and $0.22 per share. Of the loan discount recorded, the amount that had been amortized to interest expense on December 31, 2019 was $25,744.

In December 2019, the Company issued 1,500,000 shares of its Common Stock to pay professional and consulting fees and recorded an expense based on fair market value of $0.22 per share for a total expense of $330,000.

F-20

During the year ended December 31, 2020, the Company issued 17,275,871 shares of its Common Stock and issued five year warrants to sell 2,500,000 shares of Common Stock in connection with issue of short-term loans. The fair value of these share incentives was calculated to be $1,881,761 which was recorded as a discount to the notes payable and amortized to interest expense over the term of those loan agreements. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2020 is $1,411,203.

During the year ended December 31, 2020, the Company issued 9,700,000 shares of its Common Stock and completed the conversion of short-term notes with a face value of $1,080,000 and accrued interest. The fair value of these shares was calculated to be $1,651,900, resulting in a Loss on Extinguishment of Debt of $916,242.

During the year ended December 31, 2020, the Company issued 2,700,000 shares of its Common Stock to pay professional and consulting fees. Total fair value of $375,000 was recorded as an expense.

On December 31, 2020 and December 31, 2019, there were 72,808,058 and 43,062,058 shares of Common Stock issued and outstanding, respectively.

NOTE 12 – WARRANTS AND OPTIONS

Since September 16, 2016, in connection with the convertible debenture –related party (see Note 8 – Convertible Debenture – Related Party) the Company issued three-year warrants to purchase 2,405,000 shares of the Company’s Common Stock at $1.00 per share. In conjunction with the conversion of convertible debt at April 30, 2018, the Company agreed to reduce the exercise price of the Warrants to $.50 per share.

On June 19, 2017, the Company issued five-year warrants to purchase 500,000 shares of the Company’s Common Stock at $0.50 per share as compensation.

In October 2020, the Company issued five-year warrants to purchase 2.500,000 shares of the Company’s Common Stock at $0.10 per share in connection with short term financing. In November 2020, the Company issued two-year warrants to purchase 50,000 shares of the Company’s Common Stock at $1.00 per share in connection with short term financing.

As of December 31, 2018, there were 2,245,000 warrants issued and outstanding. As of December 31, 2020, there were 3,395,000 warrants outstanding to acquire additional shares of Common Stock.

The Company evaluates outstanding warrants as derivative liabilities and will recognize any changes in the fair value through earnings. The Company determined that the Warrants have an immaterial fair value at December 31, 2020. The warrants do not trade in a highly active securities market, and as such, the Company estimated the fair value of these Common Stock equivalents using Black-Scholes and the following assumptions:

Expected volatility was based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods. The Company’s Common Stock has not traded so the volatility computation was based on other similarly situated companies. The Company believes this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term which due to their maturity period as expiry, it was three years. The Company had no reason to believe future volatility over the expected remaining life of these Common Stock equivalents was likely to differ materially from historical volatility. Expected life was based on three years due to the expiry of maturity. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the Common Stock equivalents.

F-21

	December 31, 2020	December 31, 2019

Stock Price	$0.104	$0.285
Exercise Price	$0.26	$1.00
Term (expected in years)	4.73	3.00
Volatility	259.2%	262.4%
Annual Rate of Dividends	0.0%	0.0%
Risk-Free Rate	0.18%	1.92%

Stock Purchase Warrant

The following table summarizes all warrant activity for the years ended December 31, 2020 and 2019.

	Shares	Weighted-Average Exercise Price Per Share	Remaining term	Intrinsic value
Outstanding, December 31, 2018	2,245,000	$0.57	1.05 years	-
Granted	425,000	$.41	1.34 years	-
Exercised	250,000	$0.01	-	-
Expired	-	-	-	-
Outstanding and Exercisable at December 31, 2019	2,420,000	$0.61	.73 years	-
Granted	2,550,000	$0.12	4.75 years	-
Exercised			-	-
Expired	(1,475,000)	-	-	-
Outstanding and Exercisable at December 31, 2020	3,495,000	$0.26	4.73 years	-

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Rental Payments under Non-cancelable Operating Leases

The Company has a lease for warehouse and shipping space in Lenexa, Kansas which expires in January 2026. And an annually renewable lease for manufacturing and warehouse space in Chanute, Kansas. The following is a schedule, by year, of the future minimum rental payments under the lease:

Year ended December 31,

2021	158,029
2022	72,638
2023	74,112
2024	75,362
2025	76,390
Subsequent	19,162
Total	$475,693

Rent costs totaled approximately $159,120 and $121,992 for years ended December 31, 2020 and 2019, respectively.

NOTE 14 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred after the balance sheet date of December 31, 2020 through the date the financial statements were issued and determined that there were the following subsequent events.

Subsequent to December 31, 2020, the Company entered into a one-year promissory note dated January 6, 2021, in the amount of $40,000 paying 18% interest. Interest and principal are due at maturity.

F-22

Subsequent to December 31, 2020, the Company received an equity investment of $50,000 on January 12, 2021, to purchase 833,333 shares of the Company’s Common Stock by Subscription Agreement at $0.06 per share.

Subsequent to December 31, 2020, the Company entered into a one-year promissory note dated March 4, 2021 in the amount of $50,000. The Company will pay monthly interest payments at 12% per annum to the holder of the note. A component of the note issued 600,000 shares of Common Stock to the note holder.

Subsequent to December 31, 2020, the Company received an equity investment of $100,000 on March 5, 2021, to purchase 1,666,667 shares of the Company’s Common Stock by Subscription Agreement at $0.06 per share.

On March 1, 2021, a related party advanced the Company $117,600 to make outstanding note payments.

On March 10, 2021, the Company issued 280,000 shares of Common Stock to pay interest on an outstanding note.

On March 10, 2021, the Company issued 310,000 shares of Common Stock to pay interest on an outstanding note.

On March 24, 2021, the Company authorized the issuance of 2,500,000 shares of Common Stock to a consulting company controlled by an officer, as consideration of the termination of such consultant’s services and to relieve the Company from certain ongoing compensation commitments. Such shares will be issued only upon the amendment to the Company’s articles of incorporation to increase its authorized shares of Common Stock.

On March 24, 2021, the Company authorized the issuance of 2,145,000 shares of Common Stock to its Chief Executive Officer and 2,145,000 shares of Common Stock to its President. 4,190,000 of such shares will be issued only upon the amendment to the Company’s articles of incorporation to increase its authorized shares of Common Stock

Effective March 31, 2021, the Company entered into a forbearance agreement with a current debt holder, whereby the Company agreed to repay four notes owed to such holder with an initial payment of $100,000 and eight monthly installment payments totaling $173,187.50.

On April 9, 2021, the Company received a $1,000,000 bridge loan from a current officer/director. As part of the bridge loan, the Company issued the officer/director a five-year warrant to purchase 2,000,000 shares of Common Stock at $0.10 per share and pledged 2,000,000 shares of Common Stock as security for the bridge loan.

On April 9, 2021, the Company entered into two employment agreements with recently appointed officers, whereby it agreed to issue 8,750,000 shares of Common Stock to such officers. In addition, the Company entered into amendments to the current employment agreements with its Chief Executive Officer and President, whereby it agreed to issue 8,000,000 shares of Common Stock. All of these shares will be issued only upon the amendment to the Company’s articles of incorporation to increase its authorized shares of Common Stock.

On April 18, 2021, the Company executed a $591,000 secured replacement promissory note with a current debt holder, whereby the Company agreed to consolidate and repay two notes owed to such holder with an initial payment of $100,000 and monthly installment payments for the balance of the note.

On April 20, 2021, the Company issued 50,000 shares of Common Stock in return for services rendered.

On April 21, 2021, the Company entered into a settlement agreement with a current debt holder, whereby the Company agreed to repay two notes and an advancement from such holder, including accrued interest at 8% per annum, with a payment of $639,955.64.

On April 22, 2021, the Company entered into a settlement agreement with a current debt holder, whereby the Company agreed to repay the $151,687.97 balance owing on the note owed to such holder with a cash payment of $50,000 and the issuance of 2,000,000 shares of Common Stock, with a stated value of $100,687.97.

On April 30, 2021, the Company received a $190,000 six-month loan from a current officer/director.

F-23

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$218,332	$60,899
Accounts Receivable	179,233	176,844
Prepaid expense	163,492	48,640
Inventory	687,830	681,709
Inventory deposits	76,685	141,164
Total Current Assets	1,325,572	1,109,256

Property and Equipment, net	1,799	5,266

OTHER ASSETS:
Lease Deposit	-	6,841
Total Other Assets	-	6,841

TOTAL ASSETS	$1,327,371	$1,121,363

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	739,793	540,168
Accrued Interest – Convertible Debenture – Related Party	287,620	603,471
Loan – Officer - Related party	6,526	4,526
Loan – Working Capital, net of discounts of $1,375,608 and $777,610	3,617,514	4,672,096
Loans - Nonrelated parties	12,939	15,649
Total Current Liabilities	4,664,392	5,835,910

Convertible Debenture –Related party, net of discounts of $2,110 and $47,110	-	297,890
TOTAL LIABILITIES	4,664,392	6,133,800

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 100,000, and 0 issued and outstanding, respectively at September 30, 2021 and December 31, 2020 Preferred shares Class A	100	-
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 276,501, and 0 issued and outstanding, respectively at September 30, 2021 and December 31, 2020 Preferred shares Class B	277	-
Common stock, $0.001 par value; 600,000,000 shares authorized; 120,508,194 and 72,807,929 issued and outstanding, respectively at September 30, 2021 and December 31, 2020	120,508	72,808
Additional paid in capital	22,302,897	15,785,468
Accumulated deficit	25,760,803	(20,870,713)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(3,337,021))	(5,012,437)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,327,371	$1,121,363

See Notes to Financial Statements.

F-24

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2021	For the three months ended September 30, 2020
Revenue	$295,490	$279,308
Cost of goods sold	280,212	228,584
Gross margin	15,278	50,724

Expenses:
Consulting – business development	656,784	136,877
Product development costs	42,720	89,578
Marketing and brand development costs	34,669	90,305
Administrative and other	236,763	286,541
Depreciation expense	946	15,507
	971,882	618,808
Operating income (loss)	(956,604)	(568,084)

Other Income (Expense)
Interest expense	(382,601)	(681,076)
Gain (Loss) on extinguishment of debt	(87,575)	(68,925)
Net income (loss) before income tax provision	(1,426,780)	(1,318,085)
Provision for income tax	-	-
Net income (loss)	$(1,426,780)	$(1,318,085)
Basic and diluted income (loss) per share	$(0.01)	$(0.02)
Weighted average common shares outstanding - basic and diluted	108,376,000	64,346,000

See Notes to Financial Statements.

F-25

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020
Revenue	$848,357	$899,238
Cost of goods sold	716,943	659,006
Gross margin	131,414	240,232

Expenses:
Consulting – business development	1,774,003	404,700
Product development costs	275,780	275,565
Marketing and brand development costs	138,783	331,775
Administrative and other	603,727	1,356,430
Depreciation expense	2,744	46,521
	2,795,037	2,414,991
Operating income (loss)	(2,663,623)	(2,174,759)

Other Income (Expense)
Interest expense	(1,500,744)	(1,507,662)
Loss on extinguishment of debt	(725,723)	(919,242)
Net income (loss) before income tax provision	(4,890,090)	(4,601,663)
Provision for income tax	-	-
Net income (loss)	$(4,890,090)	$(4,601,663)
Basic and diluted income (loss) per share	$(0.05)	$(0.08)
Weighted average common shares outstanding - basic and diluted	92,441,000	57,492,000

See Notes to Financial Statements.

F-26

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock	Preferred Stock	Common Stock Amount	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – December 31, 2019	43,062,058	-	$43,062	$-	$11,899,553	$(14,889,631)	$(2,947,016)

Common Stock issued as compensation.	17,616,000		17,616		2,531,124	-	2,548,740
Net loss	-	-	-	-	-	(2,172,180)	(2,172,180)
Balance – March 31, 2020 (Unaudited)-	60,678,058	-	$60,678	$-	$14,430,677	$(17,061,811)	$(2,570,456)
Sale of Common Stock	70,000	-	70	-	6,930	-	7,000
Common Stock issued as compensation	810,000	-	810	-	94,190	-	95,000

Net loss	-	-	-	-	-	(1,111,398)	(1,111,398)
Balance – June 30, 2020 (Unaudited)-	61,558,058	-	$61,558	$-	$14,531,797	$(18,173,209)	$(3,579,854)

Common stock issued as compensation.	4,839,871	-	4,840	-	484,622	-	489,462

Net loss	-	-	-	-	-	(1,318,085)	(1,318,085)
Balance – September 30, 2020 (Unaudited)-	66,397,929	-	$66,398	$-	$15,016,419	$(19,491,294)	$(4,408,477)

	Common Stock	Preferred Stock	Common Stock Amount	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – December 31, 2020-	72,807,929	-	$72,808	$-	$15,785,468	$(20,870,713)	$(5,012,437)

Sale of common stock.	2,500,000	-	2,500	-	147,500	-	150,000

Common Stock issued to pay expense	1,819,313	-	1,819	-	103,647	-	105,466

Net Loss	-	-	-	-	-	(927,615)	(927,615)

Balance – March 31, 2021-	77,127,242	-	$77,127	$-	$16,036,615	$(21,798,328)	$(5,684,586)

Sale of Preferred Stock.	-	70,715	-	71	494,934	-	495,005

common stock issued to pay expense	18,900,000	-	18,900	-	981,100	-	1,000,000

Preferred Stock issued to pay expense	-	248,944	-	249	2,481,489	-	2,481,738

Common stock Warrants Issued	-	-	-	-	102,613	-	102,613

Net Loss	-	-	-	-	-	(2,535,695)	(2,535,695)
Balance – June 30, 2021-	96,027,242	319,659	$96,027	$320	20,096,751	$(24,334,023)	$(4,140,925)

Sale of Preferred Stock.	-	7,500	-	7	52,493	-	52,500

Common stock issued to pay expense	16,808,535	-	16,809	-	1,081,544	-	1,098,353

Preferred Stock converted to Common stock	4,965,800	(49,658)	4,966	(50)	(4,916)	-	0

Common stock issued to reduce Debt	2.706,617	-	2,707	-	204,924	-	208,331

Preferred A shares issued				100	(100)

Common stock Warrants Issued	-	-	-	-	871,500	-	871,500

Net Loss	-	-	-	-	-	(1,426,780)	(1,426,780)
Balance – September 30, 2021-	120,508,194	277,501	$120,508	$377	22,302,897160	$(25,760,803)	$(3,337,021)

See Notes to Financial Statements.

F-27

AMERICAN REBEL HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	2021	2020
	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,890,090)	$(4,601,663)
Depreciation	3,158	46,521
Expense paid through issuance of stock	2,806,826	2,142,868
Amortization of loan discount	839,434	735,664
Adjustments to reconcile net loss to cash (used in) operating activities:
Change in accounts receivable	(6,830)	(48,071)
Change in prepaid expenses	(8,010)	201,552
Change in inventory	(6,120)	(18,098)
Change in inventory deposits	64,479	85,153
Change in accounts payable and accrued expense	201,915	244,054
Net Cash (Used in) Operating Activities	(995,238)	(1,212,020)

CASH FLOW FROM INVESTING ACTIVITIES:
	-	-
Net Cash (Used in) Investing Activities	-	-

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds (repayments) of loans – officer - related party	14,658	101,055
Proceeds of Sale of Stock	697,505	7,000
Proceeds of exercise of Warrants	-	-
Proceeds of working capital loan	2,169,100	2,208,671
Repayment of loans – nonrelated party	(1,736,000)	(1,070,481)
Net Cash Provided by Financing Activities	1,145,263	1,246,245

CHANGE IN CASH	150,025	34,225

CASH AT BEGINNING OF PERIOD	68,307	131,656

CASH AT END OF PERIOD	$218,332	$165,881

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$176,910	$119,199
Income taxes	$-	$-

Non-cash investing and financing activities:
Debt eliminated through issue of Stock	$1,713,924	$1,517,407

See Notes to Financial Statements.

F-28

AMERICAN REBEL HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on December 15, 2014, under the laws of the State of Nevada, as CubeScape, Inc. The Company filed a registration statement on Form S-1, which was declared effective by the U.S. Securities and Exchange Commission on October 14, 2015. Twenty-six (26) investors invested at a price of $0.01 per share for a total of $60,000. The direct public offering closed on December 11, 2015.

On January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company.

The aforementioned acquisition of American Rebel, Inc. was accounted for as a reverse merger, which involved issuance by the Company of 17,421,000 shares of its common stock and 500,000 warrants to purchase shares of common stock to shareholders of American Rebel, Inc., and cancelled 9,000,000 shares of common stock previously owned by American Rebel, Inc.

Nature of operations

The Company focuses primarily on designing and marketing branded safes and personal security products, including concealed carry/self-defense products. Additionally, the Company designs and produces branded apparel and other accessories. The Company promotes and sells its products primarily through retailers using a dealer network, various leading national and regional retailers, local specialty firearms stores, and through the Company’s website and other websites including Amazon.com. The Company’s products have the American Rebel Brand imprint.

Interim Financial Statements and Basis of Presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by the U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These financial statements should be read along with the Annual Report filed on Form 10-K of the Company for the period ended December 31, 2020 and notes thereto contained.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Year end

The Company’s year-end is December 31.

F-29

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Inventory and Inventory Deposits

Inventory consists of backpacks, jackets, safes and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Fixed assets and depreciation

Property and equipment are stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from five to seven years.

Revenue recognition

In accordance with ASC 606, revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. To achieve this core principle, the Company applies the following five steps: 1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

The Company adopted this ASC on January 1, 2018. Although the new revenue standard is expected to have an immaterial impact, if any, on the Company’s ongoing net income, the Company did implement changes to our processes related to revenue recognition and the control activities within them.

Advertising costs

Advertising costs are expensed as incurred; Marketing costs incurred were $34,669 and $90,305 for the three-month periods ended September 30, 2021, and 2020, respectively and $138,783 and $331,775, respectively, for the nine-month periods then ended.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2021, and December 31, 2020, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

F-30

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, the Financial Accounting Standards Board (the “FASB”) acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

During the three months ended September 30, 2021, the Company issued 9,849,725 shares of its common stock to pay professional and consulting fees. Total fair value of $617,068 was recorded as an expense.

Earnings per share

The Company follows ASC Topic 260 to account for earnings per share. Basic EPS calculations are determined by dividing net income by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when Common Stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

F-31

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by taxing authorities. As of September 30, 2021 and December 31, 2020, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. For the nine-month period ended September 30, 2021, and 2020, respectively, no income tax expense has been recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a ROU asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019, are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’ lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Operating leases are included in operating lease Right-of-Use assets and operating lease liabilities, current and non-current, on the Company’s consolidated balance sheets.

Recent pronouncements

The Company has implemented all new accounting pronouncements that are in effect and is evaluating any that may impact its financial statements. The Company does not believe that there are any new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-32

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, its revenue from its planned operations does not cover its operating expenses. Since inception, the Company has been engaged in financing activities and executing its business plan of operations and incurring costs and expenses related to developing products and market identity, obtaining inventory, preparing for public product launch and ultimately selling products. As a result, the Company incurred net income (losses) for the nine months ended September 30, 2021, and 2020 of ($4,890,090) and ($3,283,578), respectively. The Company’s accumulated deficit was ($25,760,803) as of September 30, 2021, and ($20,870,713) as of December 31, 2020. The Company’s working capital deficit was ($3,338,820) as of September 30, 2021, and a deficit of ($4,726,654) as of December 31, 2020. In addition, the Company’s development activities since inception have been sustained through equity and debt financing and the deferral of payments on accounts payable and other expenses.

The ability of the Company to continue as a going concern is dependent upon its ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. Management believes holders of its warrants will execute their outstanding warrants generating investment capital for the Company. As of September 30, 2021, there are 54,445,663 warrants with an exercise price of $0.10 per share, 500,000 warrants with an exercise price of $0.50 per share and 275,000 warrants with an exercise price of $1.00 per share. Management is also in discussion with several investment banks and broker dealers regarding the initiation of a capital campaign.

Management believes sufficient funding can be secured through the obtaining of loans, as well as future offerings of its preferred and Common Stock to institutional and other financial sources. However, no assurance can be given that the Company will obtain this additional working capital, or if obtained, that such funding will not cause substantial dilution to its stockholders. If the Company is unable to secure such additional funds from these sources, it may be forced to change or delay its business plan rollout.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 - INVENTORY AND DEPOSITS

Inventory and deposits include the following:

	September 30, 2021 (unaudited)	December 31, 2020 (audited)

Inventory - Finished goods	$687,830	$681,709
Inventory deposits	76,685	141,164
	764,515	822,873
Less: Reserve for excess and obsolete	-	-
Net inventory and deposits	$764,515	$822,873

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment include the following:

	September 30, 2021 (unaudited)	December 31, 2020 (audited)

Marketing equipment	$32,261	$32,261
Vehicles	277,886	277,886
	310,147	310,147
Less: Accumulated depreciation	(308,348)	(304,881)
Net property and equipment	$1,799	$5,266

F-33

For the nine months ended September 30, 2021, and 2020 the Company recognized $2,744 and $31,014 in depreciation expense, respectively. The Company depreciated these assets over a period of sixty (60) months which has been deemed their useful life. In January 2016, the Company acquired three vehicles from related parties and assumed the debt secured by the vehicles as described at Note 7 – Notes Payable. Accordingly, the recorded cost of each vehicle is the amount of debt assumed under each related loan, or a total of $277,886.

NOTE 5 – RELATED PARTY NOTE PAYABLE AND RELATED PARTY TRANSACTIONS

For the year ended December 31, 2016, the Company received loans from Charles A. Ross, the Company’s Chief Executive Officer (“CEO”), totaling $221,155. The balance on December 31, 2020 was $4,526. During the nine months ended September 30, 2021, the company received an additional $2,000 and repaid $0 of these loans resulting in a balance on September 30, 2021 of $6,526. These loans are due on demand and carry no interest.

During the year ended December 31, 2018, the Company entered into several convertible debt instruments with stockholders in the amount of $270,000, for a total of $345,000. Since public trading of the Company’s common stock began in 2018, the Company determined a Beneficial Conversion Discount, which is when the conversion price of a convertible instrument is below the per share fair value of the underlying stock into which it is convertible, of $270,000 applied to the 2018 sales the Convertible Debentures (as defined in Note 8 below). The discount reduced the liability balance of the debentures to $0 when the debentures were issued and recorded the proceeds of the sale as Additional paid in Capital. The discount was amortized over the three-year term of the debentures. During the three months ended September 30, 2021, debentures with a face amount of $205,000 plus accrued interest was converted to equity. The discounted balance of Convertible Debentures as of September 30, 2021 was $0.

During the year ended December 31, 2018, holders of convertible debentures exercised their rights to convert the debt of $2,060,000 and accrued interest of $280,529 to 4,681,058 shares of Common Stock. Of the total amount borrowed under the convertible debt and exercise of warrants, $2,664,787 was loaned to American Rebel, Inc., the Company’s former majority stockholder and now the Company’s wholly owned subsidiary, as a working capital loan to pay its operating expenses including legal, accounting, product development, brand expansion, and marketing costs. This loan is eliminated in consolidation.

During the current year through September 30, 2021, the Company entered into a Bridge Loan Agreement dated April 9, 2021, with Ronald Smith, our Chief Operating Officer. The Bridge Loan Agreement bears 8% interest per annum and matures in 180 days. If the Company fails to raise at least $2,000,000 of additional capital through a capital campaign, then the maturity date shall be extended by thirty-six (36) months. Mr. Smith received 2,000,000 warrants to purchase the same number of shares of common stock of the Company at $0.10 per share with an exercise period of five years.

During the current year through September 30, 2021, our COO, Mr. Smith, advanced $100,000 to our primary manufacturer to purchase raw materials for our products that are being manufactured. $50,000 has been repaid to Mr. Smith with an outstanding balance remaining of $50,000.

During the current year through September 30, 2021, a greater than 5% shareholder of the Company has received 2,740,000 shares of common stock of the Company as interest due on an outstanding note.

Charles A. Ross, Jr. serves as the Company’s CEO. Compensation for Mr. Ross was $61,332 and $110,750, respectively for the nine months ended September 30, 2021, and 2020. Mr. Ross received 6,898,242 shares of common stock of the Company during the current year through September 30, 2021.

Doug Grau serves as the Company’s President. Compensation for Mr. Grau was $70,000 and $70,000, respectively for the nine months ended September 30, 2021, and 2020. Mr. Grau received 6,898,241 shares of common stock of the Company during the current year through September 30, 2021. $43,211 is owed to Mr. Grau by the Company as unpaid expense reimbursements and $132,000 is owed to Mr. Grau in unpaid compensation.

NOTE 6 – NOTES PAYABLE – NON-RELATED PARTIES

Effective January 1, 2016, the Company acquired three vehicles from various related parties in exchange for the assumption of the liabilities related to those vehicles. The liabilities assumed are as follows on September 30, 2021 and December 31, 2020.

	September 30,	December 31,
	2021	2020
	(unaudited)	(audited)
Loan secured by a tour bus, payable in monthly payments of $2,710 including interest at 12% per annum through September 2020.	$12,939	$15,649

Total recorded as current liability	$12,939	$15,649

Current and long-term portion. Total loan balance is reported as current because loans are past due, become due within one year or are expected to be repaid within one year.

NOTE 7 – NOTES PAYABLE – WORKING CAPITAL

During the nine months ending September 30, 2021, the Company and the Company’s wholly owned operating subsidiary completed the sale of additional short-term notes under similar terms in the additional principal amount totaling $2,169,100. The notes are secured by a pledge of the Company’s assets. These short-term working capital notes mature in 30-360 days. In connection with these notes, the Company issued 600,000 shares of its common stock and 17,333,333 warrants to purchase common stock. The fair value of these share incentives was calculated to be $1,090,696. The fair value of the share incentives was recorded as a discount to the notes payable and the discount was amortized over the term of those agreements to interest expense using the straight-line method that approximates the effective interest method. Interest expense recorded as a result of amortization of discount for the nine months ended September 30, 2021, is $839,434.

F-34

During the nine months ending September 30, 2021, the Company and the Company’s wholly owned operating subsidiary completed the conversion of short-term notes with a face value of $3,166,973 and accrued interest to 248,944 Preferred B Units with a fair value of $2,690,069, resulting in a Loss on Extinguishment of Debt of $725,723.

As of September 30, 2021, and December 31, 2020, the outstanding balance due on the working capital notes was $4,988,633 and $4,672,096, respectively.

NOTE 8 - CONVERTIBLE DEBENTURE – RELATED PARTY

Since September 16, 2016, the Company sold convertible debentures in the amount of $2,405,000 in the form of 12% three-year convertible term notes. Interest is accrued at an annual rate of 12% and is payable in Common Stock at maturity. Both principal and interest may be converted into Common Stock at a price of $0.50 per share after the passage of 181 days. The Company may redeem the debenture at its option or force conversion after Common Stock trades at a price in excess of $1.00 per share for five days. The Holder may force redemption after the Company raises $3 million dollars in equity. The holders of the convertible debentures were issued three-year warrants to purchase 2,405,000 shares of the Company’s Common Stock at $1.00 per share. As of December 31, 2020, the Company received $2,405,000 under this convertible debenture. In April and November 2018, debentures with face value of $2,060,000 plus accrued interest of $280,529 were converted into 4,681,058 shares of Common Stock. As of December 31, 2020, the Company had a face value of $345,000 due under this convertible debenture.

The convertible debenture holder, based on its agreement, with maturities beginning September 16, 2019, has the option to convert their principal and interest into 690,000 (plus 164,424 for accrued interest) shares of Common Stock. The fair value of the embedded beneficial conversion feature resulted in a discount to the convertible debenture – related party of $47,110 at December 31, 2020 and a discount of $2,110 at June 30, 2021.

During the year ended December 31, 2018, the Company sold Convertible Debentures in the amount of $270,000. Since public trading of the Company’s common stock began in 2018, the Company determined a beneficial conversion discount of $270,000 applied to the 2018 sales the Convertible Debentures. The discount reduced the liability balance of the Convertible Debentures to $0 when the Convertible Debentures were issued and recorded the proceeds of the sale as Additional paid in Capital. The discount was amortized over the three-year term of the Convertible Debentures. The discounted balance of the Convertible Debentures on September 30, 2021 was $0.

The Company analyzed the conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and fair value measurement under ASC 820 and determined that the beneficial conversion feature under the convertible debenture should be recorded as a discount to debt if market was more than the conversion feature.

The convertible debenture - related party is measured at fair value at the end of each reporting period or termination of the debenture agreement with the change in fair value recorded to earnings. The fair value of the embedded beneficial conversion feature did not result in a discount to the convertible debenture - related party. The discount if and when the Company has one will be amortized over the term of agreement or modification to the agreement to interest expense using the straight-line method that approximates the effective interest method.

The Company used the eight steps to determine fair value under ASC 820. (1) Identify the item to be valued and the unit of account. (2) Determine the principal or most advantageous market and the relevant market participants. (3) Select the valuation premise to be used for asset measurements. (4) Consider the risk assumptions applicable to liability measurements. (5) Identify available inputs. (6) Select the appropriate valuation technique(s). (7) Make the measurement. (8) Determine amounts to be recognized and information to be disclosed.

Fair value was determined by the market price of the Company’s publicly traded stock with no discount allowed. This was determined as of the effective date of the agreement entered convertible debenture - related party. The conversion price was then compared to fair value, determined by market price and the difference between the two multiplied by the number of shares that would be issued upon conversion. Since public trading of the Common Stock began in 2018, market price of the Company’s traded stock has ranged from $0.035 to $2.50 per share.

F-35

As of September 30, 2021, the outstanding balance due the Convertible Debentures holders was $0, including $0 in original issue discount or interest. All debentures had been converted.

NOTE 9 – EMBEDDED DERIVATIVES – FINANCIAL INSTRUMENTS

Since September 2016 the Company entered into a financial instrument, which consists of a convertible debenture, containing a conversion feature. Generally financial instruments are convertible into shares of the Company’s Common Stock; at prices that are either marked to the volume weighted average price of the Company’s publicly traded stock or a static price determinative from each financial instrument agreement. These prices may be at a significant discount to market as determined overall by the volume weighted average price of the Company’s publicly traded Common Stock. The Company for all intent and purposes considers these discounts to be fair market value as would be determined in an arm’s length transaction with a willing buyer and the restrictive nature of the Common Stock issued, unless issued pursuant to a registration or some other registered shares with the SEC.

The Company accounts for the fair value of the conversion feature in accordance with ASC 815-15, Derivatives and Hedging; Embedded Derivatives, which requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt and original issue discount notes payable. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component in its results of operations. The Company valued the embedded derivatives using eight steps to determine fair value under ASC 820. (1) Identify the item to be valued and the unit of account. (2) Determine the principal or most advantageous market and the relevant market participants. (3) Select the valuation premise to be used for asset measurements. (4) Consider the risk assumptions applicable to liability measurements. (5) Identify available inputs. (6) Select the appropriate valuation technique(s). (7) Make the measurement. (8) Determine amounts to be recognized and information to be disclosed.

The fair value of the conversion feature of the financial instrument as of September 30, 2021, was $0. The Company did not record any expense associated with the embedded derivatives at September 30, 2021. No embedded derivative expense was realized as there was no change in the conversion price.

NOTE 10 – INCOME TAXES

On September 30, 2021 and December 31, 2020, the Company had a net operating loss carryforward of $25,760,803 and $20,870,713, respectively, which begins to expire in 2034.

Components of net deferred tax asset, including a valuation allowance, are as follows:

	September 30, 2021 (unaudited)	December 31, 2020 (audited)
Deferred tax asset:
Net operating loss carryforward	$5,409,769	$4,382,850
Total deferred tax asset	5,409,769	4,382,850
Less: Valuation allowance	(5,409,769)	(4,382,850)
Net deferred tax asset	$-	$-

Valuation allowance for deferred tax assets as of September 30, 2021, and December 31, 2020 was $5,409,769 and $4,382,850, respectively. In assessing the recovery of the deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not deferred tax assets will not be realized as of September 30, 2021, and December 31, 2020, and recognized 100% valuation allowance for each period.

F-36

Reconciliation between the statutory rate and the effective tax rate for both periods and as of December 31, 2020:

Federal statutory rate	(21.0)%
State taxes, net of federal benefit	(0.0)%
Change in valuation allowance	21.0%
Effective tax rate	0.0%

NOTE 11 – SHARE CAPITAL

The Company is authorized to issue 600,000,000 shares of its $0.001 par value Common Stock and 10,000,000 shares of its $0.001 par value preferred stock.

Common Stock

On April 9, 2021, in connection with a $1,000,000 bridge loan, the Company issued Ronald A. Smith, our COO and chairman, a warrant to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.10 per share with a five-year term.

On April 9, 2021, the Company entered into two employment agreements with recently appointed officers, whereby it agreed to issue 8,750,000 shares of Common Stock to such officers. In addition, the Company entered into amendments to the current employment agreements with its Chief Executive Officer and President, whereby it agreed to issue 8,000,000 shares of Common Stock.

On April 20, 2021, the Company issued 150,000 shares of Common Stock in return for services rendered.

On April 22, 2021, the Company entered into a settlement agreement with a current debt holder, whereby the Company agreed to repay the $151,688 balance owing on the note owed to such holder with a cash payment of $50,000 and the issuance of 2,000,000 shares of Common Stock, with a stated value of $100,688.

On June 11, 2021, the Company sold 10,000 units at $7 per unit consisting of 10,000 shares of Series B Preferred Stock and 1,000,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10 to an accredited investor.

On June 14, 2021, the Company sold 5,000 units at $7 per unit consisting of 5,000 shares of Series B Preferred Stock and 500,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10 to an accredited investor.

On June 14, 2021, a holder of various outstanding notes converted outstanding principal and interest to 42,658 units at $7 per unit consisting of 42,658 shares of Series B Preferred Stock and 4,265,800 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10.

On June 15, 2021, a holder of various outstanding notes converted outstanding principal and interest to 57,143 units at $7 per unit consisting of 57,143 shares of Series B Preferred Stock and 5,714,300 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10.

On June 15, 2021, a holder of an outstanding note converted outstanding principal and interest to 75,143 units at $7 per unit consisting of 75,143 shares of Series B Preferred Stock and 7,514,300 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10.

On June 18, 2021, the Company sold 28,572 units at $7 per unit consisting of 28,572 shares of Series B Preferred Stock and 2,857,200 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10 to an accredited investor.

F-37

On June 21, 2021, a holder of an outstanding note converted a portion of outstanding principal to 50,000 units at $7 per unit consisting of 50,000 shares of Series B Preferred Stock and 5,000,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10.

On June 28, 2021, the Company sold 5,000 units at $7 per unit consisting of 5,000 shares of Series B Preferred Stock and 500,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10 to an accredited investor.

On June 29, 2021, a holder of an outstanding note converted outstanding principal and interest to 16,000 units at $7 per unit consisting of 16,000 shares of Series B Preferred Stock and 1,600,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10.

On June 29, 2021, a holder of an outstanding note converted outstanding principal and interest to 8,000 units at $7 per unit consisting of 8,000 shares of Series B Preferred Stock and 800,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10.

On June 30, 2021, the Company sold 15,000 units at $7 per unit consisting of 15,000 shares of Series B Preferred Stock and 1,500,000 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10 to an accredited investor.

On June 30, 2021, the Company sold 7,143 units at $7 per unit consisting of 7,143 shares of Series B Preferred Stock and 714,300 three-year warrants to purchase 1 share of Common Stock per warrant at $0.10 to an accredited investor.

On June 30, 2021 and December 31, 2020, there were 96,027,242 and 72,807,929 shares of Common Stock issued and outstanding, respectively; and 319,659 and 0 shares of Series B preferred stock issued and outstanding, respectively.

On July 21, 2021, the Company issued 1,220,000 shares of common stock as interest payments on an outstanding note.

On July 22, 2021, the Company issued 1,300,000 shares of common stock as a component of a note payable.

On July 26, 2021, the Company filed a Certificate of Designation and Amendment with the Nevada Secretary of State to increase the number of shares constituting the Series B Convertible Preferred Stock from 250,000 to 350,000.

On July 26, 2021, the Company sold 7,500 units at $7 per unit consisting of 7,500 shares of Series B Preferred Stock and 750,000 three-year warrants to purchase 1 share of common stock per warrant at $0.10 to an accredited investor by subscription agreement.

On July 29, 2021, the Company issued 800,000 shares of common stock as a conversion of Series B Preferred Stock.

On July 30, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 753,242 shares of common stock to Rocco LaVista, our VP of Business Development, for services.

On August 3, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 753,242 shares of common stock to Charles A. Ross, Jr., our CEO, for services.

On August 4, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 753,241 shares of common stock to Doug E. Grau, our President, for services.

On August 12, 2021, the Company issued 310,000 shares of common stock as an interest payment on an outstanding note.

On August 18, 2021, the Company issued 4,265,800 shares of common stock as a conversion of Series B Preferred Stock.

On September 3, 2021, the Company issued 34,489 shares of Common Stock as a component of a note.

On September 8, 2021, the Company issued 310,000 shares of common stock as an interest payment on an outstanding note.

On September 21, 2021, the Company issued 100,000 shares of common stock as a component of a note.

On September 21, 2021, the Company issued 500,000 shares of common stock as a component of a note.

On September 30, 2021, the Company issued 125,000 shares of common stock as a component of a note extension.

On September 30, 2021, the Company issued 300,000 shares of common stock as an interest payment on an outstanding note.

On September 30, 2021, the Company issued 2,759,321 shares of common stock as an interest payment on outstanding notes.

On September 30, 2021 and December 31, 2020, there were 120,508,194 and 72,807,929 shares of common stock issued and outstanding, respectively; and 276,501 and 0 shares of Series B preferred stock issued and outstanding, respectively.

NOTE 12 – WARRANTS AND OPTIONS

As of September 30, 2021, there were 55,220,633 warrants issued and outstanding. As of December 31, 2020, there were 3,395,000 warrants outstanding to acquire additional shares of Common Stock.

The Company evaluates outstanding warrants as derivative liabilities and will recognize any changes in the fair value through earnings. The Company determined that the Warrants have an immaterial fair value on September 30, 2021. The warrants do not trade in a highly active securities market, and as such, the Company estimated the fair value of these Common Stock equivalents using Black-Scholes and the following assumptions:

Expected volatility was based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods. The Company believes this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term which due to their maturity period as expiry, it was three years. The Company had no reason to believe future volatility over the expected remaining life of these Common Stock equivalents was likely to differ materially from historical volatility. Expected life was based on three years due to the expiry of maturity. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the Common Stock equivalents.

	September 30, 2021 (unaudited)	December 31, 2020 (audited)

Stock Price	$.06345	$0.104
Exercise Price	$0.10	$0.26
Term (expected in years)	3.0	4.73
Volatility	203.44%	259.2%
Annual Rate of Dividends	0.0%	0.0%
Risk Free Rate	1.55%	0.18%

F-38

Stock Purchase Warrant

The following table summarizes all warrant activity for the year ended December 31, 2020, and the nine months ended September 30, 2021.

	Shares	Weighted-Average Exercise Price Per Share	Remaining term	Intrinsic value

Outstanding and Exercisable at December 31, 2019	2,420,000	$0.61	.23 years	-
Granted	2,550,000	$0.12	4.23 years	-
Exercised			-	-
Expired	(1,575,000)	-	-	-
Outstanding and Exercisable at December 31, 2020	3,395,000	$0.26	4.00 years	-
Granted	51,945,633	$0.10	2.04 years-	-
Exercised	-	-	-	-
Expired	(120,000)	-	-	-
Outstanding and Exercisable on September 30, 2021	55,220,633	$0.11	1.92 years	-

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Rental Payments under Non-cancellable Operating Leases

The Company has a lease for a sales office and showroom in Lenexa, Kansas which expires in January 2026, and an annually renewable lease for manufacturing and warehouse space in Chanute, Kansas. The following is a schedule, by year, of the future minimum rental payments under the lease:

Year ended December 31,

2021	158,029
2022	72,638
2023	74,112
2024	75,362
2025	76,390
Subsequent	19,162
Total	$475,693

Rent costs totaled approximately $138,271 and $106,086 for nine-month periods ended September 30, 2021, and 2020, respectively.

F-39

NOTE 14 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred after the balance sheet date of September 30, 2021, through the date the financial statements were issued and determined that there were the following subsequent events:

On October 25, 2021, the Company issued 1,071,429 shares of Common stock and 1,071,429 three-year warrants to purchase Common stock for $0.10 for an investment of $75,000 to an accredited investor.

On October 29, 2021, the Company issued 1,180,000 shares of common stock as an interest payment on an outstanding note.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 500,000 shares of common stock to a financial consultant of the Company for services.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 500,000 shares of common stock to a legal consultant of the Company for services.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 500,000 shares of common stock to a consultant of the Company for services.

On February 3, 2022, multiple Series B Convertible Preferred shareholders converted 201,358 shares of Series B Convertible Preferred Stock to 20,135,800 shares of Common Stock of the Company.

On February 3, 2022, the Company converted two outstanding notes into 522,309 shares of Common Stock of the Company to be issued after the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the offering.

F-40

2,530,121 Units

Each Unit Consisting of One Share of Common Stock and

One Warrant to Purchase Common Stock

PROSPECTUS

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

February 4, 2022

Until March 1, 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.